Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

QEP FIELD SERVICES COMPANY,

AS SELLER,

AND

TESORO LOGISTICS LP,

AS PURCHASER

October 19, 2014

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Section 12.14	Time of Essence	60
Section 12.15	Severability	60
Section 12.16	Confidentiality of Agreement	60

APPENDICES:

Appendix A		Definitions

EXHIBITS:

Exhibit A	-	Financial Statements
Exhibit B	-	Form of Resignation
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Capital Expenditures
Exhibit E	-	Form of Conveyance Documents
Exhibit F	-	Form of Parent Guaranty

SCHEDULES:

Schedule 2.2		Vermillion and UBFS Allocated Values
Schedule 2.		Illustrative Calculation of Aggregate Adjustment
Schedule 3.		Seller Knowledge Individuals
Schedule 3.		Approvals
Schedule 4.		Existence and Qualification
Schedule 4.		Company Consents
Schedule 4.		Capitalization
Schedule 4.		Subsidiaries
Schedule 4.		Litigation
Schedule 4.6		Financial Statements
Schedule 4.7		Absence of Certain Changes
Schedule 4.8		Taxes
Schedule 4.9		Permits
Schedule 4.10(a)(i)		Contracts – Indentures, Mortgages, Loans or Similar Contracts
Schedule 4.10(a)(ii)		Contracts – Hedges
Schedule 4.10(a)(iii)		Contracts – Guarantees
Schedule 4.10(a)(iv)(A)		Contracts – Revenue-Side Contracts
Schedule 4.10(a)(iv)(B)		Contracts – Expense-Side Contracts
Schedule 4.10(a)(v)		Contracts – Indemnities Outside Ordinary Course of Business
Schedule 4.10(a)(vi)		Contracts – Contracts that May Limit Competition in a Geographic Area
Schedule 4.10(b)		Contracts – Validity & Validity at Closing
Schedule 4.10(c)		Contracts – Bonds, Letters of Credit, Guarantees
Schedule 4.11		Environmental Matters
Schedule 4.12(a)		Regulatory Matters – NGA, NGPA & ICC
Schedule 4.12(b)		Regulatory Matters – Jurisdictional Status
Schedule 4.12(c)		Regulatory Matters – Material Licenses, Permits, Etc.
Schedule 4.13		Intellectual Property
Schedule 4.15		Sufficiency of Assets
Schedule 4.17(a)		Real Property Assets – Owned Real Property
Schedule 4.17(b)		Real Property Assets – Leased Real Property
Schedule 4.17(c)		Real Property Assets – Easements
Schedule 4.17(e)		Real Property Assets – Plants & Pipelines – Gaps and Continuity
Schedule 4.19(a)		Insurance – Policies
Schedule 4.19(b)		Insurance – Invalid Policies

Schedule 4.21	Employee Benefit Plans
Schedule 4.24	Transactions with Interested Persons
Schedule 4.25	Liabilities Since Balance Sheet Date
Schedule 5.5	Purchaser Knowledge Individuals
Schedule 6.11(e)	Deferred Compensation Plan Participants
Schedule 6.11(i)	Severance Benefits
Schedule 6.12	Affiliate Arrangements
Schedule 6.22	Existing Litigation Matters
Schedule 8.2(f)	Resignations
Schedule A-1	Business Employee Claim

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated as of October 19, 2014 (the “Execution Date”), by and between QEP Field Services Company, a Delaware corporation and wholly-owned subsidiary of QEP Resources, Inc. (“Seller”), and Tesoro Logistics LP, a Delaware limited partnership (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Seller owns 100% of the issued and outstanding membership interests (the “Membership Interests”) in QEP Field Services, LLC, a Delaware limited liability company (the “Acquired Company”).

B. Seller desires to sell, and Purchaser desires to acquire, all of the Membership Interests upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day.

ARTICLE 2

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser the Membership Interests, and Purchaser agrees to purchase, acquire and accept the Membership Interests.

Section 2.2 Purchase Price. The aggregate consideration to be paid by Purchaser for the Membership Interests (the “Purchase Price”) shall be equal to (a) two billion five hundred million Dollars ($2,500,000,000), (the “Base Purchase Price”), plus (b) the Aggregate Adjustment as finally determined pursuant to and at the time provided under Section 2.4, minus (c) an amount equal to the allocated value of the Vermillion Processing Plant as set forth on Schedule 2.2 (the “Vermillion Allocated Value”) if the Vermillion Processing Plant is excluded from this transaction pursuant to Section 6.16. The Estimated Cash Purchase Price shall be paid as provided in Section 8.3(a).

Section 2.3 Closing Estimates. At least three Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) containing Seller’s good faith estimate of the Estimated Aggregate Adjustment, together with a reasonably detailed computation of such estimate. Attached hereto as Schedule 2.3 is an illustrative calculation of the Aggregate Adjustment as of the Balance Sheet Date as if the Balance Sheet Date were the Closing Date. The Estimated Aggregate Adjustment shall be prepared in accordance with the illustrative calculation included on Schedule 2.3 using the same methodologies, practices, policies and judgments as were used in the preparation of the Financial Statements, except as otherwise provided in this Agreement, including Schedule 2.3, or as otherwise mutually agreed by the Parties in writing.

Section 2.4 Post-Closing Purchase Price Reconciliation.

(a) As soon as reasonably practicable following the Closing Date, and in any event within 90 days thereafter, Purchaser shall deliver to Seller a closing statement (the “Closing Statement”), setting forth Purchaser’s good faith calculation of the Aggregate Adjustment. Purchaser shall prepare the Closing Statement and the Aggregate Adjustment in accordance with the illustrative calculation included on Schedule 2.3 using the same methodologies, practices, policies and judgments as were used in the preparation of the Financial Statements, except as otherwise provided in this Agreement, including Schedule 2.3, or as otherwise mutually agreed by the Parties in writing.

(b) Within 30 days after Seller’s receipt of the Closing Statement, Seller shall notify Purchaser in writing whether Seller agrees or disagrees with the Closing Statement. If Purchaser does not receive such notice within such 30-day period, it shall be deemed that Seller has accepted the Closing Statement with respect to all items set forth therein as of the expiration of such 30-day period. If Seller accepts (or is deemed to accept, as provided in the immediately preceding sentence) the Closing Statement, Purchaser or Seller, as appropriate, shall, within five Business Days of such acceptance (or deemed acceptance), make the following adjustments: (i) if the Aggregate Adjustment is greater than the Estimated Aggregate Adjustment, Purchaser shall pay to Seller such excess in cash (by means of federal funds wire or interbank transfer in immediately available funds), or (ii) if the Aggregate Adjustment is less than the Estimated Aggregate Adjustment, Seller shall pay to Purchaser such difference in cash (by means of federal funds wire or interbank transfer in immediately available funds). In the event that any payment required by this Section 2.4(b) is not made by the appropriate Party when due pursuant to the terms of this Section 2.4(b), such payment shall accrue interest from the date such payment was due at the lesser of (A) 5% per annum and (B) the maximum rate permitted by applicable Law. The due date for such payment shall be either (y) if Seller accepts (or is deemed to accept) the Closing Statement pursuant to this Section 2.4(b), the end of the five-day period provided for in this Section 2.4(b) after Seller’s acceptance (or deemed acceptance) or (z) if Seller timely notifies Purchaser that Seller disagrees with Purchaser’s calculation of the Aggregate Adjustment, the end of the five-day period provided for in Section 2.4(d).

(c) If Seller notifies Purchaser within the time period set forth in Section 2.4(b) that Seller disagrees with Purchaser’s calculation of the Aggregate Adjustment set forth in the Closing Statement, the notice delivered by Seller pursuant to Section 2.4(b) (a “Seller Notice of Disagreement”) shall specify Seller’s calculation of the Aggregate Adjustment and shall specify in reasonable detail the items or amounts as to which Seller disagrees and the nature and extent of such disagreement. Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the Aggregate Adjustment. Purchaser and Seller shall have a period of 30 days from Purchaser’s receipt of the Seller Notice of Disagreement to resolve any disagreement specified therein. Any disputed amounts that cannot be agreed to by the Parties within 30 days after Purchaser’s receipt of the Seller Notice of Disagreement shall be determined by KPMG LLP (the “Accounting Firm”). The determination by the Accounting Firm (or any other accounting firm designated by the Accounting Firm as set forth below) shall be completed within 60 days after such assignment is given to and accepted by the Accounting Firm and shall be final and binding on Seller and Purchaser. If for any reason the Accounting Firm is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm that is not the primary accounting firm for any of Seller, Purchaser or their respective Affiliates, selected by the Accounting Firm. Purchaser agrees that it will cause the Acquired Company to, and Purchaser and Seller agree that they will use their Commercially Reasonable Efforts to cause their respective independent accountants to, cooperate and assist in the preparation of the conduct of the audits and reviews referred to in this Section 2.4(c), including the making available to the extent necessary of books, records, work papers and personnel. The fees and expenses payable to the Accounting Firm (or any other accounting firm designated by the Accounting Firm) in connection with determining the difference, if any, in the Aggregate Adjustment set forth in the Closing Statement as finally determined pursuant to this Section 2.4(c) (the “Final Adjustment Amount”) shall be split equally between Purchaser and Seller.

(d) Within five Business Days of the date on which the last disputed item required to determine the Final Adjustment Amount is resolved by the Accounting Firm or otherwise agreed to by Purchaser and Seller, Purchaser or Seller, as appropriate, shall make the payments described in Section 2.4(b) hereof.

Section 2.5 Allocation of Purchase Price. Not later than 90 days after the Closing, Seller shall deliver to Purchaser a statement (the “Allocation Statement”), allocating the Purchase Price (plus the liabilities of the Acquired Company and the Acquired Subsidiaries to the extent properly taken into account under Section 1060 of the Code) among the Assets and the Equity Interests in the Acquired Subsidiaries in accordance with Section 1060 of the Code. If, within 30 days after the delivery of the Allocation Statement, Purchaser notifies Seller in writing that Purchaser objects to the allocation set forth in the Allocation Statement, Purchaser and Seller shall use Commercially Reasonable Efforts to resolve such dispute within 30 days. In the event that Purchaser and Seller are unable to resolve such dispute within 30 days, Purchaser and Seller shall jointly retain KPMG LLP (the “Tax Allocation Referee”) to resolve the disputed items. Notwithstanding anything to the contrary herein, Purchaser and Seller (and the Tax Allocation Referee, if applicable) shall resolve all disputed items no later than thirty (30) days after retaining the Tax Allocation Referee. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The fees and expenses payable to the Tax Allocation Referee shall be split equally between Purchaser and Seller. Seller and Purchaser agree to (a) be bound by the Allocation Statement and (b) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with a federal income Tax Return for the taxable year that includes the date of the Closing) except as otherwise required by applicable Law. Neither Purchaser nor Seller shall agree to any proposed adjustment to the Allocation Statement by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation Statement, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Allocation Statement. Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Form 8594.

Section 2.6 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. If Purchaser determines that any such deduction or withholding is required in respect of any payment payable pursuant to this Agreement, Purchaser shall provide Seller with written notice prior to the date of the applicable payment, shall reasonably cooperate with Seller to mitigate any such requirement to the extent permitted by Law and, if any deduction or withholding is necessary, shall provide Seller with a receipt from the applicable Taxing authority documenting the remittance of such deduction or withholding under the Code or any such Law, if available, as soon as reasonably practicable after the date of such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1 Generally.

(a) Any representation or warranty in this Article 3 or elsewhere that is qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to the information actually known by the individuals listed in Schedule 3.1.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.

(c) Subject to the foregoing provisions of this Section 3.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller represents and warrants the matters set out in Section 3.2 through Section 3.9, as of the date hereof and as of the Closing Date.

Section 3.2 Title to Membership Interests. Seller has good, valid, and marketable title to, and is the record and beneficial owner of, all of the Membership Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities laws. Upon consummation of the transactions contemplated hereby, Purchaser will acquire good, valid, and marketable title to all of the Membership Interests, free and clear of all Liens, other than those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates. The Membership Interests constitute 100% of the Equity Securities in the Acquired Company.

Section 3.3 Existence and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the Assets owned or used by it makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction Documents, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and the Transaction Documents will be duly executed and delivered by Seller) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of Purchaser) constitutes, and at Closing the Transaction Documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.5 No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller, and the transactions contemplated by this Agreement and the Transaction Documents, will not (a) violate any provision of the Governing Documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Permit or other agreement to which Seller is a party, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, or (d) assuming all applicable requirements under the HSR Act have been met, violate any Laws applicable to Seller or the Assets, except any matters described in clause (b) above that would not have a Material Adverse Effect.

Section 3.6 Litigation. There are no Proceedings pending or, to the knowledge of Seller, threatened before any Governmental Body or arbitrator against Seller that are reasonably likely to materially impair Seller’s ability to perform its obligations under this Agreement or any of the Transaction Documents.

Section 3.7 Liability for Brokers’ Fees. None of Purchaser, the Acquired Company or the Acquired Subsidiaries shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 3.8 Approvals. Except in connection with the HSR Act or as set forth in Schedule 3.8, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by Seller in connection with the execution, delivery or performance by Seller of this Agreement, the Transaction Documents and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

Section 3.9 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to the knowledge of Seller, threatened against Seller.

Section 3.10 Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, INCLUDING THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(B), (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (B) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED

COMPANY

Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

Section 4.1 Existence and Qualification. The Acquired Company is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to conduct the Business as it is now being conducted and to own, lease and operate its properties and assets, including the Assets following the Initial Conveyance. The Acquired Company is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the Assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary (which jurisdictions are identified on Schedule 4.1), except in those jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has previously delivered to Purchaser true, correct and complete copies of the Governing Documents for the Acquired Company. Such Governing Documents are in full force and effect and no other Governing Documents are applicable to or binding upon the Acquired Company. The Acquired Company is not currently in violation of any provision of its Governing Documents. No Proceedings to dissolve the Acquired Company are pending, or to the knowledge of Seller, threatened.

Section 4.2 No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller, and the transactions contemplated by this Agreement and the Transaction Documents, will not (a) violate any provision of the Acquired Company’s Governing Documents or the Governing Documents of any of the Acquired Subsidiaries, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, Permit or other agreement to which the Acquired Company or any of the Acquired Subsidiaries is a party or which affects the Assets or the Membership Interests, (c) violate any judgment, order, ruling or decree applicable to the Acquired Company or any of the Acquired Subsidiaries as a party in interest, (d) assuming all of the consents set forth on Schedule 4.2 have been obtained (the “Company Consents”), be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation, amendment, modification, or acceleration) under any Company Contract, Company Lease or Easement Document, (e) except in connection with the HSR Act, require the consent or approval of any Governmental Body, or notice to, or declaration, filing or registration with, any Governmental Body, under any applicable Law, or (f) assuming all applicable requirements under the HSR Act have been met, violate any Laws applicable to the Acquired Company, any of the Acquired Subsidiaries or the Assets, except any matters described in clauses (b), (d) or (e) above that would not have a Material Adverse Effect.

Section 4.3 Capitalization. Schedule 4.3 accurately sets forth the equity ownership interests in the Acquired Company. Seller is the direct owner, holder of record, and beneficial owner of the Membership Interests free and clear of all Liens, restrictions on transfer or other encumbrances other than those arising pursuant to or described in this Agreement, applicable securities Laws or Schedule 4.3 and, without limiting the generality of the foregoing, none of the Membership Interests are subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of the Acquired Company, other than the Governing Documents of the Acquired Company or as set forth on Schedule 4.3. When transferred to Purchaser at Closing, the Membership Interests will be owned by Purchaser free and clear of all Liens. The Membership Interests are duly authorized, validly issued, fully paid and nonassessable, except as provided in Section 18-303, 18-607 or 18-804 of the Delaware Limited Liability Company Act (the “DLLCA”), and constitute all of the outstanding Equity Securities of the Acquired Company. Except as set forth on Schedule 4.3, the Acquired Company has not granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of the Acquired Company. There are no outstanding contractual obligations of the Acquired Company to repurchase, redeem or otherwise acquire any Equity Interest.

Section 4.4 Subsidiaries.

(a) Each Acquired Subsidiary is a limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority and all licenses, authorizations, Permits, consents and approvals necessary to conduct the Business as it is now being conducted and to own, lease and operate the Assets owned or used by it, except for those licenses, authorizations, Permits, consents and approvals the absence of which would not have a Material Adverse Effect. Each Acquired Subsidiary is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the Assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect. Each Acquired Subsidiary (including the amount or percentage of the Acquired Company’s and any other Acquired Subsidiary’s direct ownership in each Acquired Subsidiary following the Initial Conveyance) and their respective jurisdictions of organization and qualification is identified on Schedule 4.4. Except as set forth in Schedule 4.4, the Acquired Company and the Acquired Subsidiaries do not, directly or indirectly, own any Equity Securities in any other Person.

(b) Except as disclosed in Schedule 4.4, all of the outstanding membership interests, limited partnership interests or other Equity Interests of each Acquired Subsidiary will be owned by the Acquired Company following the Initial Conveyance, directly or indirectly, free and clear of all Liens. Except as disclosed in Schedule 4.4, none of the Acquired Subsidiaries have granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of such Acquired Subsidiary. All outstanding membership interests, limited partnership interests or other Equity Interests of each Acquired Subsidiary that will be conveyed, assigned and transferred to the Acquired Company in connection with the Initial Conveyance have been duly authorized and validly issued, are fully paid and nonassessable, except as provided in Sections 18-303, 18-607 or 18-804 of the DLLCA or Sections 17-303, 17-607 or 18-704 of the Delaware Revised Uniform Limited Partnership Act, Sections 17-29-405 and 17-29-406 of the Wyoming Limited Liability Company Act and Section 7-80-606 of the Colorado Limited Liability Company Act, as applicable, and were not issued in violation of, or (except as disclosed in Schedule 4.4) subject to, any preemptive rights or preferential rights of subscription or purchase of any other Person.

(c) None of the Equity Securities of the Acquired Subsidiaries are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of the Acquired Subsidiaries, other than the Governing Documents of the Acquired Subsidiaries or as set forth on Schedule 4.4. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any Equity Interest in any of the Acquired Subsidiaries.

Section 4.5 Litigation. Except as set forth on Schedule 4.5, no Proceedings are pending against, and to Seller’s knowledge, none have been threatened against, the Acquired Company, any of the Acquired Subsidiaries or the Assets.

Section 4.6 Financial Statements.

(a) Seller has previously delivered to Purchaser (i) unaudited, reviewed financial statements of Seller as of and for the three-month periods ended March 31, 2014 and March 31, 2013, and (ii) unaudited, reviewed financial statements of Seller as of and for the three and six-month periods ended June 30, 2014 and June 30, 2013. Each of the foregoing includes a balance sheet for the Seller as of March 31, 2014 and June 30, 2014 (the “Balance Sheets”) and the related statements of operations, statements of equity and statements of cash flows for the respective periods ended as of such dates (together with the Balance Sheets, the “Interim Financial Statements”). Seller has also previously delivered to Purchaser audited financial statements of Seller as of December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, which include (x) a balance sheet for Seller as of December 31, 2013 and December 31, 2012, and (y) the related statements of operations, statements of equity and statements of cash flows for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 (the “Year-End Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements delivered prior to the execution of this Agreement are attached hereto as Exhibit A.

(b) Except as set forth on Schedule 4.6, the Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the assets, liabilities, cash flows, and financial position of Seller or the Business, as applicable, as of the date set forth therein; provided, however, the Interim Financial Statements may not include all footnotes and disclosures required by GAAP and the Interim Financial Statements may not include all year-end adjustments required by GAAP.

(c) The Seller or its Affiliates have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects, (i) all transactions related to the Business are executed in accordance with management’s general or specific authorization, (ii) all transactions related to the Business are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied, and to maintain proper accountability for items and (iii) recorded accountability for items related to the Business is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since July 1, 2014, the Business has been conducted in the ordinary course of business consistent with past practice and there has not occurred any event, condition or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect. Except as set forth in Schedule 4.7 and except as expressly permitted by this Agreement, and without limiting the foregoing sentence, since July 1, 2014, Seller, the Acquired Company and the Acquired Subsidiaries have not:

(a) borrowed any money or incurred Debt, other than in the ordinary course of business consistent with past practice;

(b) sold, transferred, leased, licensed, assigned or otherwise disposed of any material Assets, other than with respect to Hydrocarbons, fixed assets or consumption in the ordinary course of business consistent with past practice;

(c) mortgaged, pledged or subjected any of the Assets to any Lien other than Permitted Liens;

(d) entered into any Company Contract or amended, modified or consented to the termination of any Company Contract, except in the ordinary course of business consistent with past practice;

(e) suffered any Casualty Loss not covered by insurance with a value in excess of $250,000, singly, or $500,000 in the aggregate;

(f) made any loans or advances to, or guarantees for the benefit of, any Person;

(g) other than in the ordinary course of business consistent with past practice, surrendered, canceled or waived any right or claim to the operation of the Business, including any leases, Permits or certifications relating to the operation of the Business that would, individually or in the aggregate, reasonably be expected to have a value or expense associated therewith in excess of $100,000, singly, or $250,000 in the aggregate;

(h) undertaken any change in accounting methods or practices, collection policies, pricing policies or payment policies;

(i) assumed, guaranteed, created or incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of $100,000, singly, or $250,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(j) instituted or settled any Proceeding in which equitable relief was sought or in which claimed damages exceeded $1,000,000;

(k) delayed, postponed or accelerated the payment of accounts payable or other liabilities;

(l) granted any increase in base compensation, bonuses or benefits or made any other change in employment terms of any of their respective officers or employees;

(m) merged into or with or consolidated with any other entity or acquired any of the business or assets of any person or entity;

(n) made any change in their respective Governing Documents;

(o) in respect of Taxes of the Acquired Company, the Acquired Subsidiaries, the Business or the Assets (i) made, changed or rescinded any material election in respect of Taxes, (ii) adopted or changed any material accounting method in respect of Taxes (other than changes required by applicable Law), (iii) amended any material Tax Return, or (iv) settled or compromised any material claim, notice, audit report or assessment in respect of Taxes;

(p) sold, transferred, assigned or issued any Equity Securities;

(q) made or committed to make any capital expenditures or capital additions other than as indicated or reserved for in Seller’s existing capital budget or in the event of an emergency as required in Seller’s or the Acquired Company’s discretion to preserve the Assets or the Business; or

(r) agreed, whether in writing or otherwise, to do or commit to do or effect any of the foregoing.

Section 4.8 Taxes. Except as set forth on Schedule 4.8, (a) all material Tax Returns that are required to be filed on or before the Closing Date by Seller (with respect to the Assets), the Acquired Company or any Acquired Subsidiary have been or will be duly and timely filed, taking into account all permitted extensions, and all such Tax Returns are true, complete, and correct in all material respects, (b) all Taxes of Seller (with respect to the Assets), the Acquired Company and the Acquired Subsidiaries (whether or not reflected on any Tax Return) that are due and payable have been paid in full, except for amounts that are being contested in good faith, (c) Seller (with respect to the Assets), the Acquired Company and the Acquired Subsidiaries do not have in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a Tax assessment or deficiency, (d) there are no pending or active audits or Proceedings involving material Taxes of Seller (with respect to the Assets), the Acquired Company or any Acquired Subsidiary, (e) there are no Liens for Taxes (other than Permitted Liens) on any of the Assets, (f) none of Seller (with respect to the Assets), the Acquired Company or any Acquired Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations), (g) the Acquired Company and the Acquired Subsidiaries have no liability for the Taxes of any Person (other than Taxes of the Acquired Company or any of the Acquired Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise, (h) all material Tax withholding and deposit requirements imposed on Seller (with respect to the Assets), the Acquired Company or any Acquired Subsidiary have been satisfied in full, (i) the Acquired Company is and has always been classified as an entity disregarded as separate from Seller for federal income tax purposes, and each Acquired Subsidiary is and has always been classified for federal income tax purposes as indicated next to its name on Schedule 4.4, and (j) each Acquired Subsidiary that is classified as a partnership for federal income tax purposes (i) has in effect an election under Section 754 of the Code and (ii) has elected to use the “remedial allocation method” described in Treasury regulations § 1.704-3(d) to eliminate any disparity between the book value and federal income tax basis of its properties.

Section 4.9 Compliance with Laws; Permits.

(a) Except as set forth in Schedule 4.9(a), the Acquired Company, the Acquired Subsidiaries and the Assets are in compliance in all material respects with all applicable Laws, and none of Seller, the Acquired Company or the Acquired Subsidiaries have received any written notice from any Governmental Body or any other Person that the Acquired Company, any Acquired Subsidiary or the Assets is in material violation of, or has materially violated, any applicable Laws. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards affecting the Acquired Company or any of the Acquired Subsidiaries or any of the Assets in any material respect.

(b) Seller has, and on the Closing Date, the Acquired Company and the Acquired Subsidiaries will have, in effect all material Permits reasonably necessary to own, lease or operate the Assets and to carry on the Business, in each case as now conducted, including those Permits that are listed in Schedule 4.9(b) (such Permits listed in Schedule 4.9(b) being the “Material Permits”), and except as listed on Schedule 4.9(b), there has occurred no uncured default under any Material Permit. Neither the execution and delivery of this Agreement or the Transaction Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any Material Permit.

Notwithstanding the foregoing, this Section 4.9 does not relate to Taxes or environmental Permits or other environmental matters.

Section 4.10 Contracts.

(a) Schedule 4.10(a) sets forth (identified by the clauses below) a complete and accurate list of all the following agreements to which the Acquired Company or any Acquired Subsidiary is, or following the Initial Conveyance will be, a party or by which any of them is or will be bound:

(i) any indenture, mortgage, loan, credit or similar contract under which the Acquired Company or any Acquired Subsidiary has borrowed money, issued any note, bond, indenture or other evidence of indebtedness for borrowed money or sold and leased back assets;

(ii) any Hedge;

(iii) any guarantee by the Acquired Company or any Acquired Subsidiary of any obligation of another (other than another Acquired Subsidiary);

(iv) any agreement that could require expenditures or generate revenues in the 12-month period ending after the Closing Date in excess of $500,000; provided, however, that the listing of an agreement on Schedule 4.10(a)(iv) is not a representation or warranty that the agreement will require such expenditures or generate such revenues in such period in excess of $500,000;

(v) any agreement of indemnification outside the ordinary course of business; and

(vi) any agreement that expressly limits, impedes, interferes with or restricts the ability of the Acquired Company or any Acquired Subsidiary to compete in or enter into or do any line of business in any geographic area.

The contracts, agreements and arrangements described in clauses (i) through (vi) of this Section 4.10(a) are collectively the “Company Contracts.”

(b) Except as set forth in Schedule 4.10(b), (i) all Company Contracts are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms and (ii) each Company Contract will continue to be valid and binding, in full force and effect and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement, including the Initial Conveyance, except in each case as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Seller, the Acquired Company and each Acquired Subsidiary, as the case may be, has performed all obligations required to have been performed and is not in breach or default under the respective Company Contracts, except for such breaches or defaults that would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no event has occurred, which after notice or lapse of time, or both, would constitute a material default by Seller, the Acquired Company or any Acquired Subsidiary or, to the knowledge of Seller, any other party to such Company Contract. Prior to the execution of this Agreement, Seller has furnished to Purchaser true, correct and complete copies of each Company Contract and all written amendments, waivers and modifications thereto.

(c) Schedule 4.10(c) sets forth all surety bonds, letters of credit, guaranties or similar arrangements, in each case relating to the Acquired Company, the Acquired Subsidiaries or the Assets (whether provided by Seller or any of its Affiliates).

Section 4.11 Environmental Matters. Except as to matters disclosed in Schedule 4.11 and except as to matters that would not reasonably be expected to have a Material Adverse Effect:

(a) (i) within the last three years, no written and pending notice, order, request for information, complaint or penalty has been received by Seller, the Acquired Company or any Acquired Subsidiary, and (ii) there are no judicial, administrative or other Third Party Proceedings pending or, to the knowledge of Seller, threatened, which, in the case of each of clauses (i) and (ii), allege a violation of Environmental Law or Environmental Liability by or of Seller, the Acquired Company or any Acquired Subsidiary for which they are responsible;

(b) Seller, the Acquired Company and the Acquired Subsidiaries are in compliance with Environmental Laws, have all Permits necessary for the operation of the Business in compliance with all applicable Environmental Laws, and are in compliance in all respects with the terms of such Permits;

(c) there are no written environmental reports prepared, by or on behalf of Seller or the Acquired Company, within the last three years that have not been delivered or made available through the electronic data room or otherwise provided to Purchaser prior to the date hereof, excluding any such reports containing information, the disclosure of which would constitute a waiver of attorney-client privilege or a waiver of rights as to attorney work product;

(d) no generation, treatment, storage, Release or threatened Release of any Hazardous Substances is occurring or within the last three years has occurred at any Real Property Asset or any other location that has resulted in or could reasonably be expected to result in any Environmental Liabilities for Seller, the Acquired Company or the Acquired Subsidiaries; and

(e) there are not now and have not been in the past any landfills, injection wells, underground storage tanks, lagoons or impoundments which accommodate, or have in the past accommodated, Hazardous Substances at any Real Property Asset that has resulted in or could reasonably be expected to result in any Environmental Liabilities for Seller, the Acquired Company or the Acquired Subsidiaries.

Section 4.12 Regulatory Matters.

(a) Except as set forth on Schedule 4.12, none of the Acquired Company nor any of the Acquired Subsidiaries (i) is a “natural-gas company” under the Natural Gas Act of 1938, as amended, 15 U.S.C. §§ 717-717W, (ii) provide transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978, as amended, 15 U.S.C. § 3371(a) or (iii) is a common carrier under the Interstate Commerce Act, as amended, and as implemented by the FERC pursuant to 49 U.S.C. § 60502.

(b) Schedule 4.12 describes the jurisdictional status of the Pipelines and the Plants and the terms and conditions of service as of the date hereof.

(c) Except as set forth in Schedule 4.12, Seller and the Acquired Subsidiaries hold and maintain, and following the Initial Conveyance the Acquired Company and the Acquired Subsidiaries will hold and maintain, in effect each material license, Permit, certificate, approval, franchise, consent, waiver, registration, or other authorization issued by the FERC, the Federal Communications Commission, or any state agency that such entity is required to hold and maintain in effect.

Section 4.13 Intellectual Property.

(a) Except as listed in Schedule 4.13, prior to Closing, Seller and the Acquired Subsidiaries either own or have, and following Closing, the Acquired Company and the Acquired Subsidiaries will own or have, valid licenses or other rights to use all material Intellectual Property used in or required for the Business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged activities similar to the Business. Seller, the Acquired Company and the Acquired Subsidiaries do not and have not infringed, misappropriated or otherwise violated nor, to the knowledge of Seller, has it been claimed that Seller, the Acquired Company or any Acquired Subsidiary are infringing, misappropriating or otherwise violating, or have infringed, misappropriated or otherwise violated, any Intellectual Property of any Person.

(b) To the knowledge of Seller, no third party is infringing on the Intellectual Property used in the Business. Seller has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which the Acquired Company or any Acquired Subsidiary is a party or by which it is bound or to which it will become a party or by which it will be bound following the Initial Conveyance.

Section 4.14 Liability for Brokers’ Fees. None of the Acquired Company, the Acquired Subsidiaries or Purchaser shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.15 Sufficiency of Assets. Subject to Permitted Liens and except as set forth on Schedule 4.15, the Assets are, and at the Closing will be, (a) all of the assets and properties used in the Business and (b) sufficient in all material respects to permit the conduct of the Business substantially in the same manner as presently conducted by Seller, the Acquired Company and the Acquired Subsidiaries.

Section 4.16 Regulatory Filings. All currently effective filings by or on behalf of Seller, the Acquired Company or the Acquired Subsidiaries or relating to any Assets with any Governmental Body were made in compliance with all applicable Laws, except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.17 Real Property.

(a) Set forth on Schedule 4.17(a) is a true and complete list of each Owned Real Property. Seller has made available to Purchaser true and complete copies of the Conveyance Documents to the Acquired Company or the Acquired Subsidiaries, as the case may be, for each such Owned Real Property, including the legal description for each such Owned Real Property. Seller and the Acquired Subsidiaries have, and following the Initial Conveyance the Acquired Company and the Acquired Subsidiaries will have, Defensible Title to the Owned Real Property.

(b) Set forth on Schedule 4.17(b) is a true and complete list of all leased Real Property Assets. Seller has made available to Purchaser true and complete copies of the Company Leases, and any amendments, supplements and other modifications thereto. Seller or the Acquired Subsidiary identified as the lessee under each Company Lease has, and following the Initial Conveyance the Acquired Company or the Acquired Subsidiaries will have, good and valid title to the leasehold interest created by such Company Lease free and clear of any Liens, other than Permitted Liens, and the Company Leases entitle Seller, the Acquired Company and the Acquired Subsidiaries to operate, maintain, repair, replace or use each leased Real Property Asset as it is currently being operated, maintained, repaired, replaced or used.

(c) Set forth on Schedule 4.17(c) is a true and complete list of Easements of Seller, the Acquired Company or the Acquired Subsidiaries that are material to the operation and conduct of the Business. Seller has made available to Purchaser true and complete copies of the documents creating all Easements, and any amendments, supplements and other modifications thereto (the “Easement Documents”). Except as set forth on Schedule 4.17(c), Seller or the Acquired Subsidiary identified as the holder of each Easement on Schedule 4.17(c) has, and following the Initial Conveyance the Acquired Company or the Acquired Subsidiaries will have, Defensible Title to all material Easements.

(d) The Company Leases and the Easement Documents and the leasehold interest and easements created pursuant thereto are, or following the Initial Conveyance will be, legal, valid and binding obligations of the Acquired Company or an Acquired Subsidiary. Neither the Acquired Company nor any of the Acquired Subsidiaries has received written notice from any grantor of any Easement or lessor to a Company Lease of any material default or material dispute relating thereto. To Seller’s knowledge, there exist no conditions under the Company Leases or the Easement Documents that, with the passage of time or the giving of notice, or both, would constitute a material default by Seller, the Acquired Company or any Acquired Subsidiary thereunder.

(e) The Pipeline and the Plants are situated entirely within the Real Property Assets, with no gaps or breaks in continuity of the rights of the Acquired Company or the Acquired Subsidiaries (as applicable) to the Real Property Assets upon which the Pipeline and the Plants are situated (including any gap or break in continuity arising as a result of any breach by Seller, the Acquired Company or the Acquired Subsidiaries of the terms of any Company Lease or Easement) except those gaps listed on Schedule 4.17(e) and other immaterial gaps which do not and shall not materially interfere with the operations of the Pipeline or the Plants.

(f) No condemnation or similar Proceedings have commenced or, to the knowledge of Seller, are threatened or contemplated with respect to all or any portion of the Real Property Assets.

(g) To Seller’s Knowledge, Seller has made available to Purchaser, or granted Purchaser access to, copies of all title insurance policies and commitments (together with all exception documents referenced therein), opinions, abstracts, surveys, environmental reports, soil reports and engineering reports in the possession or control of Seller, the Acquired Company or the Acquired Subsidiaries or any of its or their Affiliates and relating to the Real Property Assets.

Section 4.18 Personal Property. Seller and the Acquired Subsidiaries have, and following the Initial Conveyance, the Acquired Company and the Acquired Subsidiaries will have, good and valid title to all equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the Real Property Assets free and clear of all Liens, other than Permitted Liens.

Section 4.19 Insurance.

(a) Seller has made available to Purchaser true and complete copies of all policies of insurance, which are set forth on Schedule 4.19(a), and, for recently renewed policies, binders to which the Acquired Company and the Acquired Subsidiaries are, or following the Initial Conveyance will be, parties or under which the Acquired Company, the Acquired Subsidiaries or any director, officer or member of the Acquired Company or the Acquired Subsidiaries, in his capacity as such, is or has been covered as of the date of this Agreement. Schedule 4.19(a) also sets forth a true and complete list of each claim made since January 1, 2013 under any such insurance policy, including a brief description of the claim and its resolution.

(b) Except as set forth in Schedule 4.19(b):

(i) all such policies of insurance to which the Acquired Company or the Acquired Subsidiaries are parties are valid, outstanding, and enforceable; will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement; and do not provide for any retrospective premium adjustment on the part of the Acquired Company or the Acquired Subsidiaries;

(ii) as of the date of this Agreement, none of Seller, the Acquired Company or any of the Acquired Subsidiaries has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any written notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

(iii) the Acquired Company and the Acquired Subsidiaries have paid all premiums due and have otherwise performed all of their material obligations, under each policy to which the Acquired Company or any of the Acquired Subsidiaries is a party or that provides coverage to the Acquired Company, the Acquired Subsidiaries or a director, officer or member thereof;

(iv) each of the Acquired Company and the Acquired Subsidiaries has given notice to the insurer of all claims known to it that are insured thereby and the Acquired Company has not received any notice that any of such claims will be denied coverage; and

(v) all such policies comply with statutory minimums, where applicable, and are sufficient for compliance with all agreements for which the Acquired Company or any of the Acquired Subsidiaries is a party.

Section 4.20 Labor Relations.

(a) Prior the Execution Date, Seller has delivered to Purchaser a true and complete list of (x) the employees of Parent and its Subsidiaries (including without limitation the Acquired Company and the Acquired Subsidiaries) and (y) any Independent Contractor, each as of the date of this Agreement whose employment or applicable agreement primarily relates to the Business (the “Business Employees”), along with the following information for each Business Employee, as applicable: (i) employer (legal entity); (ii) title or position (including whether full or part time); (iii) hire date; (iv) principal work location; (v) for hourly employees, average number of hours regularly scheduled to work each week; (vi) base salary or hourly wage as applicable; (vii) target level of annual and long-term incentive opportunities; (viii) the number of years of service credit under each applicable Employee Plan; and (ix) whether or not such Business Employee is currently actively at work and, if not, the date that absence began, the nature and expected duration of such absence. Seller shall update the information described in the preceding sentence to Purchaser through a date not less than 10 days prior to the Closing.

(b) There are no labor unions presently representing or, to the knowledge of Seller, engaged in any organizing activity with respect to any Business Employee. There has not within the last three years been, there is not presently pending or existing, and, to the knowledge of Seller, there is not threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by Business Employees, (ii) any material charge or complaint filed by an employee, union or other labor organization with any labor relations board, (iii) application for certification of a collective bargaining agent for one or more groups of Business Employees; (iv) material investigations, charges, claims, suits, or audits by any Governmental Body with respect to the employment practices of the Seller and its Affiliates with respect to the Business Employees for which the Acquired Company or any of the Acquired Subsidiaries could have any liability; or (v) material lawsuits, claims, charges, or other actions by current or former Business Employees for matters arising out of their employment, termination or resignation therefrom for which the Acquired Company or any of the Acquired Subsidiaries could have any liability. To the knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to result in any material work stoppage or other material labor dispute. Seller and its Affiliates are in compliance in all material respects with all applicable Laws with respect to employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to the Business Employees.

Section 4.21 Employee Benefit Plans. Schedule 4.21 sets forth a complete list of each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and any plan, practice, arrangement, guideline (formal or informal) or policy (including a written description of any unwritten plan, practice, arrangement or policy) providing for severance, equity compensation, bonuses, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare benefits (health, dental, vision, life, and disability), sick pay, pension or retirement benefits, fringe benefits or perquisites, in each case which covers any current or Business Employee or as to which the Acquired Company or any of the Acquired Subsidiaries has or may have any material liability, contingent or otherwise (each an “Employee Plan”). Other than the QEP Midstream Partners, LP 2013 Long-Term Incentive Plan and any outstanding awards thereunder (the “QEP Midstream LTIP”), all Employee Plans are sponsored, administered and maintained by Parent or Seller, and neither the Acquired Company nor any of the Acquired Subsidiaries sponsors, maintains, administers, contributes to or is required to contribute to any Employee Plan. Seller has made available to Purchaser true and complete copies of each Employee Plan listed on Schedule 4.21, together with any summary plan descriptions with respect thereto, as applicable. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or is within the remedial amendment period in which to file, an application for such determination from the Internal Revenue Service and, to the knowledge of Seller, there are no facts or circumstances that if uncorrected could reasonably be expected to result in disqualification of an Employee Plan. Except as could not result in liability to the Acquired Company or any Acquired Subsidiary, the Employee Plans have been established, maintained and administered in all material respects in accordance with their respective terms and all applicable Laws and there are no material actions, suits or claims pending or, to Seller’s knowledge, threatened or reasonably anticipated against, or with respect to, any of the Employee Plans. Other than the QEP Resources, Inc. Retirement Plan (the “QEP Pension Plan”), neither Parent nor any other ERISA Affiliate of the Acquired Company or any of the Acquired Subsidiaries sponsors, maintains, administers, contributes to or is required to contribute to any plan subject to Title IV of ERISA or any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA for which the Acquired Company or any Acquired Subsidiary could have any liability. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate the QEP Pension Plan and, to the Seller’s knowledge, no condition exists that could reasonably be expected to result in such proceedings being instituted. The Seller Deferred Compensation Plan complies with Section 409A of the Code in form and operation with respect to all Deferred Compensation Plan Participants.

Section 4.22 Books and Records. The books of account, minute books, membership record books and other books and records of Seller (with respect to the Assets prior to Closing but excluding personnel records), the Acquired Company and the Acquired Subsidiaries, whether in writing, electronic or machine-readable form (collectively, the “Books and Records”), are complete and correct in all material respects and have been maintained in accordance with sound business practices. All of the following are, or will be following the Initial Conveyance, in the possession or control of the Acquired Company or the Acquired Subsidiaries: (a) the Books and Records, (b) the items set forth in Section 4.17(g), (c) training records relating to any particular Continuing Employee or group thereof, (d) with respect to any Continuing Employee who is under an in-process performance improvement plan, such performance improvement plan and the performance evaluations and records of disciplinary action for such Continuing Employee and (e) the operational or historical records or information related to the Business’ compliance with Law, including, but not limited to, hydrotest records, inspection data, pipeline inspections, repair records, historical operating data and construction records.

Section 4.23 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against the Acquired Company or any of the Acquired Subsidiaries.

Section 4.24 Transactions with Interested Persons. Except as set forth on Schedule 4.24, no officer or director of Seller, the Acquired Company or the Acquired Subsidiaries (or spouse or any child thereof or other related person (by blood or marriage)) or any Affiliate of either Seller or the Acquired Company owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer or supplier of or any person or entity that has a Company Contract or arrangement with the Acquired Company or any of the Acquired Subsidiaries, other than ownership in, or position with, Parent.

Section 4.25 Liabilities Since Balance Sheet Date. Except as set forth on Schedule 4.25, the Acquired Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations (a) reflected or reserved against in the Balance Sheet or the notes to the Balance Sheet or (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 4.26 SEC Filings. Since August 8, 2013, the Partnership has timely filed with the SEC all reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, forms, schedules and statements required to be filed or furnished by the Partnership under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act (collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “SEC Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed SEC Document filed prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The SEC Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present in all material respects the consolidated financial position and status of the business of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject in the case of unaudited statements, to normal, recurring and year-end audit adjustments).

Section 4.27 Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, INCLUDING THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(B), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4, OF THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, INCLUDING THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(B), WITHOUT LIMITING THE GENERALITY OF SECTION 4.27(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN, AROUND OR FROM THE ASSETS, (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 6.1), AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4 OR THE TRANSACTION DOCUMENTS, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 5.1 Existence and Qualification. Purchaser is a limited partnership, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate or partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligations of Seller) constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the Governing Documents of Purchaser, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Permit or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling or decree by which Purchaser is a party in interest, or (d) assuming any applicable requirements under the HSR Act have been met, violate any Laws applicable to Purchaser or any of its assets, except any matters described in clause (b) above that would not have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.4 Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.5 Litigation. There are no Proceedings pending or, to Purchaser’s knowledge, threatened before any Governmental Body or arbitrator against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing. As used in this Article 5 or elsewhere in this Agreement, “Purchaser’s knowledge” is limited to the information actually known by the individuals listed in Schedule 5.5.

Section 5.6 Financing. As of the date of this Agreement, Purchaser has received an executed debt commitment letter dated the date hereof, including all exhibits, schedules and annexes thereto (as amended, supplemented and otherwise modified to the extent permitted by this Agreement, the “Commitment Letter”) from the Financing Sources identified therein, pursuant to which such Financing Sources have committed, subject to the terms and conditions set forth therein, to provide Purchaser the amount of debt financing set forth in the Commitment Letter (the “Financing”), for the Financing Purposes (as defined below). A true and complete copy of the Commitment Letter, including all amendments, supplements and modifications thereto, has been previously provided to the Seller. The Purchaser has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date hereof. As of the date hereof, the Commitment Letter is a legal, valid and binding obligation of Purchaser, and, to the knowledge of the Purchaser, each other party thereto, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and is in full force and effect. As of the date hereof, the Commitment Letter has not been amended, supplemented or otherwise modified, and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or default under the Commitment Letter on the part of the Purchaser. Assuming the conditions set forth in Sections 7.1 and 7.3 are satisfied at Closing, the aggregate net proceeds contemplated by the Commitment Letter together with cash on hand, when funded in accordance with the Commitment Letter on the Closing Date, will be sufficient for the Purchaser to pay on and after the Closing Date (y) the Purchase Price and (z) any and all fees and expenses required to be paid by Purchaser in connection with this Agreement and the Financing (collectively, the “Financing Purposes”). There are no side letters or other agreements, contracts, arrangements or understandings to which the Purchaser or its Affiliates is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Commitment Letter (except for the fee letter and any engagement letters or fee discount letters related to the Financing), and as of the date hereof, there are no agreements, contracts, arrangements or understandings to which the Purchaser or its Affiliates is a party related to any Purchaser Financing (other than the Financing). The Financing is subject to no conditions to the obligations of the parties under the Commitment Letters to make the full amount of the Financing available to the Purchaser, as applicable, at the Closing other than those set forth in the Commitment Letter. As of the date hereof, subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.3 hereof, the Purchaser has no reason to believe that any of the conditions to the Financing will fail to be satisfied on a timely basis (taking into account the expected timing of the Marketing Period) or that the full amount of the Financing will not be available to the Purchaser on the Closing Date. Taking into account the funds available under the Commitment Letter, the Purchaser’s credit facility and other sources of immediately available funds, Purchaser has and will have sufficient funds to enable it to pay the Estimated Cash Purchase Price as of the Closing Date.

Section 5.7 Investment Experience. Purchaser acknowledges that it can bear the economic risk of its investment in the Membership Interests indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests.

Section 5.8 Restricted Securities. Purchaser understands that the Membership Interests will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Membership Interests will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Membership Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.9 Accredited Investor; Investment Intent. Purchaser is an accredited investor as defined in Regulation D under the Securities Act. Purchaser is acquiring the Membership Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Section 5.10 Independent Evaluation. Purchaser is an experienced and knowledgeable investor in the business of owning and operating midstream assets and is aware of the risks of such business. Purchaser has had access to the Assets, the officers, consultants and other Representatives of the Acquired Company, Seller and Seller’s Affiliates, and the Books and Records. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied and will rely solely on the basis of its own independent due diligence investigation of the Assets and the provisions of this Agreement. Purchaser acknowledges that the Acquired Company and the Acquired Subsidiaries are in the business of handling, treating, processing, storing, transporting and disposing of Hydrocarbons and Hazardous Substances.

Section 5.11 Approvals. Except as may be required under the HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement, each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, in each case other than any such consent, approval, order, authorization, declaration, filing or registration the failure of which to obtain or make would not have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.12 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to the knowledge of Purchaser, threatened against Purchaser.

Section 5.13 Location of Purchaser Assets. Neither the Purchaser nor any of its Affiliates owns or controls assets or conducts business operations located in North Dakota that provide services that are actual or potential substitutes for services provided in the same geographic area by the Acquired Company or an Acquired Subsidiary.

Section 5.14 Limitation. Purchaser acknowledges the following:

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, INCLUDING THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(B), THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY SELLER AS TO THE MEMBERSHIP INTERESTS OR THE ASSETS, AND PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY SELLER.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 4 OF THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND SELLER HAS DISCLAIMED, HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS (INCLUDING WITHOUT LIMITATION CERCLA), ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1 Access.

(a) Between the Execution Date and the Closing Date, Seller shall, and shall cause its Affiliates to, give Purchaser access to and the right to copy, at Purchaser’s sole cost, risk and expense, the items set forth in Sections 4.22 and 6.11(p) (or originals thereof), for the purpose of conducting a reasonable due diligence and integration planning review of the Acquired Company the Acquired Subsidiaries.

(b) Between the Execution Date and the Closing Date, Purchaser shall, upon written request to Seller (which may be by e-mail to a representative designated by Seller), and Seller providing its consent, which consent shall not be unreasonably withheld, conditioned or delayed, be granted reasonable access to the Assets for the purpose of conducting a reasonable due diligence and integration planning review of the Assets, but only to the extent that Seller and the Acquired Company may do so without violating any obligations to any Third Party or under the HSR Act, and to the extent that Seller and the Acquired Company has the authority to grant such access without breaching any restrictions binding on it. Purchaser shall, to the extent it is granted access to the Assets, abide by Seller’s and the Acquired Company’s safety rules, regulations, and operating policies while conducting its due diligence and integration planning evaluation of the Assets. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.

(c) The access granted to Purchaser under this Section 6.1 shall be limited to the Acquired Company’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Acquired Company, the Acquired Subsidiaries and the Assets. Purchaser shall coordinate its access rights with the Acquired Company to reasonably minimize any inconvenience to or interruption of the conduct of the Business.

(d) Purchaser acknowledges that, pursuant to its right of access, Purchaser will become privy to confidential and other information of Seller, the Acquired Company and the Acquired Subsidiaries and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(e) In connection with the rights of access, examination and inspection granted to Purchaser under this Section 6.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE ACQUIRED COMPANY AND THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE ACQUIRED COMPANY AND THE SELLER GROUP FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE ACQUIRED COMPANY’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS.

Section 6.2 Government Reviews.

(a) As soon as reasonably practicable, Seller and Purchaser shall (i) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all Commercially Reasonable Efforts to assist the other with respect to such filings, applications, and negotiations. Each of Seller and Purchaser shall promptly inform the other Party of any oral communication, and provide copies of written communications, with any Governmental Body regarding any such filings. Neither Seller nor Purchaser shall independently participate in any formal meeting with any Governmental Body in respect of any such filings or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of such Party and will not be disclosed by such outside counsel to employees, officers, or directors of such Party, unless express written permission is obtained in advance from the source of the materials.

(b) Notwithstanding anything to the contrary set forth in Section 6.2(a), within fifteen (15) Business Days after the date of execution of this Agreement, Seller and Purchaser shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein and shall, as promptly as reasonably practicable, furnish any supplemental information that may be requested in connection therewith. Any such notification and report form and additional information, if any, submitted to the Federal Trade Commission or the United States Department of Justice shall be in substantial compliance with the requirements of the HSR Act. Seller and Purchaser shall consult with each other as to the appropriate time for filing such notifications and shall agree upon the timing of such filings, and to respond promptly to any requests for additional information made by either of such agencies. Purchaser shall pay all filing fees under the HSR Act as provided by statute, but otherwise Seller and Purchaser shall each bear their own costs for the preparation of any filing. Seller and Purchaser shall use Commercially Reasonable Efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated herein to expire or terminate at the earliest possible time and will request “early termination” with respect to the waiting period under the HSR Act.

(c) Notwithstanding anything to the contrary contained in this Section 6.2 or elsewhere in this Agreement, neither Purchaser nor any of its Affiliates nor any other Party shall have any obligation under this Agreement (i) to divest or agree to divest (or cause any of its Subsidiaries or Affiliates to divest or agree to divest) any of its or their respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or Affiliates to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or Affiliates to agree) to any limitation or restriction on any of its or their respective businesses, product lines or assets; or (ii) to contest any legal proceeding relating to the transactions contemplated in this Agreement.

Section 6.3 Public Announcements; Confidentiality.

(a) The initial press release with respect to the execution of this Agreement shall either be a joint press release by Seller and Purchaser, or separate, but concurrent, press releases issued by Seller and Purchaser, in each case to be reasonably agreed upon by Seller and Purchaser. Thereafter, unless consultation is prohibited by applicable Law and except in connection with the Purchaser Financing pursuant to Section 6.19, neither Seller nor Purchaser shall make any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures (i) to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (ii) of the terms of this Agreement by Seller to its Representatives or (iii) to the extent such Party has been given a reasonable opportunity to review such disclosure prior to its release and no objection is raised.

(b) The Confidentiality Agreement shall terminate on the Execution Date unless this Agreement is terminated pursuant to Section 9.1, in which case the Confidentiality Agreement shall remain in full force and effect.

(c) In connection with the transactions contemplated by this Agreement, and except as otherwise provided in Sections 6.3(d) and (e) below, Seller and its Representatives shall treat the Business Confidential Information as strictly confidential for a period of two years after the date of this Agreement, and shall not sell, trade, publish or otherwise disclose the Business Confidential Information to anyone in any manner whatsoever during such two year period, including by means of photocopy, reproduction or electronic media, without Purchaser’s prior written consent.

(d) Seller may disclose the Business Confidential Information to its Representatives to the extent necessary to exercise or perform its rights under this Agreement or the Transaction Documents; provided, however, that Seller shall require any of its Representatives who received the Business Confidential Information under this Agreement to keep the Business Confidential Information strictly confidential and comply with all terms of this Section 6.3.

(e) If Seller or any of its Representatives is required by Law, Governmental Order, decree, rule or regulation (including without limitation, those of any court, regulatory agency, securities commission or stock exchange) to disclose any Business Confidential Information or if any Person seeks to legally compel (by interrogatories, document requests, subpoena or otherwise) Seller or any of its Representatives to disclose any Business Confidential Information, Seller shall, unless prohibited by Law, promptly provide Purchaser with written notice of the compelled disclosure so Purchaser may (i) seek a protective order or other remedy at its sole cost (including, without limitation, participation in any Proceeding), or (ii) waive compliance with the terms of this Section 6.3 in Purchaser’s sole discretion (but the waiver will be limited to the information required to be disclosed). Seller shall be entitled to furnish only the Business Confidential Information as Seller is advised by its legal counsel that it is legally required to disclose and will use all Commercially Reasonable Efforts to obtain confidential treatment of all Business Confidential Information disclosed.

Section 6.4 Conduct and Preservation of Business. Except as expressly provided in this Agreement or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, Seller will cause the Acquired Company and the Acquired Subsidiaries to conduct their operations according to their ordinary course of business and in material compliance with all applicable Laws; provided that, the Acquired Company, the Acquired Subsidiaries, Seller and Seller’s Affiliates shall not be required to make capital expenditures (maintenance or growth) other than in accordance with the estimates for the projects set forth in Exhibit D.

Section 6.5 Restrictions on Certain Actions. Without limiting the generality of Section 6.4, and except as otherwise expressly provided in this Agreement, between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, Seller will not and will cause the Acquired Company and the Acquired Subsidiaries not to, in each case without the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned), take, consent to or allow any of the following actions:

(a) issue or sell any Equity Securities in Seller, the Acquired Company or any Acquired Subsidiary;

(b) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of Seller, the Acquired Company or any Acquired Subsidiary;

(c) amend any of their respective Governing Documents;

(d) other than in the ordinary course of business consistent with past practice or other than any of the following that will terminate at Closing, (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber the Membership Interests or the Equity Securities of any of the Acquired Subsidiaries; or (iv) mortgage or pledge any of the Assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens); provided, however, that at or prior to Closing, the Acquired Company may loan the Partnership the Debt Payoff Amount and the Acquired Company and the Partnership may execute a promissory note (or similar instrument) evidencing the Partnership’s obligation to repay the Acquired Company the Debt Payoff Amount;

(e) other than in the ordinary course of business consistent with past practice or as may be required by applicable Law or pursuant to the terms of any Employee Plan or other employee benefit plan, policy, program, arrangement or agreement in effect on the date hereof, and provided that Seller provides prompt notice to Purchaser thereof, (i) enter into, adopt, materially amend or terminate any Employee Plan; (ii) materially increase the compensation or fringe benefits of any officer or employee of the Acquired Company or the Acquired Subsidiaries (other than in connection with new hires or promotions); or (iii) pay to any officer or employee any material benefit not required by any Employee Plan or other employment or employee benefit plan, program, policy, arrangement or agreement in each case as in effect on the date hereof, provided, further, that this Section 6.5(e) shall not prohibit any amendment to an Employee Plan that applies broadly and on substantially the same basis to employees of the Acquired Company and the Acquired Subsidiaries and Seller’s and its Affiliates’ other similarly situated employees;

(f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any Assets, except for (i) sales of Hydrocarbons in the ordinary course of business consistent with past practice and (ii) sales to Persons other than Seller or its Affiliates of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice or personal property in the ordinary course of business consistent with past practice that is either replaced by equivalent property or normally consumed in the operation of the Business;

(g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h) enter into any lease, contract, agreement, commitment, arrangement, right-of-way, easement or transaction outside the ordinary course of business consistent with past practice, which would constitute a Company Contract or that would be in breach of Section 4.7;

(i) amend, modify, waive any material right or obligation under or transfer any material rights under any Company Contract, other than in the ordinary course of business consistent with past practice;

(j) declare, set aside or pay any dividends, or make any distributions, in respect of their Equity Securities, or repurchase, redeem or otherwise acquire any such securities other than cash dividends or cash distributions by the Acquired Company or any of the Acquired Subsidiaries prior to Closing;

(k) make any change in any of its present accounting methods and practices, except as required by GAAP;

(l) in respect of Taxes of the Acquired Company, the Acquired Subsidiaries, the Business or the Assets, (i) make, change or rescind any material election in respect of Taxes, (ii) adopt or change any material accounting method in respect of Taxes (other than changes required by applicable Law), (iii) amend any material Tax Return, or (iv) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes;

(m) make or commit to make any capital expenditures or capital additions other than as indicated or reserved for in Seller’s existing capital budget; or

(n) agree in writing or otherwise to take any of the actions described in this Section 6.5.

In the event of an emergency, Seller or the Acquired Company may take such action or actions that are required in its discretion to preserve the Assets and the Business and shall notify Purchaser of such action promptly thereafter.

Section 6.6 Notification of Breaches. Between the Execution Date and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1:

(a) Purchaser shall notify Seller in writing promptly after Purchaser obtains actual knowledge (other than as obtained pursuant to Section 6.7) that (i)(y) any representation or warranty of Seller contained in this Agreement or the Transaction Documents is untrue in any respect or will be untrue in any respect as of the Closing Date (if already qualified by materiality) or (z) is untrue in any material respect or will be untrue in any material respect as of the Closing Date (if not so qualified), or (ii) any covenant or agreement to be performed or observed by Seller or the Acquired Company prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Seller shall notify Purchaser in writing promptly after Seller obtains actual knowledge (other than as obtained pursuant to Section 6.7) that (i)(y) any representation or warranty of Purchaser contained in this Agreement or any other agreement to be executed and delivered by Purchaser at Closing is untrue in any respect or will be untrue in any respect as of the Closing Date (if already qualified by materiality) or (z) is untrue in any material respect or will be untrue in any material respect as of the Closing Date (if not so qualified), or (ii) any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) Upon a notification pursuant to Section 6.6(a) or Section 6.6(b), but if the applicable breach of representation, warranty, covenant or agreement shall (if curable) be cured as agreed in writing by the other Party by the date set forth in Section 9.1(b) or Section 9.1(c), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 6.7 Amendment to Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing right and obligation until the Closing to supplement or amend their Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on such Schedule, provided, however, that any such supplement or amendment to such Schedules shall not be effective until the other Party has reviewed and approved in writing such supplement or amendment. For purposes of determining whether the conditions in Article 7 have been fulfilled, any such Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereof. For purposes of determining whether there has been a breach of a representation or warranty that is the subject of indemnification under Section 10.2, any such Schedule shall include all such supplements and amendments approved pursuant to this Section 6.7 from and after the Closing Date.

Section 6.8 Resignation of Directors and Officers. Seller shall cause each director, officer or manager of the Acquired Company and the Acquired Subsidiaries (other than the independent members of the board of directors of the general partner of the Partnership) to resign his position with the Acquired Company or such Acquired Subsidiary at Closing.

Section 6.9 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party hereto will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement.

(b) After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement, including the Transaction Documents and all agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, after Closing, Purchaser shall, and shall cause the Acquired Company to, give Seller reasonable access, upon prior written notice and during normal business hours, to the Books and Records (or originals thereof) for the purpose of reviewing the methodologies, practices, policies and judgments Purchaser used to prepare the Closing Statement.

Section 6.10 Commitment Regarding Indemnification Provisions. Purchaser covenants and agrees that during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, Purchaser shall not cause any amendment, modification, waiver or termination of any provision of the Governing Documents of the Acquired Company or any Acquired Subsidiary setting forth exculpation from liability or rights to indemnification for officers, directors or managers of the Acquired Company or such Acquired Subsidiary, the effect of which would be reasonably expected to affect adversely the rights of any person serving as a member of the board of directors or officer of the Acquired Company or an Acquired Subsidiary, existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to (a) any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law or (b) any amendment or termination in connection with any merger, consolidation, restructuring or reorganization as long as the applicable provisions of the Governing Documents of any successor entity in connection with the clause (b) provide exculpation provisions the effect of which would not reasonably be expected to adversely affect such rights.

Section 6.11 Employee Matters.

(a) Except as otherwise specifically provided in this Section 6.11, and notwithstanding the terms of any Employee Plan to the contrary, neither Purchaser nor any of its Affiliates (including, without limitation, for periods on and after the Closing, the Acquired Company and the Acquired Subsidiaries), shall assume any Employee Plan (other than the QEP Midstream LTIP) or any obligation or liability of Parent or Seller thereunder. As of the Closing, the Acquired Company and each Acquired Subsidiary shall cease to be a participating employer in any Employee Plan (other than the QEP Midstream LTIP) in which it was a participating employer immediately prior thereto.

(b) The Parties acknowledge that the Acquired Company and the Acquired Subsidiaries do not have any employees and that all Business Employees are employed or engaged by Seller or one of its Affiliates other than the Acquired Company and the Acquired Subsidiaries. Not less than 15 days prior to the Closing Date, Purchaser shall (or shall cause one of its Affiliates to) provide a “welcome letter” or similar communication (a “Welcome Letter”), to each Business Employee who is an employee (other than any Business Employee on leave of absence (an “Inactive Employee”) or whom the Purchaser and Seller otherwise mutually agree to exclude prior to the Closing Date or, if Wexpro exercises the Vermillion ROFR as described in Section 6.16 below, Business Employees whose employment primarily relates to the Vermillion Processing Plant (an “Excluded Employee”)). Each Welcome Letter provided to an employee shall acknowledge that, as of the Closing Date, such employee’s employment with Purchaser and its Affiliates shall be in the same position as held immediately prior to the Closing Date and shall be on the terms set forth in this Section 6.11. At Closing, Seller shall terminate (or cause to be terminated) the employment of each Business Employee (other than an Inactive Employee or Excluded Employee) with Seller and its Affiliates and such employees shall become employed with Purchaser or one of its Affiliates pursuant to the terms of the Welcome Letter. Purchaser shall offer employment with Purchaser or one of its Affiliates to any Inactive Employee who presents himself or herself for recommencement of active service within six (6) months after the Closing Date (or such later date with respect to which such Business Employee has a legal right for reemployment, reinstatement or reactivation), subject to Purchaser’s determination, made in accordance with and subject to all applicable Laws, that the Inactive Employee is fit for employment at the position for which he or she is seeking recommencement of active service.

(c) From and after the Closing, Purchaser shall give each Business Employee who commences employment with Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement (“Continuing Employees”) full service credit for all purposes under any employee benefit plans, arrangements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation or other leave entitlements, plans or arrangements) that are provided, sponsored, maintained or contributed to by Purchaser or any of its Affiliates for such Continuing Employee’s service with the Acquired Company or an Acquired Subsidiary, and with any predecessor employer, to the same extent recognized by such Acquired Company or such Acquired Subsidiary, except to the extent such credit would result in the duplication of benefits for the same period of service. Purchaser and Seller agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits. Notwithstanding the foregoing, to the extent permitted under applicable Law, Purchaser shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Purchaser that is a defined benefit pension plan.

(d) Purchaser agrees that for a period of twelve (12) months after the Closing Date (the “Relevant Period”), it shall provide (or cause its Subsidiaries to provide) each Continuing Employee with (i) an annual base salary or wages, and (ii) target annual and long-term incentive compensation opportunities (including equity compensation opportunities) commencing in 2015 that are the same as or greater than his or her annual base salary or wages and target annual and long-term incentive compensation opportunities in effect immediately prior to the Closing. In addition, Purchaser agrees that during the Relevant Period, it shall provide (or cause its Subsidiaries to provide) Continuing Employees with health and welfare (health, dental, vision, life, and disability) and retirement benefits (excluding defined benefit pension plan benefits) that are substantially similar in the aggregate to the Employee Plans provided to such employees immediately prior to the date of this Agreement or to the plans offered by the Purchaser and its Affiliates to its employees generally who are similarly situated to the Continuing Employees.

(e) As of the Closing Date, Purchaser or its applicable Affiliate will assume and be responsible for all liabilities and obligations under or in connection with the QEP Resources, Inc. Deferred Compensation Wrap Plan (the “Seller Deferred Compensation Plan”) with respect to the Continuing Employees who participate therein, which Continuing Employees are listed in Schedule 6.11(e) (the “Deferred Compensation Plan Participants”), provided the Purchaser determines prior to the Closing that such assumption is reasonably practicable and would not violate any applicable Laws. Subject to the Purchaser having made such determination, as soon as practicable after the Closing Date, Seller shall transfer (or shall cause to be transferred from the applicable “rabbi trust” associated with the Seller Deferred Compensation Plan) to the Purchaser or its Affiliate (or an applicable “rabbi trust” associated with the Purchaser’s or its Affiliate’s deferred compensation plan) an amount in cash equal to the sum of the account balances of each Deferred Compensation Plan Participant under the Seller Deferred Compensation Plan as of the close of business on the day prior to the Closing Date. Each of Purchaser and Seller intend and agree in accordance with Treasury Regulation Section 1.409A-1(h)(4) that the transfer of employment of the Continuing Employees from the Seller to the Purchaser (or its Affiliates) in connection with the transactions contemplated by this Agreement (and the related termination of the Continuing Employees from the Seller) shall not constitute a “separation from service” for purposes of Code Section 409A and the Treasury Regulations thereunder.

(f) As of the Closing Date (or such later date as a Continuing Employee becomes employed by Purchaser and its Affiliates), Purchaser shall cover (or cause to be covered) each U.S. Continuing Employee under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Purchaser DC Plan”). Purchaser shall permit, and shall cause the Purchaser DC Plan to accept, rollovers of account balances from the QEP Resources, Inc. Employee Investment Plan (“Seller 401(k) Plan”) with respect to Continuing Employees at any time following the Closing. A Continuing Employee who elects to roll over his entire eligible account balance may also elect to include, with the rollover, any loans outstanding under the Seller 401(k) Plan as of the time of Closing provided such loans are not in default at the time of rollover.

(g) As of 12:01 a.m. Central Standard Time on the Closing Date (or such later time as a Continuing Employee becomes employed by Purchaser and its Affiliates) (the “Transfer Time”), each Continuing Employee participating in any Employee Plan that is a health and welfare benefit plan (each, a “Seller Welfare Plan”) shall cease participation in such Seller Welfare Plans and commence participation in health and welfare benefit plans that shall be maintained, administered or contributed to, as applicable, as of the Transfer Time by Purchaser and its Subsidiaries. As of the Transfer Time, Purchaser shall assume sole responsibility for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA and the regulations thereunder (“COBRA”) with respect to the Continuing Employees and any of their dependents and beneficiaries, including with respect to the Continuing Employees and their dependents and beneficiaries who are “M&A Qualified Beneficiaries” within the meaning of COBRA.

(h) Purchaser shall use Commercially Reasonable Efforts to (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of corresponding Seller Welfare Plan, and (ii) give full credit under the medical plans of Purchaser and its Subsidiaries applicable to each Continuing Employee and his or her dependents (the “Purchaser Medical Plans”) for all deductibles or out-of-pocket expenses satisfied under the medical plans of Seller and its Affiliates (the “Seller Medical Plans”) prior to the Closing in the same Seller Medical Plan plan year as the Closing, and for any lifetime maximums satisfied under the Seller Medical Plans prior to the Closing, as if there had been a single continuous employer. Such credit shall be applied toward any deductibles and out-of-pocket expenses incurred by the Continuing Employee under the Purchaser Medical Plans for the remaining part of the applicable Purchaser Medical Plan plan year that includes the Closing, and, only if the Closing occurs on or prior to December 31, 2014 and solely to the extent any such credit remains unused as of the end of such plan year, toward any deductibles and out-of-pocket expenses incurred by the Continuing Employee under the Purchaser Medical Plans for the immediately following plan year as well (but not beyond). If Purchaser or its providers reasonably determine that such crediting is impossible or impractical under the Purchaser Medical Plans, Purchaser or its Subsidiaries shall instead directly reimburse any duplicative deductibles or out-of-pocket expenses incurred by a Continuing Employee that result from not providing credit for such expenses in accordance with the terms hereof, but only to the extent that such Continuing Employee, or the Seller or its Affiliates on behalf of the Continuing Employee, provides adequate substantiation of such expenses.

(i) Purchaser shall, or shall cause its Subsidiaries to, provide severance benefits to any Continuing Employee who is laid off or whose employment is otherwise involuntarily terminated without cause during the one (1)-year period following the Closing Date in an amount as set forth on Schedule 6.11(i).

(j) Purchaser and the Acquired Company shall be liable for, under Purchaser’s and the Acquired Company’s workers’ compensation programs, with respect to the Continuing Employees, all claims for benefits that are based upon injuries occurring (or allegedly occurring) at any time at or after the Transfer Time. Seller and its Affiliates shall remain liable for, under Seller’s and its Affiliates’ workers’ compensation programs, with respect to the Continuing Employees, all claims for benefits that are based upon injuries occurring (or allegedly occurring) at any time before the Transfer Time.

(k) Seller shall remain responsible for all wages, salaries, commissions and similar compensation earned or accrued through the Transfer Time, and neither the Acquired Company nor any Acquired Subsidiary shall have any liability for any unpaid wages, salaries, commissions or similar compensation earned prior to the Transfer Time for Continuing Employees; provided, however, that Purchaser shall assume and be responsible for providing, under its own plan or plans, any accrued but unused vacation or other paid time off as of the Transfer Time for each Continuing Employee, provided such obligation has been accrued as a liability in the Closing Date Net Working Capital or that Seller has otherwise transferred cash funds to Purchaser in an amount equal to such obligation. Seller will also remain responsible for all obligations to each Continuing Employee pursuant to any cash incentive or bonus program covering such Continuing Employee as of the Closing Date, and the Seller shall pay or cause to be paid to the Continuing Employees a pro-rata portion (based on days of service during the applicable performance measurement period prior to the Closing Date) of the incentive or bonus compensation, if any, that would otherwise have been payable to the Continuing Employee if the Continuing Employee had remained employed with Seller and its Affiliates beyond the Closing Date, on the same basis and at the same time or times as such incentive or bonus compensation, if any, is paid to the other similarly situated active employees of Seller and its Affiliates. Pursuant to IRS Revenue Procedure 2004-53, to the extent applicable, Purchaser and Seller shall apply the “standard” method for purposes of employee payroll reporting. As of the Closing Date, Seller and its Affiliates shall remain responsible for all obligations to Continuing Employees with respect to tuition reimbursements or similar benefits for all in process courses that have commenced but not yet been completed as of the Closing Date; provided Purchaser and its Affiliates shall assume and be responsible for providing tuition reimbursements or similar benefits under its own plan or plans to any Continuing Employees for any courses that were approved by Seller or its Affiliates prior to the Closing Date under the terms of Seller’s tuition reimbursement plan as in effect as of the date hereof but which have not yet commenced as of the Closing Date. In addition, the Seller and its Affiliates shall remain responsible for any work-related relocation of a Continuing Employee that commenced or was approved prior to the Closing Date and continues following the Closing Date; provided the Purchaser shall reimburse Seller, pursuant to the terms of the Transition Services Agreement, for any such relocation benefits provided after the Closing Date to any Continuing Employees under the terms of the Seller’s relocation plan as in effect as of the date hereof.

(l) Seller and Purchaser shall cooperate in communications with Continuing Employees with respect to employee benefit plans maintained by Seller or Purchaser and with respect to other matters arising in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any employees, whether relating to employee benefits, terms of employment or otherwise and shall provide Seller with advance copies of, and a reasonable opportunity to comment on (and shall consider in good faith all such comments), all material communications to any employee relating to post-Closing employment, employee benefits, terms of employment and similar matters.

(m) Purchaser and Seller acknowledge and agree that nothing contained in this Section 6.11 shall be construed to limit in any way the ability of Purchaser or its Subsidiaries to terminate the employment of any Continuing Employee from and after the Transfer Time; provided that such termination is in accordance with Law and subject to Section 6.11(j).

(n) Without limiting the generality of Section 12.10, nothing in this Section 6.11, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Continuing Employees) other than the Parties to this Agreement and their respective successors and assigns to continued employment or any severance or other benefits from Seller, Purchaser or any of their respective Affiliates. Nothing contained in this Section 6.11 shall be construed as an amendment to any Employee Plan or other employee benefit plan, whether sponsored by Seller, Purchaser or any of their respective Affiliates. Subject to applicable Law, unless otherwise specifically provided in this Agreement, including this Section 6.11, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after Closing, any employee benefit plan.

(o) Purchaser shall provide any notices to the Continuing Employees that may be required under any applicable Law, including the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or any similar Law, with respect to events that occur from and after the Closing. Purchaser shall not take any action after the Closing that would cause any termination of employment of any employees by Seller or any of its Subsidiaries that occurs on or before the Closing to constitute a “plant closing” or “mass layoff” under WARN or any similar Law, or to create any liability to Seller or any of its Affiliates for any employment terminations under applicable Law.

(p) Other than as provided in Section 4.22, Seller will retain ownership and possession of all personnel records of the Continuing Employees to the extent relating to their employment with the Seller and its Affiliates. The Seller agrees that it will retain and preserve such records for a period of not less than seven years following the Closing Date and from time to time, upon a specific request relating to any particular Continuing Employee, will provide information to the Purchaser relating to the contents of such personnel records as may reasonably be requested by Purchaser from time to time.

Section 6.12 Affiliate Arrangements. Except for the contracts set forth on Schedule 6.12, all liabilities and obligations of the Acquired Company and the Acquired Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Acquired Company and the Acquired Subsidiaries), on the other hand, will automatically terminate in their entirety effective as of the Closing without any further actions by the Parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, all intercompany accounts among the Acquired Company and the Acquired Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Acquired Company and the Acquired Subsidiaries), on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged.

Section 6.13 Surety Bonds and Letters of Credit. Purchaser agrees to use Commercially Reasonable Efforts to provide, on or before the Closing Date and effective as to the business or operations of the Acquired Company, the Acquired Subsidiaries and the Assets from and after the Closing Date, security acceptable to the counterparty or beneficiaries of the surety bonds and letters of credit that are listed in Schedule 4.10(c), with respect to each Acquired Company, the Acquired Subsidiaries or the Assets that were issued by, or on behalf of, either Seller or any of its Affiliates (other than the Acquired Company and the Acquired Subsidiaries).

Section 6.14 Removal of QEP Marks. As soon as practicable, but in any event within one (1) year after Closing for Easement markers (or sooner if required by applicable Law), and 180 days after the Closing for all other marks, Purchaser must remove or cover from the Assets any and all names, marks and logos constituting the QEP Marks.

Section 6.15 Non-Solicitation. For a period of two (2) years from and after the Closing Date, Purchaser, its Affiliates and each of their respective officers, directors or employees shall not (a) induce or attempt to induce any director, officer or employee of Seller or its Affiliates (collectively, the “Post-Closing Seller Group”) to leave the employ of such member of the Post-Closing Seller Group and (b) in any other way interfere with the relationship between any member of the Post-Closing Seller Group and any employee, officer or director thereof; provided, however, that the foregoing shall not be applicable to the Continuing Employees. For a period of two (2) years from and after the Closing Date, Seller, its Affiliates and each of their respective officers, directors or employees shall not (x) induce or attempt to induce any Continuing Employee to leave the employ of Purchaser or its Affiliates (the “Post-Closing Purchaser Group”) and (y) in any other way interfere with the relationship between any member of the Post-Closing Purchaser Group and any Continuing Employee. Notwithstanding the foregoing, this Section 6.15 shall not prohibit either Party or its Affiliates from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies, not specifically directed at directors, officers or employees of the other Party or its Affiliates.

Section 6.16 Vermillion Processing Plant.

(a) Promptly after the Execution Date, Seller shall prepare and send notice (the “ROFR Notice”) to Wexpro Company, a Utah corporation (“Wexpro”), pursuant to Section 20.2 of the Vermillion Operating Agreement with respect to Wexpro’s right of first refusal on Seller’s interest in the Vermillion Processing Plant (the “Vermillion ROFR”). The ROFR Notice shall include the consideration payable under this Agreement for the Vermillion Processing Plant, which shall be an amount equal to the Vermillion Allocated Value. Seller shall not be required to make payments or undertake obligations to or for the benefit of Wexpro in order to obtain a waiver with respect to the Vermillion ROFR.

(b) If Wexpro timely exercises its right with respect to the Vermillion ROFR, the Purchase Price shall be decreased by the Vermillion Allocated Value in accordance with Section 2.2, and the Vermillion Processing Plant shall be deemed to be deleted from the definition of “Assets” in Appendix A (and the other applicable Exhibits and Schedules) to this Agreement for all purposes. Seller shall retain the consideration paid by Wexpro, and shall have no further obligation with respect to the Vermillion Processing Plant under this Agreement. Alternatively, if Wexpro waives its rights under the Vermillion ROFR or the notice period otherwise expires prior to Closing, Seller shall convey its interest in the Vermillion Processing Plant to Purchaser in accordance with this Agreement, and Purchaser shall not reduce the Purchase Price.

(c) Purchaser acknowledges that it shall have no right to terminate this Agreement pursuant to Section 9.1 if Wexpro timely exercises its rights under the Vermillion ROFR and Seller conveys its interest in the Vermillion Processing Plant to Wexpro.

Section 6.17 Uintah Basin Field Services. Pursuant to Section 5.3(c) of that certain Limited Liability Company Operating Agreement of UBFS (the “Uintah Operating Agreement”), if Seller disposes its interests in UBFS to a third party, the other members of UBFS (the “Remaining UBFS Members”) have the right to sell all or a portion of their interests in UBFS to such third party on the same terms offered to Seller. If a Remaining UBFS Member exercises its right to sell all or a portion of its interests in UBFS, Purchaser agrees that (a) the value allocated to Seller’s interest in UBFS is set forth on Schedule 2.2 (the “UBFS Allocated Value”), (b) it shall purchase all such interests being offered by such Remaining UBFS Member in accordance with the terms of this Agreement, including the UBFS Allocated Value, and (c) shall not reduce the Purchase Price in connection with acquiring all or a portion of a Remaining UBFS Member’s interest in UBFS.

Section 6.18 Financial Statements.

(a) Seller shall use its best efforts to deliver to Purchaser by November 7, 2014, (but in no event, and with no qualification as to efforts, later than November 14, 2014) unaudited, reviewed financial statements with respect to Seller as of and for the three and nine-month periods ended September 30, 2014, including a balance sheet as of September 30, 2014 and the related statements of operations, statements of equity and statements of cash flows for the nine-month period ended as of such date and setting forth comparative consolidated figures for the related period in the prior fiscal year.

(b) If Closing has not occurred prior to December 31, 2014, Seller shall use its best efforts to deliver to Purchaser by February 28, 2015 (but in no event, and with no qualification as to efforts, later than March 15, 2015), audited financial statements with respect to Seller as of and for the year ended December 31, 2014 similar in scope to the Year-End Financial Statements, together with an independent auditor’s opinion thereon from an auditor mutually acceptable to Seller and Purchaser and which opinion is not qualified as to the scope of audit or as to the status of Seller as a going concern or any like exception or qualification.

(c) Seller shall deliver to Purchaser unaudited financial statements with respect to Seller as of and for the period from the end of the last fiscal quarter through the Closing Date, including a balance sheet as of the Closing Date and the related statements of operations, statements of equity and statements of cash flows for such period ended as of the Closing Date (“Closing Date Financials”). Such Closing Date Financials shall be delivered to the Purchaser (i) if Closing occurs prior to December 31, 2014, by February 10, 2015 and (ii) if Closing occurs after December 31, 2014 and by February 28, 2015, by April 10, 2015. Seller will cooperate with Purchaser to have the Closing Date Financials reviewed by an independent auditor mutually acceptable to Seller and Purchaser promptly following their delivery to Purchaser hereunder.

(d) Each of the foregoing financial statements shall comply with the requirements of Section 4.6(b).

Section 6.19 Assistance with Purchaser Financing and Securities Filings.

(a) The Seller shall use Commercially Reasonable Efforts to provide Purchaser all cooperation reasonably requested by Purchaser in connection with the arrangement of any bridge or other debt or equity financing entered into by Purchaser for the financing of the transactions contemplated by this Agreement (the “Purchaser Financing”), including using Commercially Reasonable Efforts to cause its Affiliates, officers, employees and advisors, upon the reasonable request of Purchaser and at Purchaser’s sole expense, (i) to furnish Purchaser and its Financing Sources, as promptly as practicable, all customary financial, business and other pertinent information related to the Business, the Acquired Company and the Acquired Subsidiaries reasonably required by Purchaser for Purchaser to consummate the Purchaser Financing, including the Required Information and all audited and unaudited financial statements and other data and information, including a description of the Business, of the type and in the form required by Regulation S-X and Regulation S-K under the Securities Act and of type and in the form customarily included in an offering memorandum or offering circular under Rule 144A of the Securities Act, (ii) to furnish customary consents (including any representation letters), comfort letters and legal opinions reasonably requested by Purchaser, (iii) to reasonably cooperate with the marketing efforts of Purchaser and the Financing Sources for any portion of the Purchaser Financing and participate in a reasonable number of due diligence sessions with Financing Sources at reasonable times and locations upon reasonable advance notice, and (iv) to facilitate the execution and delivery (at the Closing) of definitive documents to be executed by Seller, the Acquired Company, the Acquired Subsidiaries or any Affiliate of the foregoing (or any of their respective lenders) related to the Purchaser Financing as may reasonably be requested by Purchaser. Purchaser acknowledges that obtaining the Purchaser Financing in connection with the Closing is not a condition to Purchaser complying with its obligations under this Agreement, including closing the transactions contemplated herein following satisfaction or waiver of the conditions in Section 7.1 and Section 7.3.

(b) Until the latest of the filing with the SEC of (i) Purchaser’s periodic report for the fiscal period in which the Closing occurs, (ii) the Partnership’s periodic report for the fiscal period in which the Closing occurs or (iii) the Purchaser’s Current Report on Form 8-K that includes pro-forma financial statements with respect to the acquisition of the Business, Seller shall use Commercially Reasonable Efforts to furnish all information about the Business, the Acquired Company and the Acquired Subsidiaries and all necessary financial information to Purchaser as Purchaser or Purchaser’s affiliate, Tesoro Corporation, may reasonably request in connection with the preparation of any filings that Purchaser or Purchaser’s affiliate may be required to make with the SEC or in connection with any financing by Purchaser or Purchaser’s affiliate or otherwise under applicable Law that includes information regarding the Business, the Acquired Company and the Acquired Subsidiaries (the “Required Purchaser Filings”).

(c) Until the earlier of 33 months after the Business has been included in the Purchaser’s audited financial statements or the date when the independent public accountants for Seller prior to the Closing no longer require representations from Seller to provide comfort with respect to the financial statements of Seller, on Purchaser’s reasonable request and at Purchaser’s expense, Seller shall use Commercially Reasonable Efforts to (i) prepare applicable footnotes to Seller’s financial statements to satisfy the requirements of Section 3-10 of Regulation S-X, (ii) provide any reasonably necessary representation letters to its independent accountants and (iii) obtain applicable consents and “comfort” letters from any such auditors for Required Purchaser Filings.

(d) Any information delivered to Purchaser by Seller after the Closing pursuant to Sections 6.19(a) or (b) shall (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading and (ii) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act as the case may be. Any financial information delivered to Purchaser by Seller after the Closing pursuant to Sections 6.19(a) or (b) shall be prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in any notes thereto) and fairly present in all material respects the financial position and status of Seller as of the dates thereof and the results of operations and cash flows for the periods then ended.

Section 6.20 Easements With Ute Indian Tribe. The Parties shall use their respective best efforts to obtain the consent of the Ute Indian Tribe to the partial assignment, to the extent related to the Business, of that certain Surface Use and Access Concession Agreement, dated January 1, 2005, between Questar Corporation and the Ute Indian Tribe to an entity designated by Purchaser and (b) to effect such partial assignment at Closing or as soon as reasonably practicable thereafter. Notwithstanding the foregoing, Purchaser shall not be required to make payments or undertake obligations to or for the benefit of the Ute Indian Tribe to obtain such consent unless otherwise agreed by Purchaser.

Section 6.21 Regulatory Compliance. Until the eighteen (18) month anniversary of Closing, at Purchaser’s sole cost and expense, Seller shall use its Commercially Reasonable Efforts to cooperate in any investigation, defense, prosecution or remedial action respecting compliance by the Acquired Company or any Acquired Subsidiary or the Business with regulatory requirements promulgated by applicable Governmental Bodies to the extent such investigation, defense, prosecution or remedial action relates to events or circumstances that transpired or commenced prior to Closing.

Section 6.22 Litigation. Subsequent to Closing, Purchaser agrees, at its sole cost and expense, to manage and assume control of the Existing Litigation Matters. Seller agrees that any recovery pursuant to the Existing Litigation Matters shall be solely for the benefit of Purchaser. Seller and Purchaser shall enter into a joint defense agreement with respect to any Proceedings now in existence, including the Existing Litigation Matters, or that may arise in the future or on behalf of the Acquired Company or any Acquired Subsidiary that relate to events or occurrences that transpired or commenced prior to Closing (the “Joint Defense Agreement”). The Joint Defense Agreement shall provide, among other things, that Seller will cooperate with Purchaser in the investigation, defense or prosecution of any Proceedings covered by the Joint Defense Agreement.

Section 6.23 Financing. Purchaser shall use Commercially Reasonable Efforts to take, or cause to be taken, all actions and do, or cause to be done all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter (including any “flex” provisions contemplated by the fee letter associated with the Commitment Letter), including using Commercially Reasonable Efforts to, as promptly as possible, (a) satisfy, or cause to be satisfied, on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to Purchaser to funding in the Commitment Letter, (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including any “flex” provisions contemplated by the fee letter associated with the Commitment Letter) contemplated by the Commitment Letter (the “Debt Documents”) or on other terms that are no less favorable, when taken as a whole, to the Purchaser than those contained in the Commitment Letter (including any “flex” provisions contemplated by the fee letter associated with the Commitment Letter), (c) comply with its obligations under the Commitment Letter to the extent the failure to comply with such obligations could reasonably be expected to adversely impact the amount or timing of the Financing (taking into account the expected timing of the Marketing Period) or the availability of the Financing at Closing and (d) consummate the Financing at or prior to Closing. Purchaser shall give Seller prompt written notice (i) of any breach or default by any party to any Commitment Letter or other Debt Document, if applicable, of which Purchaser becomes aware, (ii) if and when Purchaser becomes aware that it is reasonably likely that it will not be able to obtain all or any portion of the Financing contemplated by any Commitment Letter, (iii) of the receipt of any written notice or other written communication, in each case, from a Financing Source, alleging (A) any actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or other Debt Document, if applicable, or (B) material dispute or disagreement between or among any parties to any Commitment Letter or other Debt Document, if applicable, (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Debt Documents) with respect to the obligation to fund the Financing, the timing of the funding of the Financing or the amount of the Financing to be funded at Closing. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (after taking into account “flex” provisions contemplated by the fee letter associated with the Commitment Letter), Purchaser shall use Commercially Reasonable Efforts to arrange to obtain in replacement thereof alternative financing, including from alternative sources, on terms and conditions (after taking into account any “flex” provisions applicable to such Alternative Financing (as defined below)), taken as a whole, not materially less favorable to Purchaser than the Financing contemplated by the applicable Commitment Letter (after taking into account any “flex” provisions contemplated by the fee letter associated with the Commitment Letter) in an amount sufficient, when added to the portion of the Financing that is available to pay the Financing Purposes (“Alternative Financing”) as promptly as practicable following the occurrence of such event. The provisions of this Section 6.23 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Financing in this Agreement shall be deemed to include such Alternative Financing and all references to the Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing, in each case, other than references to the Financing or the Commitment Letter contained in (w) representations and warranties made in this Agreement as of the date hereof or (x) the last two sentences of this Section 6.23. Notwithstanding the foregoing, in no event shall Purchaser be required pursuant to this Agreement to agree to pay to the lenders providing the Financing any additional fees or to increase any interest rates applicable to the Financing, except as expressly required pursuant to the Commitment Letter or in the associated fee letter referenced therein or related thereto and Purchaser shall not be required to consummate the financing until the final day of the Marketing Period. Purchaser shall not permit, without the prior written consent of the Seller, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Commitment Letter that could reasonably be expected to (y) reduce the aggregate amount of the Financing under the Commitment Letter (including by changing the amount of fees to be paid or original issue discount thereof (except as set forth in any “flex” provisions contemplated by the fee letter associated with the Commitment Letter)), or (z) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing in a manner that could reasonably be expected to (I) delay or prevent the Closing Date or (II) make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) less likely to occur (it being understood and agreed that, in any event, the Purchaser may amend the Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letter as of the date of this Agreement). Notwithstanding anything to the contrary in this Agreement, compliance by Purchaser with this Section 6.23 shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing or Alternative Financing is available.

Section 6.24 Omnibus Agreement. Prior to the Closing Date, Seller, Purchaser and the Conflicts Committee shall use Commercially Reasonable Efforts to amend the Omnibus Agreement to release Parent and Seller from their indemnification obligations set forth in Section 2 of the Omnibus Agreement; provided, however, that (a) Parent and Seller shall not be released from their indemnification obligations set forth in Sections 2.1(a)(iii) and 2.3(a)(ii) of the Omnibus Agreement with respect to the Haynesville Assets, which represent the only “Retained Assets” (as defined in the Omnibus Agreement) that are not included in the Assets, and (b) any such amendment or release shall not reduce or affect any indemnification obligations of Seller pursuant to this Agreement. If Seller, Purchaser and the Conflicts Committee have not amended the Omnibus Agreement by Closing, Purchaser, Parent and Seller shall enter into an Indemnification Agreement, which shall provide that Purchaser shall indemnify Parent and Seller from and after the Closing Date with respect to any indemnification claim that the Partnership may assert against Parent or Seller pursuant to Section 2 of the Omnibus Agreement, subject to the proviso at the end of the prior sentence.

Section 6.25 Curative Expense Reimbursement. During the Survival Period, Seller and its Affiliates shall use their Commercially Reasonable Efforts to assist Purchaser in curing any gaps in title identified on Schedule 4.17(e) to the extent such gaps exist on or after the Closing Date. To the extent Purchaser, the Acquired Company or an Acquired Subsidiary reasonably believes that a third party is necessary to cure gaps in title that are identified on Schedule 4.17(e), Purchaser shall seek Seller’s consent to retain such third party, which consent shall not be unreasonably withheld, conditioned or delayed. If Purchaser retains a third party in accordance with the previous sentence, Seller agrees that it shall reimburse Purchaser, the Acquired Company or the Acquired Subsidiary for such actual costs and expenses incurred by Purchaser, the Acquired Company or an Acquired Subsidiary to cure such gaps in title. Purchaser shall submit a monthly invoice to Seller with respect to the costs and expenses incurred by Purchaser, the Acquired Company or an Acquired Subsidiary to cure such gaps in title and Seller shall pay Purchaser within 30 days of receiving each invoice. Purchaser agrees that to the extent it is reimbursed for the costs and expenses it incurs to cure any gap in title identified on Schedule 4.17(e), Purchaser shall not be able to seek indemnity for such amounts pursuant to Section 10.1(b)(ii). Any payments made by Seller to Purchaser pursuant to this Section 6.25 shall not be subject to the limitations in Sections 10.4(c) or (d) nor count towards the Deductible in Section 10.4(c) or the cap in Section 10.4(d).

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Mutual Conditions to Closing. The mutual obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller or Purchaser, as applicable) on or prior to Closing of each of the following conditions precedent:

(a) No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force;

(b) Consents. All consents and approvals of any Person, including any Governmental Body, required for the transactions contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after Closing shall have been granted and not revoked, or the necessary waiting period shall have expired, or early termination thereof shall have been granted other than those Company Consents and consents and approvals by Governmental Bodies the failure of which to obtain would not result in a Material Adverse Effect or a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner, as applicable; and

(c) Vermillion ROFR. Any of the following has occurred after delivery by Seller to Wexpro of the ROFR Notice: (i) Seller has received written notice from Wexpro, prior to the expiration of the applicable notice period, of Wexpro’s intent with respect to its rights under the Vermillion ROFR or (ii) the applicable notice period pursuant to the Vermillion ROFR has expired without Seller having received the notices provided for in clause (i) of this Section 7.1(c).

Section 7.2 Seller’s Conditions to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Purchaser set forth in Article 5 and any other document to be executed and delivered by Purchaser at Closing shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties that refer to a specified date, which shall be true and correct in all respects on and as of such specified date), except for such breaches, if any, as have not had a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner; provided, that, for purposes of determining whether any such representation or warranty is true and correct, all qualifications as to materiality, material adverse effect and similar qualifications shall be disregarded; and

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date; provided, that, for purposes of determining whether any such covenant or agreement has been performed or observed, all qualifications as to materiality and similar qualifications shall be disregarded.

Section 7.3 Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Seller set forth in Article 3, Article 4 and the Transaction Documents shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties that refer to a specified date which shall be true and correct on and as of such specified date), except for such breaches, if any, as have not had a Material Adverse Effect; provided that for purposes of determining whether any such representation or warranty is true and correct, all qualifications as to materiality, Material Adverse Effect and similar qualifications shall be disregarded;

(b) Performance. Seller and the Acquired Company shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date; provided, that, for purposes of determining whether any such covenant or agreement has been performed or observed, all qualifications as to materiality and similar qualifications shall be disregarded;

(c) Credit Facility. The Partnership shall deliver proof that it has paid the Debt Payoff Amount and terminated the Credit Facility.

(d) Conveyance. Seller, the Acquired Company and the Acquired Subsidiaries shall have completed the Initial Conveyance pursuant to the terms of the Conveyance Documents, the forms of which are attached as Exhibit E hereto; and

(e) Parent Guaranty. Parent shall deliver a guaranty of all of Seller’s obligations under this Agreement in favor of Purchaser, the form of which is attached as Exhibit F hereto (the “Parent Guaranty”).

ARTICLE 8

CLOSING

Section 8.1 Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Latham & Watkins LLP, counsel to Seller, located at 811 Main Street, Suite 3700, Houston, Texas 77002, at 10:00 a.m., Central Time, on the later of (a) the fifth (5th) Business Day after the conditions set forth in Article 7 that are required to be satisfied prior to Closing have been satisfied or waived, and (b) such other date and time as to which the Parties agree in writing, in each case subject to the rights of the Parties under Article 9; provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article 7 hereof, if the Marketing Period has not ended at or prior to the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur instead on (x) the earlier to occur of (i) any Business Day during or after the Marketing Period to be specified by Purchaser to the Seller on no less than two Business Days’ written notice to Seller and (ii) December 22, 2014 or (y) such other date, time or place as agreed to in writing by the Parties, in each case subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing). The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 8.2 Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) A duly executed assignment of the Membership Interests, free and clear of all Liens, to Purchaser or the entity designated by Purchaser to take delivery of the Membership Interests;

(b) A certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(c) The articles of incorporation, certificate of partnership or certificate of formation, as the case may be, of the Acquired Company and the Acquired Subsidiaries certified as of a recent date by the Secretary of State of the applicable jurisdiction;

(d) A certificate of the Secretary of State of the applicable jurisdiction as to the good standing as of a recent date of the Acquired Company and the Acquired Subsidiaries in the state of incorporation or formation, as the case may be, and all other jurisdictions set forth on Schedules 4.1 and 4.4;

(e) The Books and Records or other seal (to the extent such seals exist and are in Seller’s possession), provided, that Seller’s obligation to deliver such Books and Records shall be deemed satisfied to the extent such Books and Records are located on the premises of the Acquired Company or the Acquired Subsidiaries at Closing;

(f) Duly executed resignations of the directors, officers and managers of each Acquired Company and the Acquired Subsidiaries listed on Schedule 8.2(f), which list shall not include the independent members of the board of directors of the general partner of the Partnership, effective as of the Closing, in the form attached hereto as Exhibit B;

(g) A counterpart of the Transition Services Agreement, duly executed by Seller;

(h) A counterpart of the Joint Defense Agreement, duly executed by Seller;

(i) Executed copies of the Conveyance Documents;

(j) The Parent Guaranty, duly executed by Parent;

(k) Copies of all Company Consents obtained as of the Closing Date;

(l) A counterpart to a side agreement related to the treatment of cross-indemnities arising out of the partial assignment contemplated by Section 6.20 (the “Side Agreement”), duly executed by Seller;

(m) An executed statement described in Treasury Regulations Section 1.1445-2(b)(2) from Seller certifying that Seller is not a foreign person within the meaning of the Code; and

(n) If required approvals are received by Seller pursuant to a filing or application under Section 6.2, copies of those approvals.

Section 8.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) A wire transfer of the Estimated Cash Purchase Price to the account(s) designated by Seller in immediately available funds;

(b) A certificate by an authorized representative of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(c) A counterpart of the Transition Services Agreement, duly executed by Purchaser;

(d) A counterpart of the Joint Defense Agreement, duly executed by Purchaser;

(e) A counterpart of the Side Agreement, duly executed by Purchaser; and

(f) If required approvals are received by Purchaser pursuant to a filing or application under Section 6.2, copies of those approvals.

ARTICLE 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated only in accordance with the following provisions:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if Purchaser shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Purchaser shall have become untrue, in any case such that the conditions set forth in Section 7.2 would not be satisfied (assuming for purposes of this Section 9.1(b) that the references in Section 7.2 to “Closing Date” mean the date of termination pursuant to this Section 9.1(b)), and such breach shall not be curable, or, if curable, shall not have been cured within thirty (30) days after written notice of such breach is given to Purchaser by Seller; provided, however, that Seller may not terminate this Agreement under this Section 9.1(b) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Purchaser would then be entitled to terminate this Agreement under Section 9.1(c) (without giving effect to the proviso in Section 9.1(c));

(c) by Purchaser, if Seller shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Seller shall have become untrue, in any case such that the conditions set forth in Section 7.3 would not be satisfied (assuming for purposes of this Section 9.1(c) that the references in Section 7.3 to “Closing Date” mean the date of termination pursuant to this Section 9.1(c)), and such breach shall not be curable, or, if curable, shall not have been cured within thirty (30) days after written notice of such breach is given to Seller by Purchaser; provided, however, that Purchaser may not terminate this Agreement under this Section 9.1(c) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Seller would then be entitled to terminate this Agreement under Section 9.1(b) (without giving effect to the proviso in Section 9.1(b)); or

(d) by Seller or Purchaser, if the Closing does not occur on or before December 30, 2014 (“Termination Date”), provided, however, that Seller or Purchaser, as the case may be, shall not be entitled to terminate this Agreement under this Section 9.1(d) if Closing has not occurred because Seller or Purchaser, as the case may be, has materially breached its covenants or agreements hereunder; provided further, that in the event that all conditions in Article 7 have been satisfied other than Section 7.1(b) as a result of any applicable waiting period under the HSR Act having not terminated or expired, then neither Seller nor Purchaser may terminate this Agreement under this clause (d) until after an additional sixty (60) days after the Termination Date.

If Purchaser or Seller proposes to terminate this Agreement pursuant to this Section 9.1, Purchaser or Seller, as applicable, shall provide written notice to the other Party of such termination, which notice shall include a statement describing in reasonable detail the breach or other circumstances giving rise to such termination, together with supporting documentation.

Section 9.2 Liabilities Upon Termination.

(a) Purchaser’s Default. If Seller terminates this Agreement pursuant to Section 9.1(b), and (i) Purchaser’s conditions to Closing in Section 7.1 and Section 7.3 have been satisfied or waived by Purchaser, (ii) Purchaser has not terminated this Agreement per its right under Section 9.1 and (iii) Seller is ready to close, Seller shall be entitled to receive the Termination Fee. If Purchaser shall be obligated to pay the Termination Fee, the Seller’s sole and exclusive remedy with respect to the Financing Sources and each Affiliate, controlling person or Representative of any such Person and any successors or assigns of any of the foregoing shall be the receipt of the Termination Fee from the Purchaser.

(b) Seller’s Default. If Purchaser terminates this Agreement pursuant to Section 9.1(c), and (i) Seller’s conditions to Closing in Section 7.1 and Section 7.2 have been satisfied or waived by Seller, (ii) Seller has not terminated this Agreement per its right under Section 9.1, and (iii) Purchaser is ready to close, Purchaser shall retain any legal or equitable remedies for Seller’s breach of this Agreement, including specific performance.

Section 9.3 Termination Fee. If the conditions in Section 9.2(a) are met, Purchaser shall pay Seller the Termination Fee within five (5) Business Days of receiving the termination notice by wire transfer to the account or accounts designated by Seller in immediately available funds.

Section 9.4 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect and no Party shall have any further right or obligation under this Agreement, except (a) that nothing herein shall relieve a Party from any liability for any knowing and intentional breach of this Agreement, (b) under the Confidentiality Agreement, which shall continue in full force and effect as set forth in Section 6.3 and (c) under the provisions of Section 6.1(c), Section 6.3, Section 9.2, Section 9.3, this Section 9.4, Article 12 and the applicable definitions in Appendix A relating to the foregoing provisions, which shall continue in full force and effect, and Seller shall be immediately free to sell, transfer, encumber or otherwise dispose of the Membership Interests, and the Acquired Company shall be immediately free to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

ARTICLE 10

ASSUMPTION; INDEMNIFICATION

Section 10.1 [Reserved]

Section 10.2 Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend and hold harmless each member of the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement;

(ii) caused by or arising out of or resulting from any inaccuracy or breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement, in any other agreement to be executed and delivered by Purchaser at Closing or in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(b), provided that for purposes of determining whether any such representation or warranty is inaccurate or breached, all qualifications as to materiality, Material Adverse Effect and similar qualifications shall be disregarded;

(iii) caused by or arising out of the Assumed Liabilities;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE ACQUIRED COMPANY OR ANY MEMBER OF THE SELLER GROUP, but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 10.2(b).

(b) From and after Closing, Seller shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i) caused by or arising out of or resulting from Seller’s or the Acquired Company’s breach of Seller’s and the Acquired Company’s covenants or agreements contained in this Agreement;

(ii) caused by or arising out of or resulting from any inaccuracy or breach of any representation or warranty made by Seller contained in Article 3, Article 4, the Transaction Documents or in the certificate delivered by Seller at Closing pursuant to Section 8.2(b), provided that for purposes of determining whether any such representation or warranty is inaccurate or breached, all qualifications as to materiality, Material Adverse Effect and similar qualifications shall be disregarded; or

(iii) caused by or arising out of the Retained Liabilities;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE PURCHASER GROUP, but excepting in each case Damages against which Purchaser would be required to indemnify Seller under Section 10.2(a).

(c) Except for causes of action based upon Fraud or an intentional misrepresentation hereunder, notwithstanding anything to the contrary contained in this Agreement, following the Closing, this Section 10.2 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in this Agreement, the Transaction Documents and any other agreement to be executed and delivered by Purchaser at Closing, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 8.2(b) or Section 8.3(b), as applicable. Except for the remedies contained in Section 9.2, Section 9.3, this Section 10.2, Section 12.5 and causes of action based on Fraud, FROM AND AFTER THE CLOSING, SELLER AND PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ AND ITS AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION, COST RECOVERY OR ANY OTHER REMEDY UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN THE SELLER OR AN ACQUIRED COMPANY AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY AN ACQUIRED COMPANY OR ANY PERSON WHO IS AN AFFILIATE OF AN ACQUIRED COMPANY, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON; PROVIDED HOWEVER, THAT PURCHASER AND ITS AFFILIATES DO NOT RELEASE (A) ANY OF THE CONTINUING EMPLOYEES FOR ANY CLAIMS OF THE ACQUIRED COMPANY OR THE ACQUIRED SUBSIDIARIES, (B) ANY AGENTS, ADVISORS AND OTHER REPRESENTATIVES OF THE ACQUIRED COMPANY OR THE ACQUIRED SUBSIDIARIES FOR ANY CLAIMS OF THE ACQUIRED COMPANY OR THE ACQUIRED SUBSIDIARIES, OR (C) SELLER OR ANY OF ITS AFFILIATES FOR ANY CLAIMS OF THE ACQUIRED COMPANY OR THE ACQUIRED SUBSIDIARIES SOLELY WITH RESPECT TO (X) THE CONTRACTS SET FORTH IN SCHEDULE 6.12, (Y) THE OMNIBUS AGREEMENT AS AMENDED PURSUANT TO SECTION 6.24, IF APPLICABLE, AND (Z) IF THE PARTIES ENTER INTO THE INDEMNIFICATION AGREEMENT PURSUANT TO SECTION 6.24, THE OMNIBUS AGREEMENT.

(d) The indemnity of each Party provided in this Section 10.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 10.2 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 10.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 10.2(d). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Article 10 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Article 10.

Section 10.3 Indemnification Actions. All claims for indemnification under Section 10.2 shall be asserted and resolved as follows:

(a) For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 10.

(b) To make a claim for indemnification under Section 10.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 10.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 10.3 shall not relieve the Indemnifying Person of its obligations under Section 10.2 except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached. With respect to the Existing Litigation Matters, Purchaser agrees that Seller shall not be required to deliver a Claim Notice with respect thereto and, upon Closing, Purchaser (as the Indemnifying Person) shall defend and indemnify Seller and its Affiliates therefrom in accordance with the terms of this Agreement.

(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 10. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such thirty (30)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 10.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 10.4 Limitation on Actions.

(a) The representations and warranties of the Parties in Article 3, Article 4, Article 5, the Transaction Documents and any other agreement to be executed and delivered by Purchaser at Closing, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 8.2(b) and Section 8.3(b), as applicable, shall survive the Closing until February 29, 2016 (the “Survival Period”), except that (i) the representations, warranties and acknowledgements, as applicable, in Section 3.2, Section 3.3, Section 3.4, Section 3.5(a), Section 3.7, Section 4.1, Section 4.2(a), Section 4.3, Section 4.4, Section 4.14, Section 5.1, Section 5.2, Section 5.3(a), Section 5.4 and Section 5.14 (together, the “Core Representations”) shall survive Closing indefinitely and (ii) the representations and warranties in Section 4.8 shall survive Closing until thirty (30) days after the applicable statute of limitations closes the taxable year to which the subject Taxes relate. The covenants and agreements of the Parties in Article 6 shall survive until fully performed in accordance with their terms, except that the covenants and agreements, as applicable, in Section 6.1(d), Section 6.3, Section 6.9 and Section 6.13 shall survive for two (2) years. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 10.2(a)(i) and (ii) and Section 10.2(b)(i) and (ii) shall terminate as of the termination date, if any, of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 10.2(a)(iii) and Section 10.2(b)(iii) shall survive Closing indefinitely. Purchaser’s indemnification obligations pursuant to Section 10.2(a), and Seller’s indemnification obligations pursuant to Sections 10.2(b)(i) and 10.2(b)(iii), except with respect to any Offsite Disposal Claim, shall not be subject to any deductibles or caps.

(c) Except for indemnification related to the Core Representations and Seller Taxes, Seller shall not have any liability for any indemnification under Sections 10.2(b)(ii) or 10.2(b)(iii) in relation to an Offsite Disposal Claim: (i) for individual claims that do not exceed $250,000 in Damages and (ii) until and unless the aggregate amount of the liability for all Damages thereunder for which Claim Notices are delivered by Purchaser exceeds one percent (1.0%) of the Base Purchase Price (the “Deductible”), and then only to the extent such Damages exceed the Deductible.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, except for indemnification related to the Core Representations and Seller Taxes, Seller shall not be required to indemnify the Purchaser Group under this Article 10 for aggregate Damages pursuant to Sections 10.2(b)(ii) or 10.2(b)(iii) in relation to an Offsite Disposal Claim in excess of seven and one half percent (7.5%) of the Base Purchase Price.

(e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages and (ii) the amount of such Damages that would have been avoided had such Indemnified Party complied with its covenants set forth in Section 6.6.

(f) In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing, or for which an Indemnified Person received the benefits of an adjustment to the Purchase Price pursuant to Section 2.4 hereof.

ARTICLE 11

TAX MATTERS

Section 11.1 Transfer Taxes. All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement shall be borne and paid by Seller; provided, however, that, at or after the Closing, Purchaser shall promptly reimburse Seller for one-half of such Transfer Taxes actually paid by Seller after Purchaser’s receipt of reasonable documentation of such payment. Purchaser and Seller shall cooperate to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes. Seller shall provide Purchaser with evidence satisfactory to Purchaser that such Transfer Taxes have been paid by Seller, or if the transactions are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Seller will timely furnish to Purchaser such certificate or evidence.

Section 11.2 Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Company, the Acquired Subsidiaries and the Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser and Seller shall cooperate fully as and to the extent reasonably requested by the other party in connection with any audit or Action relating to Taxes involving the Acquired Company, the Acquired Subsidiaries and the Assets. Notwithstanding anything to the contrary contained in this Agreement, none of Purchaser nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of Seller or any of its Affiliates (or any of its predecessors) other than information relating solely to the Acquired Company, the Acquired Subsidiaries and the Assets.

Section 11.3 Property Taxes. Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Company, the Acquired Subsidiaries and the Assets attributable to the Pre-Closing Tax Period, and Purchaser shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Company, the Acquired Subsidiaries and the Assets attributable to the Post-Closing Tax Period. The portion of any Property Taxes levied with respect to the Acquired Company, the Acquired Subsidiaries and the Assets for any Straddle Period that is allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Upon receipt of any bill for such Property Taxes relating to the Acquired Company, the Acquired Subsidiaries and the Assets, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 11.3 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 11.3, the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Section 11.4 Tax Refunds. Notwithstanding anything to the contrary, to the extent that Purchaser, the Acquired Company or any Acquired Company receives any Tax refund or Tax credit relating to or attributable to a Pre-Closing Tax Period, Purchaser shall immediately pay such amount to Seller to the extent the Purchase Price has not been increased pursuant to Section 2.4 on account thereof.

Section 11.5 Acquired Entities. With respect to the Acquired Company and any Acquired Subsidiary that is a pass-through entity for federal income tax purposes and whose taxable year does not close as of the Closing Date, all income, gain, loss or deductions of such Acquired Subsidiary shall be allocated between the Purchaser and the Seller as though the taxable year of the Acquired Subsidiary terminated at the close of business on the Closing Date.

Section 11.6 Tax Contests. If, subsequent to the Closing, Purchaser, the Acquired Company or any of the Acquired Subsidiaries receive notice of any inquiries, claims, assessments, audits or similar events with respect to any Seller Taxes (a “Tax Contest”), then within fifteen (15) days after receipt of such notice, Purchaser shall inform Seller of such notice; provided, however, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder except if, and only to the extent that, as a result of such failure, Seller was actually prejudiced. Seller shall have the right to control the conduct and resolution of any Tax Contest; provided, however, that Seller shall notify Purchaser in writing and keep Purchaser apprised of the status of same. Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audit or assessment challenging the Allocation Statement.

Section 11.7 Characterization of Certain Payments. The Parties agree that any payments made pursuant to Article 10, this Article 11 or Section 2.4 shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 11.8 Characterization of Transaction. The Parties recognize that Purchaser’s purchase of the Membership Interests will be treated for U.S. federal income tax purposes as the acquisition of the assets of the Acquired Company.

Section 11.9 Overlap Provisions. In the event of any conflict or overlap between the provisions of this Article 11 and Article 10, the provisions of this Article 11 shall control.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 12.2 Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:

QEP Field Services Company

1050 17th Street, Suite 800

Denver, Colorado 80265

Attention: Christopher K. Woosley

                    Vice President and General Counsel

Telecopy: (303) 308-3639

With a copy to:

Latham & Watkins LLP

811 Main Street, 37th Floor

Houston, Texas 77002

Attn: Michael E. Dillard

Telecopy: (713) 546-5401

If to Purchaser:

Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259

Attn: Charles S. Parrish

                    Vice President and General Counsel

Telecopy: (210) 745-4494

With copies to:

McGuireWoods LLP

600 Travis Street, Suite 7500

Houston, Texas 77002

Attn: David L. Ronn

Telecopy: (832) 214-9928

Each Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 12.3 Costs and Expenses. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 12.4 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DENVER, COLORADO AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE PERFORMANCE THEREOF OR ANY ACTION, PROCEEDING OR COUNTERCLAIM THAT INVOLVES A FINANCING SOURCE.

(d) EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OR ANY OF THEIR REPRESENTATIVES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), AND MAKES THE AGREEMENTS, WAIVERS AND CONSENTS SET FORTH IN SECTIONS 12.4(A), (B) AND (C) MUTATIS MUTANDIS BUT WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 12.4(D).

Section 12.5 Specific Performance. Seller recognizes that in the event of any breach of this Agreement (whether or not such breach is material or willful), monetary damages alone would not be adequate to compensate Purchaser for its injuries. Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

Section 12.6 Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by Seller or Purchaser, as applicable, by an instrument signed by such party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.7 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 12.8 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 12.10 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except (a) the rights expressly provided in Section 6.1(d), Section 6.10, Section 6.24 and Section 10.2 to the Persons described therein and (b) the Financing Sources shall be deemed to be third-party beneficiaries of Section 6.19, Section 9.2 and Section 12.4.

Section 12.11 Construction. The Parties acknowledge that (a) Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Seller and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 12.12 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NO MEMBER OF THE PURCHASER GROUP OR SELLER GROUP SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT (INCLUDING BASED ON LOST PROFITS OR ANY SIMILAR MEASURE), PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT AS REQUIRED TO INDEMNIFY A PARTY FOR THIRD PARTY CLAIMS FOR SUCH DAMAGES) AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF THE PURCHASER GROUP OR THE SELLER GROUP, AS APPLICABLE, HEREBY EXPRESSLY WAIVES ANY RIGHT TO ANY SUCH CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Conspicuous. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 12.14 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 12.15 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 12.16 Confidentiality of Agreement. Seller and Purchaser agree to keep the provisions of this Agreement confidential except: (a) as permitted by Section 6.3; (b) disclosure to Seller’s or Purchaser’s Representatives; and (c) to any successor-in-interest to Purchaser of all or any part of the Assets or any potential purchaser of Purchaser’s interest in all or any portion of the Assets, their consultants and attorneys, upon the agreement of the foregoing to protect the confidentiality of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLER:

QEP FIELD SERVICES COMPANY

By:	/s/ Charles B. Stanley
Name: Charles B. Stanley
Title: Chief Executive Officer

[Signature Page]

PURCHASER:

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC, its general partner

By:	/s/ Gregory J. Goff
Name: Gregory J. Goff
Title: Chairman of the Board of Directors and Chief Executive Officer

[Signature Page]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AS OF OCTOBER 19, 2014, BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 2.4(c).

“Acquired Company” has the meaning set forth in the Recitals.

“Acquired Subsidiaries” means any Person in which the Acquired Company will own, directly or indirectly, any Equity Securities after the Initial Conveyance.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.

“Aggregate Adjustment” means the amount, which may be a positive or a negative number, equal to (a) the Aggregate Capital Expenditures as of the Closing Date (the “Closing Date Aggregate Capital Expenditures”), plus (b) an amount (the “Closing Date Adjustment Amount”), which may be a positive or a negative number, obtained by subtracting the Target Net Working Capital from the Closing Date Net Working Capital.

“Aggregate Capital Expenditures” means, collectively, the Growth Capital Expenditures and the Maintenance Capital Expenditures.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation Statement” has the meaning set forth in Section 2.5.

“Alternative Financing” has the meaning set forth in Section 6.23.

“Assets” means all of the right, title and interest in and to all of the assets that are used in the Business, including those assets which will be conveyed from Seller to the Acquired Company and the Acquired Subsidiaries pursuant to the Conveyance Documents, and include the following:

(a) the pipelines, compressors, dehydration equipment, meter stations, and appurtenant equipment (including all replacement and spare parts), vehicles, other personal property related thereto and facilities, including any and all line pack, gas, crude oil, gas and crude oil inventories, natural gas liquids and other Hydrocarbons located in said pipelines, equipment and facilities and in inventory; provided, however, Seller makes no representation or warranty regarding the volume of gas or crude oil that will exist in such pipelines, equipment and facilities at the time of Closing (collectively referred to as the “Pipeline”);

Appendix A-1

(b) the Blacks Fork Processing Complex, the Emigrant Trail Processing Complex, the Vermillion Processing Plant, the Uintah Basin Complex, and related compressors, dehydration equipment, tools, office equipment and appurtenant equipment and facilities, including any and all line pack, gas, gas inventories, natural gas liquids and other Hydrocarbons located in such plant, equipment and facilities and in inventory; provided, however, Seller makes no representation or warranty regarding the amount of any line pack, gas, gas inventories, natural gas liquids and other Hydrocarbons that will exist in such plant, equipment and facilities at the time of Closing (collectively referred to as the “Plants”);

(c) the rights-of-way, easements, leases and servitudes that are used for, or are useful in, the location, operation, maintenance, repair, replacement, use or ownership of the Pipeline and/or Plants (collectively referred to as the “Easements”);

(d) all fee-simple owned real property other than Easements (the “Owned Real Property”) or a leasehold interest under leases or subleases (such leases and subleases, the “Company Leases” and together with the Easements and Owned Real Property, the “Real Property Assets”);

(e) any and all Permits that are necessary for the operation, maintenance, repair, replacement, use or ownership of the Pipeline, Plants, and/or the Easements;

(f) the Company Contracts;

(g) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder; remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions; and

(h) all confidentiality agreements executed by Seller or its Affiliates with third-parties other than Purchaser and its Affiliates in connection with Seller’s proposed sale of the Acquired Company.

For the avoidance of doubt, the Assets shall not include the Haynesville Assets.

“Assumed Liabilities” means the “Assumed Liabilities” assumed by the Acquired Company pursuant to the Conveyance Document set forth on Exhibit E-2.

“Balance Sheets” has the meaning set forth in Section 4.6(a).

“Balance Sheet Date” means June 30, 2014.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Blacks Fork Processing Complex” means that certain natural gas processing complex located in Sweetwater and Uinta counties, Wyoming.

“Books and Records” has the meaning set forth in Section 4.22.

“Business” means the purchase, sale, gathering, processing, fractionating, treating, compression and transportation of natural gas and related by-products and the gathering and transportation of crude oil, as conducted by Seller and the Acquired Subsidiaries, but only as intended to be conducted by the Acquired Company and the Acquired Subsidiaries at Closing after the Initial Conveyance. For the avoidance of doubt, the Business shall not include the Business as it relates to the Haynesville Assets.

Appendix A-2

“Business Confidential Information” means all confidential, non-public or proprietary information and data related to the Business, the Assets, the Acquired Company, the Acquired Subsidiaries, Purchaser Financing or Purchaser’s Financing Sources; provided, however, that “Business Confidential Information” shall not include information that: (a) is or becomes available to the public, other than by breach of this Agreement by Seller or its Representatives, (b) is in the lawful possession of Seller on a non-confidential basis or (c) is obtained on a non-confidential basis from a third party who is not known by Seller to be prohibited from disclosing such information.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Business Employees” has the meaning set forth in Section 4.20(a).

“Business Employee Claim” means any claim, including the claims set forth on Schedule A-1, arising from or that relates to a Person’s employment with Seller, Parent, the Acquired Company or the Acquired Subsidiaries prior to the Closing Date that is asserted by such Person prior to, on or after the Closing Date.

“Casualty Loss” means any casualty loss or damage to any Asset that occurs prior to the Closing Date, other than with respect to Assets that have been fully repaired or replaced as of the Closing Date.

“Central Time” means the central time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 10.3(b).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Adjustment Amount” has the meaning set forth in the definition of the term “Aggregate Adjustment” in this Appendix A.

“Closing Date Aggregate Capital Expenditures” has the meaning set forth in the definition of the term “Aggregate Adjustment” in this Appendix A.

“Closing Date Financials” has the meaning set forth in Section 6.18(c).

Appendix A-3

“Closing Date Net Working Capital,” which may be a positive or negative number, means an amount equal to the total current assets of the Acquired Company and its Subsidiaries (other than the Partnership and its Subsidiaries) minus the total current liabilities of the Acquired Company and its Subsidiaries (other than the Partnership and its Subsidiaries) as of the Closing Date, in each case as determined in accordance with GAAP applied consistently with the Balance Sheet and the accounting principles used in the preparation thereof. For the avoidance of doubt, Closing Date Net Working Capital shall not include severance or retention obligations related to the transactions contemplated by this Agreement.

“Closing Statement” has the meaning set forth in Section 2.4(a).

“COBRA” has the meaning set forth in Section 6.11(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that are designed to enable a Party, directly or indirectly, to timely satisfy a condition to, or otherwise timely assist in the consummation of, the transactions contemplated by this Agreement and that do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Commitment Letter” has the meaning set forth in Section 5.6.

“Company Consents” has the meaning set forth in Section 4.2.

“Company Contracts” has the meaning set forth in Section 4.10(a).

“Company Leases” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May, 2014, between Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of Purchaser, and Seller.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of the general partner of the Partnership.

“Continuing Employees” has the meaning set forth in Section 6.11(c).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance Documents” means all of the documents, certificates and other instruments required to effect the conveyance, assignment and transfer of (a) the Assets from Seller to the Acquired Company and the Acquired Subsidiaries and (b) the Equity Securities of the Acquired Subsidiaries that are directly held by Seller to the Acquired Company.

“Core Representations” has the meaning set forth in Section 10.4(a).

Appendix A-4

“Credit Facility” means that certain Credit Agreement, dated as of August 14, 2013, among QEP Midstream Partners Operating, LLC, as borrower, QEP Midstream Partners, LP, as parent guarantor, Wells Fargo Bank, National Association, as administrative agent and swing line lender, and the lenders party thereto, as amended to date.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (entitled to indemnification under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include those types of damages addressed in Section 12.12.

“Debt” means, without duplication, all (a) indebtedness of the Acquired Company and the Acquired Subsidiaries for borrowed money, (b) indebtedness of the Acquired Company and the Acquired Subsidiaries evidenced by a note, bond, debenture or other similar security, (c) leases of the Acquired Company and the Acquired Subsidiaries that have been accounted for as a capital lease on the Balance Sheet, (d) overdrafts of the Acquired Company and the Acquired Subsidiaries, (e) obligations of the Acquired Company and the Acquired Subsidiaries with respect to interest rate, currency, exchange or commodity obligations, swaps, hedges or similar arrangements, (f) any liabilities for letters of credit, (g) obligations of the Acquired Company and the Acquired Subsidiaries for the payment of any deferred purchase price or similar consideration, (h) items referred to in clauses (a) through (g) above of any Person that is either guaranteed by, or secured by a Lien upon any Asset, and (i) accrued but unpaid interest, premiums, penalties, fees and other amounts relating to the items referred to in clauses (a) through (h) above, including any premiums and penalties and breakage costs associated with prepaying any such indebtedness or other similar amounts.

“Debt Documents” has the meaning set forth in Section 6.23.

“Debt Payoff Amount” means all amounts owed under or in connection with the termination of the Credit Facility as of or prior to Closing.

“Deductible” has the meaning set forth in Section 10.4(c).

“Defensible Title” means, as of the Execution Date and the Closing Date, as the case may be, such title and ownership by Seller, the Acquired Company or the Acquired Subsidiaries with respect to the Owned Real Property and Easements that:

(a) provides Seller, the Acquired Company and the Acquired Subsidiaries with good, marketable and defensible, and with respect to the Owned Real Property, insurable fee-simple, ownership of such property free and clear of Liens, other than Permitted Liens; and

Appendix A-5

(b) entitles Seller, the Acquired Company and the Acquired Subsidiaries to operate, maintain, repair, replace and use such Real Property Asset as it is currently being or has been operated, maintained, repaired, replaced and used.

“Deferred Compensation Plan Participants” has the meaning set forth in Section 6.11(e).

“DLLCA” means the Delaware Limited Liability Company Act.

“Easement Documents” has the meaning set forth in Section 4.17(c).

“Easements” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Emigrant Trail Processing Complex” means that certain natural gas process complex located Uinta County, Wyoming.

“Employee Plan” has the meaning set forth in Section 4.21.

“Environmental Laws” means any applicable federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, consent decree, settlement agreement, judgment or order issued by or entered into with a Governmental Body pertaining or relating to: (a) pollution or pollution control, including, without limitation, storm water; (b) protection of human health from exposure to Hazardous Substances or protection of the environment; or (c) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal, or Release or threat of Release of Hazardous Substances. “Environmental Laws” shall include, without limitation, CERCLA, the Solid Waste Disposal Act (as amended by the Resource Conversation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Endangered Species Act, 16. U.S.C. § 1531 et seq., and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto, and each in effect as of the date hereof.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any Environmental Laws, injunction, judgment or similar act by (including binding and final settlements with) any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws to the extent attributable to the ownership or operation of the Assets or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws and to the extent attributable to the ownership or operation of the Assets.

Appendix A-6

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, and (c) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with the Acquired Company or any Acquired Subsidiary, as applicable, is, or at the relevant time was, required to be treated as a “single employer” within the meaning of Section 414(b), (c) (m) or (o) of the Code.

“Estimated Aggregate Adjustment” means the amount, which may be a positive or a negative number, equal to (a) Seller’s good faith estimate of the Closing Date Aggregate Capital Expenditures, plus (b) an amount, which may be a positive or a negative number, obtained by subtracting the Target Net Working Capital from Seller’s good faith estimate of the Closing Date Net Working Capital.

“Estimated Cash Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Aggregate Adjustment, minus (c) the Vermillion Allocated Value if the Vermillion Processing Plant is excluded from this transaction pursuant to Section 6.16.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Exchange Act” has the meaning set forth in Section 4.26(a).

“Excluded Employee” has the meaning set forth in Section 6.11(b).

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Existing Litigation Matters” means those Proceedings set forth on Schedule 6.22.

“FERC” means the Federal Energy Regulatory Commission.

“Final Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Financial Statements” has the meaning set forth in Section 4.6(a).

Appendix A-7

“Financing” has the meaning set forth in Section 5.6.

“Financing Purposes” has the meaning set forth in Section 5.6.

“Financing Sources” means any banks, investment banks or other sources of funds as directed by Purchaser (including the parties to the Commitment Letter and any joinder agreements, credit agreements or any other definitive agreements relating thereto) and their respective Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“Fraud” means actual fraud and does not include constructive fraud or negligent misrepresentation or omission.

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles or certificate of incorporation and bylaws of such corporation, (b) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, Native American Indian Tribe, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, established or entered by or with any Governmental Body.

“Growth Capital Expenditures” means the aggregate of capital expenditures that are made by Seller, the Acquired Company or the Acquired Subsidiaries (other than the Partnership, its Subsidiaries and Green River Processing, LLC, to the extent of the Partnership’s forty percent (40%) interest therein) for the purpose of accommodating growth in the Business both (a) after the Execution Date and (b) either (i) in accordance with Exhibit D or (ii) after the Acquired Company has received the prior written consent of Purchaser to such capital expenditure (such consent not to be unreasonably withheld, delayed or conditioned).

“Hazardous Substances” means each substance designated and regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant” or “toxic substance,” as those terms are defined under any Environmental Law; provided, however, that “Hazardous Substances” shall also include, without limitation, petroleum, petroleum byproducts, Hydrocarbons, asbestos, asbestos-containing material, polychlorinated biphenyls, and radioactive materials (whether NORM or otherwise), and waste water resulting from oil and gas operations.

Appendix A-8

“Haynesville Assets” means that certain natural gas gathering system owned by Seller in northwest Louisiana, comprised of approximately 200 miles of natural gas gathering lines, 7,360 horsepower of compression and 2,000 MMcf/d of throughput capacity. The Haynesville Assets will not be included in the Assets to be contributed to the Acquired Company pursuant to the Conveyance Documents.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Inactive Employee” has the meaning set forth in Section 6.11(b).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Indemnifying Person” has the meaning set forth in Section 10.3(a).

“Independent Contractor” “ means any natural person who is not an employee of Parent or Seller and who provides material services pursuant to an agreement with Parent or Seller.

“Initial Conveyance” means, prior to or at Closing, the contribution, conveyance, assignment and transfer from Seller to the Acquired Company, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the Assets and the Equity Securities of each Acquired Subsidiary pursuant to the Conveyance Documents.

“Intellectual Property” means patents, patent applications, trademarks, trademark registrations or applications therefore, trade names, service marks, service mark rights, logos, domain names, corporate names and associated goodwill, copyrights (including software), copyright registrations or applications therefore, trade secrets, know-how, processes, confidential business information, engineering data, maps, interpretations, and other confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Joint Defense Agreement” has the meaning set forth in Section 6.22.

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, setoff, option, restriction or encumbrance of any kind.

Appendix A-9

“Maintenance Capital Expenditures” means the aggregate of capital expenditures that are made by Seller, the Acquired Company or the Acquired Subsidiaries (other than the Partnership, its Subsidiaries and Green River Processing, LLC, to the extent of the Partnership’s forty percent (40%) interest therein) for the purpose of maintaining the Assets both (a) after the Execution Date and (b) either (i) in accordance with Exhibit D or (ii) after the Acquired Company has received the prior written consent of Purchaser to such capital expenditure (such consent not to be unreasonably withheld, delayed or conditioned).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days (provided that such period shall exclude November 28, 2014 and shall be completed by December 19, 2014) after the date of this Agreement throughout which (a) Purchaser shall have received the Required Information and (b) the conditions set forth in Section 7.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided, further, that the Marketing Period shall not be deemed to have commenced if (A) after the date of this Agreement and prior to the completion of the Marketing Period, (I) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another independent accounting firm reasonably acceptable to Purchaser, (II) the financial statements included in the Required Information that is available to Purchaser on the first day of any such 15 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 15 consecutive Business Day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such 15 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Purchaser of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new 15 consecutive Business Day period or (III) the Seller shall have announced (x) any intention to restate any historical financial statements of the Business included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility, in which cases the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Seller has announced that it has concluded no such restatement shall be required, provided that the Marketing Period shall be deemed to end on any earlier date that is the date on which the proceeds of the Financing are obtained.

“Material Adverse Effect” means an event, change, effect, development, condition or occurrence that individually or in the aggregate results in a material adverse effect on (a) the financial condition or results of operations of the Acquired Company and the Acquired Subsidiaries, (b) the ability of Seller to perform its obligations under this Agreement and the Transaction Documents, in a timely fashion or (c) the ownership interest in, value or use of the Assets, in each case taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include effects resulting from (i) general changes in Hydrocarbons prices, (ii) general changes in industry or economic conditions, (iii) general changes in political conditions, including any engagements of or escalations in hostilities, acts of war or terrorist activities or changes imposed by a Governmental Body associated with additional security, (iv) any change in applicable Laws or in regulatory policies, (v) general changes in the national or international financial or securities markets, including interest rates or currency exchange rates, (vi) any change to GAAP or the interpretation thereof, (vii) effects of weather, meteorological events, natural disasters or other acts of God, (viii) the announcement of the transactions contemplated by this Agreement, including the identity of the Purchaser, or (ix) any actions permitted under this Agreement.

Appendix A-10

“Material Permits” has the meaning set forth in Section 4.9(b).

“Membership Interests” has the meaning set forth in the Recitals.

“NORM” means naturally occurring radioactive material.

“Offering Documents” shall mean reasonable and customary offering and syndication documents and materials, including private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials in connection with the Financing and/or the offering of the securities in connection therewith.

“Offsite Disposal Claim” means any Third Person Claim related to the generation, handling, shipment, transfer or disposal to an off-site disposal site, which, for the avoidance of doubt, shall mean a site that is not located on the premises of the Assets, of Hazardous Substances that occurred prior to the Closing Date and relates to or was associated with the Business or the Assets.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of August 14, 2013, among Parent, Seller, the Partnership, QEP Midstream Partners GP, LLC and QEP Midstream Partners Operating, LLC.

“Owned Real Property” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Parent” means QEP Resources, Inc., a Delaware corporation and the owner of 100% of the equity interests of Seller.

“Parent Guaranty” has the meaning set forth in Section 7.3(e).

“Partnership” means QEP Midstream Partners, LP, a Delaware limited partnership.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, licenses, approvals or authorizations by, or filings with, Governmental Bodies. For the avoidance of doubt, Easements shall not be considered a Permit for purposes of this Agreement.

Appendix A-11

“Permitted Liens” means:

(a) Liens for Taxes that are not yet due and payable;

(b) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable;

(c) unrecorded rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable Asset and other defects or irregularities in title, or encumbrances on, the applicable Asset, in each case that does not materially affect or impair the use or operation or the cost of operation of the Asset to which they relate or the ability of the Acquired Company and the Acquired Subsidiaries to conduct their business (as currently operated, used or conducted);

(d) zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants;

(e) any obligations or duties affecting such asset under a Material Permit listed in Schedule 4.9(b); and

(f) the terms and conditions of the instruments creating the Asset.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

“Pipeline” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Plants” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Post-Closing Purchaser Group” has the meaning set forth in Section 6.15.

“Post-Closing Seller Group” has the meaning set forth in Section 6.15.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Body.

Appendix A-12

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser DC Plan” has the meaning set forth in Section 6.11(f).

“Purchaser Financing” has the meaning set forth in Section 6.19(a).

“Purchaser Group” means Purchaser, its Affiliates as of the Closing Date, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser Medical Plans” has the meaning set forth in Section 6.11(h).

“Purchaser’s knowledge” has the meaning set forth in Section 5.5.

“QEP Marks” means any name containing “QEP,” the QEP logo and any and all variations or derivatives of that name and logo, and related or similar trade names, trademarks, service marks or logos to which any member of the Seller Group hold rights.

“QEP Midstream LTIP” has the meaning set forth in Section 4.21.

“QEP Pension Plan” has the meaning set forth in Section 4.21.

“Real Property Assets” has the meaning set forth in the definition of the term “Assets” in this Appendix A.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Relevant Period” has the meaning set forth in Section 6.11(d).

“Remaining UBFS Members” has the meaning set forth in Section 6.17.

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any consultant, attorney, accountant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations, including any consultant retained by such bank, other financial institution or entity.

Appendix A-13

“Required Information” means all customary financial and other pertinent information regarding the Business as Purchaser shall reasonably request in order to consummate the Financing, including (a) the financial statements and other information of the Business that is required under paragraphs (ix), (x) and (xi) of Annex III of the Commitment Letter (as in effect on the date of this Agreement), (b) financial statements prepared in accordance with GAAP, audit reports, opinions and other financial information and financial data, and such other financial information reasonably required by the Purchaser in order to prepare pro forma financial statements in connection with the Financing and other data and information regarding Seller of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act, and of the type and form, and for the periods, in each case, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during Seller’s fiscal year as such syndication and offering(s) of debt securities will be made and (c) all other data that would be necessary for the underwriter or initial purchaser of an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from independent accountants in connection with such an offering which such auditors prepared to provide upon completion of customary procedures.

“Required Purchaser Filings” has the meaning set forth in Section 6.19(b).

“Retained Liabilities” means (i) any Offsite Disposal Claim, (ii) any Business Employee Claim, (iii) Seller Taxes, (iv) any Third Person Claim related to the distress or other underfunded termination of the QEP Pension Plan within five years following the Closing Date and (v) any Third Person Claim related to the assets or liabilities of Seller not conveyed to, or assumed by, the Acquired Company pursuant to the Conveyance Documents.

“ROFR Notice” has the meaning set forth in Section 6.16(a).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.26(a).

“SEC Financial Statements” has the meaning set forth in Section 4.26(a).

“Securities Act” means Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller 401(k) Plan” has the meaning set forth in Section 6.11(f)

“Seller Deferred Compensation Plan” has the meaning set forth in Section 6.11(e).

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Medical Plans” has the meaning set forth in Section 6.11(h).

“Seller Notice of Disagreement” has the meaning set forth in Section 2.4(c).

Appendix A-14

“Seller Taxes” means any and all Taxes imposed on Seller (with respect to the Assets), the Acquired Company, or any Acquired Subsidiary (a) for any Pre-Closing Tax Period; (b) as a result of having been a member of a consolidated, affiliated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign Law; (c) resulting from or attributable to a breach of any representation or warranty set forth in Section 4.8 (determined without regard to any materiality qualifiers); or (d) of any other Person for which Seller (with respect to the Assets), the Acquired Company, or any Acquired Subsidiary is or has been liable as a transferee or successor, by contract or otherwise. For purposes of determining Seller Taxes, with respect to the Taxes relating to a Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date (and be attributable to the Pre-Closing Tax Period) will be: (i) in the case of Property Taxes, determined as set forth in Section 11.3, and (ii) in the case of all other Taxes, determined as though the taxable year of the Seller (with respect to the Assets), the Acquired Company or any Acquired Subsidiary terminated at the close of business on the Closing Date.

“Seller Welfare Plan” has the meaning set forth in Section 6.11(g).

“Side Agreement” has the meaning set forth in Section 8.2(l).

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which (a) membership interests, securities or other ownership interests having the power to designate the managing member or ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person or (b) such Person is the managing member or general partner.

“Survival Period” has the meaning set forth in Section 10.4(a).

“Target Net Working Capital” means zero Dollars ($0.00).

“Tax” or “Taxes” means all federal, state, local, and foreign net income, gross income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest or penalties which may be imposed with respect thereto.

“Tax Allocation Referee” has the meaning set forth in Section 2.5.

“Tax Contest” has the meaning set forth in Section 11.6.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Termination Date” has the meaning set forth in Section 9.1(d).

Appendix A-15

“Termination Fee” means one hundred fifty million dollars ($150,000,000).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 10.3(b).

“Transaction Documents” means the Conveyance Documents and all other documents contemplated by this Agreement and required to be executed and delivered by Seller at Closing.

“Transfer Taxes” has the meaning set forth in Section 11.1.

“Transfer Time” has the meaning set forth in Section 6.11(g).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between Seller and Purchaser, substantially in the form attached hereto as Exhibit C.

“UBFS” means Uintah Basin Field Services, L.L.C., a Delaware limited liability company.

“UBFS Allocated Value” has the meaning set forth in Section 6.17.

“Uinta Basin Complex” means that certain natural gas processing complex located in Uintah County, Utah.

“Uintah Operating Agreement” has the meaning set forth in Section 6.17.

“Vermillion Allocated Value” has the meaning set forth in Section 2.2.

“Vermillion Operating Agreement” has the meaning set forth in the definition of the term “Vermillion Processing Plant” in this Appendix A.

“Vermillion Processing Plant” means that certain gas processing facility known as the Vermillion Gas Processing Plant, located in Section 34, Township 13N, Range 101W, Sweetwater County, Wyoming as defined in that certain Construction and Operating Agreement for Vermillion Gas Processing Plant dated August 21, 1997 (the “Vermillion Operating Agreement”).

“Vermillion ROFR” has the meaning set forth in Section 6.16(a).

“WARN” has the meaning set forth in Section 6.11(o).

“Welcome Letter” has the meaning set forth in Section 6.11(b).

“Wexpro” has the meaning set forth in Section 6.16(a).

“Year-End Financial Statements” has the meaning set forth in Section 4.6(a).

Appendix A-16

MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBITS

EXHIBIT INDEX

Exhibit A	-	Financial Statements
Exhibit B	-	Form of Resignation
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Capital Expenditures
Exhibit E	-	Form of Conveyance Documents
Exhibit F	-	Form of Parent Guaranty

Exhibit Index

Membership Interest Purchase Agreement Exhibits

FORM OF TRANSITION SERVICES AGREEMENT

(See Attached)

TRANSITION SERVICES AGREEMENT

by and between

QEP RESOURCES, INC.

and

TESORO LOGISTICS LP

Dated as of [—], 2014

13.3	Survival of Agreement	13
13.4	Expenses	13
13.5	Notices	13
13.6	Waivers	13
13.7	Amendments	13
13.8	Assignment	14
13.9	Subsidiaries or Affiliates	14
13.10	Third Party Beneficiaries	14
13.11	Title and Headings	14
13.12	Specific Performance	14
13.13	Severability	14
13.14	Force Majeure	14
13.15	Construction	14
13.16	References; Interpretations	15
13.17	Status of Service Provider as Independent Contractor	15

Schedule A – Services provided by QEP to Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries

Schedule B – Services provided by Buyer to QEP or its Subsidiaries

Schedule C – Software and/or services used by QEPFS, the Acquired Company or the Acquired Subsidiaries under QEP’s software licenses

Schedule D – Software and/or services used by QEP under QEPFS’s software licenses

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of [—], 2014, by and between QEP Resources, Inc., a Delaware corporation (“QEP”), and Tesoro Logistics LP, a Delaware limited partnership (“Buyer”), each a “Party” and together, the “Parties”.

R E C I T A L S

WHEREAS, QEP, acting through its direct and indirect subsidiaries, conducts the QEPFS Business (as defined below);

WHEREAS, to effect the sale of the QEPFS Business, QEP Field Services Company, a Delaware corporation and wholly owned subsidiary of QEP (“QEPFS”), and Buyer entered into that certain Membership Interest Purchase Agreement dated as of October 19, 2014 (as amended or otherwise modified from time to time, the “Purchase and Sale Agreement”);

WHEREAS, the Parties desire that if Closing (as defined below) occurs, in order to facilitate the sale of the QEPFS Business, QEP will provide to Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries, as applicable, during the relevant Services Term (as defined below), directly or through QEP’s Affiliates or subcontractors, the QEP Services, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire that if Closing occurs, in order to facilitate the sale of the QEPFS Business, Buyer will provide to QEP and its Subsidiaries (as defined below) during the relevant Services Term, directly or through Buyer’s Affiliates or subcontractors, the Buyer Services (as defined below), all in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Acquired Company” shall have the meaning set forth in the Purchase and Sale Agreement.

“Acquired Subsidiaries” shall have the meaning set forth in the Purchase and Sale Agreement.”

“Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Body or any arbitration or mediation tribunal.

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“Additional Service” shall have the meaning set forth in Section 2.8(b).

“Affiliate” shall have the meaning set forth in the Purchase and Sale Agreement.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Assets” shall have the meaning set forth in the Purchase and Sale Agreement.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Buyer Group” shall mean Buyer, its Affiliates and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Buyer Project Manager” shall have the meaning set forth in Section 2.10.

“Buyer Services” shall mean the limited enumerated services described on Schedule B attached to this Agreement and included herein.

“Closing” shall have the meaning set forth in the Purchase and Sale Agreement.

“Closing Date” shall have the meaning set forth in the Purchase and Sale Agreement.

“Commercially Reasonable Efforts” shall have the meaning set forth in the Purchase and Sale Agreement.

“Company Contract” shall have the meaning set forth in the Purchase and Sale Agreement.

“Confidential Information” shall have the meaning set forth in the Purchase and Sale Agreement.

“Default Interest Rate” shall have the meaning set forth in Section 3.2(b).

“Due Date” shall have the meaning set forth in Section 3.2(a).

“Fee” or “Fees” shall have the meaning set forth in Section 3.1.

“FERC” shall mean the Federal Energy Regulatory Commission, or its successor agency.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, government action or inaction, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

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“Governmental Body” shall have the meaning set forth in the Purchase and Sale Agreement.

“Group” shall mean either the QEP Group or the Buyer Group, as applicable.

“Law” shall have the meaning set forth in the Purchase and Sale Agreement.

“Omitted Service” shall have the meaning set forth in Section 2.8(a).

“Party” shall have the meaning set forth in the preamble hereof.

“Person” shall have the meaning set forth in the Purchase and Sale Agreement.

“Prime Rate” shall mean the prime rate of interest (the base rate on corporate loans) as published under “Money Rates” in The Wall Street Journal.

“Purchase and Sale Agreement” shall have the meaning set forth in the recitals.

“QEP” shall have the meaning set forth in the preamble hereof.

“QEP Group” shall mean QEP, its current and former Affiliates (other than the Acquired Company and the Acquired Subsidiaries) and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“QEP Midstream” means QEP Midstream Partners, LP, a Delaware limited partnership.

“QEP Project Manager” shall have the meaning set forth in Section 2.10.

“QEP Services” shall mean the limited enumerated services described on Schedule A attached to this Agreement and included herein.

“QEPFS” shall have the meaning set forth in the recitals hereto.

“QEPFS Business” means the purchase, sale, gathering, processing, fractionating, treating, compression and transportation of natural gas and related by-products and the gathering and transportation of crude oil, as conducted by Seller and the Acquired Subsidiaries, but only as intended to be conducted by the Acquired Company and the Acquired Subsidiaries at Closing.

“Representatives” shall have the meaning set forth in the Purchase and Sale Agreement.

“Service” shall mean any of the Buyer Services and the QEP Services, as applicable.

“Service Provider” shall mean QEP with respect to the QEP Services, and Buyer with respect to the Buyer Services.

“Service Recipient” shall mean Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries, as applicable, with respect to the QEP Services, and QEP or its Subsidiaries, as applicable, with respect to the Buyer Services.

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“Services Term” shall have the meaning set forth in Section 4.1.

“Subsidiary” shall mean with respect to any Person (i) a corporation, more than fifty percent (50%) of the voting capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof or has the power to elect or direct the election of a majority of the members of the governing body of such entity or has control over such entity (e.g., as the managing partner of a partnership).

2. SERVICES.

2.1 Scope of Services.

(a) Buyer hereby retains QEP to provide, and QEP hereby agrees to provide, the QEP Services to Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries, as designated by Buyer, during the relevant Services Term.

(b) QEP hereby retains Buyer to provide, and Buyer hereby agrees to provide, the Buyer Services to QEP or any of its Subsidiaries, as designated by QEP, during the relevant Services Term.

(c) Notwithstanding anything to the contrary in this Agreement, (i) the QEP Services shall be available to Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries only for the purposes of conducting the QEPFS Business and (ii) the Buyer Services shall be available to QEP or any of its Subsidiaries only for the purposes of conducting QEP’s business, including its exploration and production, midstream and marketing activities.

(d) Nothing in this Agreement shall preclude a Service Recipient from obtaining, in whole or in part, services of any nature that may be obtainable from a Service Provider, from its own employees or from providers other than the Service Provider.

2.2 Provision of Services. The QEP Services may be directly provided by QEP or may be provided through any of its Affiliates or subcontractors, and the Buyer Services may be directly provided by Buyer or may be provided through any of its Affiliates or subcontractors; provided, that prior to subcontracting any of the QEP Services or Buyer Services, as applicable, Service Provider shall give notice to Service Recipient of its intent to subcontract any portion of the Services, that are not specifically listed on the Schedules as currently outsourced or provided by a third party (which notice shall specify the Services proposed to be subcontracted and the identity of the proposed subcontractor) and Service Recipient shall have ten Business Days to determine, in its sole discretion, whether to permit such subcontracting or to cancel such Service.

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2.3 No Financing to Services Recipient. In no event shall a Service Provider or its Affiliates be required to (i) lend any funds to a Service Recipient or its Affiliates; (ii) expend funds for any additional equipment or material or property (real or personal) on behalf of a Service Recipient; or (iii) make any payments or disbursements on behalf of a Service Recipient, except to the extent as required by this Agreement and such Service Recipient has previously delivered to Service Provider sufficient funds to make any such expenditures, payment or disbursement.

2.4 No Assumption or Modification of Obligations. Nothing herein shall be deemed to alter the allocation of Assets and liabilities provided in the Purchase and Sale Agreement.

2.5 Application of Resources. Unless otherwise expressly required under the terms of any relevant Schedule hereto or the Purchase and Sale Agreement, or otherwise agreed to by the Parties in writing, in providing the Services, Service Provider or its Affiliates shall not be obligated to: (i) maintain the employment of any specific employee or subcontractor; (ii) purchase, lease or license any additional (measured as of the even date hereof) equipment or materials (expressly excluding any renewal or extension of any leases or licenses required for Service Provider to perform the relevant Services during the relevant Services Term); or (iii) pay any of Service Recipient’s costs related to its or any of its Affiliates’ receipt of the Services.

2.6 Performance of Services. Subject to the other terms (i) in this Agreement setting forth and circumscribing Service Provider’s performance obligations hereunder (including in Sections 2.1, 2.2, 2.3, 2.5, 2.7, 2.8, 2.9 and 6), and (ii) in the relevant Schedules hereto, each Service Provider shall perform, or cause the applicable members of its Group or any of its Affiliates or subcontractors to perform, the Services required to be provided by it hereunder in a manner specifically described in the relevant Schedules hereto, or, to the extent not so described in such Schedules, in a manner that is substantially the same in nature, accuracy, quality, completeness, timeliness, responsiveness and efficiency with how such relevant Services, if any, have been rendered consistent with the past practices of that Service Provider prior to the Closing Date.

2.7 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and agree that notwithstanding anything to the contrary herein, each Service Provider may make changes from time-to-time in the manner of performing the Services if such Service Provider is making similar changes in performing similar services for itself and/or its Affiliates; provided that Service Provider must provide Service Recipient with at least thirty (30) days prior written notice of any such material changes.

2.8 Omitted Services; Additional Services; Extension of Services Terms.

(a) Omitted Services. If, after the Closing Date and prior to [—], 2014, a Party identifies a service that the other Party (or a member of such other Party’s Group) previously provided to such first Party (or any of its Affiliates) prior to the Closing Date, but such service was omitted from inclusion in the Services to be received by such first Party under this Agreement (an “Omitted Service”), then, upon the prior written consent of the Party that would be the Service Provider of such Omitted Service (which consent shall not be unreasonably conditioned, delayed or withheld) and the execution of an amendment as provided in the next sentence, such Omitted Service shall be added and considered as part of the Services to be provided by such Service Provider. The Parties shall cooperate and act in good faith to reach agreement on the fees and other specific terms and conditions applicable to such Omitted Service; provided that if such Omitted Service is substantially similar to any other Service provided by Service Provider under this Agreement, such fees and other specific terms and conditions shall be substantially similar to the fees and other specific terms and conditions applicable to such other Services. Upon the Parties agreement on the fees and other specific terms and conditions applicable to an Omitted Service, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additional and supplemental Schedules, in order to describe such Omitted Service and the agreement upon the related fees and other specific terms and conditions applicable thereto.

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(b) Additional Services; Extension of Services Terms. In the event that the Parties identify and agree upon (i) an additional service to be provided under this Agreement, as well as the related fees and other specific terms and conditions applicable thereto (an “Additional Service”), or (ii) an extension of any particular Service Term for any Service, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additional and supplemental Schedules, in order to describe such Additional Service or extension, and the agreed upon related fees and other specific terms and conditions applicable thereto.

2.9 Impracticability. Subject to the provisions of Section 2.11, Service Provider shall not be required to provide any Service to the extent: (a) that the performance of the Services would (i) require Service Provider or any of its Affiliates to violate any applicable Laws (including any applicable codes or standards of conduct established by FERC or any other Governmental Body with respect to their activities subject to the jurisdiction of FERC or such other Governmental Body) or any internal policy reasonably adopted in order to comply with any applicable Laws; (ii) result in the breach of any software license, lease, or other contract applicable to such Service Provider; or (iii) require prior approval of a Governmental Body (except to the extent such approval has already been obtained); or (b) as provided under Section 13.14 with respect to a Force Majeure event.

2.10 Project Managers. QEP shall designate to Buyer at least one individual to whom all of Buyer’s communications may be addressed with respect to the QEP Services and who has authority to act for and bind QEP in all aspects with respect to the QEP Services (the “QEP Project Manager”). Buyer shall designate to QEP at least one individual to whom all of QEP’s communications may be addressed with respect to the Buyer Services and who has authority to act for and bind Buyer in all aspects with respect to the Buyer Services (the “Buyer Project Manager”). The initial QEP Project Manager designated by QEP shall be [—] and the initial Buyer Project Manager designated by Buyer shall be [—].

2.11 Cooperation. In the event that there is nonperformance of any Service as a result of (i) a Force Majeure event described in Section 13.14, or (ii) impracticability pursuant to Section 2.9, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Service Recipient may obtain, at its sole cost and expense, the Service so affected. The Parties and the members of their respective Groups shall cooperate with each other in connection with the performance of the Services, including producing on a timely basis all contracts, documents and other information that are reasonably requested with respect to the performance of Services; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and the members of their respective Groups; and provided, further, that the Party requesting cooperation shall pay all reasonable out-of-pocket costs and expenses incurred by the Party or any members of its Group furnishing such requested cooperation, unless otherwise expressly provided in this Agreement or the Purchase and Sale Agreement.

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2.12 Good Faith Mutual Assistance. The Parties agree that they cannot contemplate the extent and nature of all necessary Services that may be needed during the transition period, and that from time to time additional Services and consultation may be necessary between the Parties. The Parties agree to cooperate in good faith to assist each other in areas not specifically identified in the Schedules attached hereto, provided, however, that the Party rendering Services shall be reasonably compensated for such additional Services provided.

3. PRICING.

3.1 Fees. In consideration of Service Provider’s performance of the relevant Services, Service Recipient shall pay to Service Provider the fee for such services set forth on the Schedules hereto, which fee shall not include any overhead burden applied to any portion of such service (individually a “Fee” and collectively the “Fees”). Out-of-pocket and other expenses shall be billed at cost, with no escalation or overhead burdens.

3.2 Invoices; Payment Procedures.

(a) Service Provider shall invoice Service Recipient on a monthly basis for all Fees accrued with respect to the prior month. Fees shall be payable by Service Recipient within thirty (30) days after Service Recipient’s receipt of an invoice (the “Due Date”). All amounts (i) payable pursuant to the terms of this Agreement shall be paid to Service Provider as directed by Service Provider, and (ii) due and payable hereunder shall be invoiced and paid in U.S. dollars, except as may be expressly provided in any relevant Schedule hereto. A Service Recipient’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising, except against amounts due under this Agreement.

(b) Interest. In the absence of a timely notice of billing dispute in accordance with the provisions of Section 3.2, amounts not paid on or before the Due Date shall be payable with interest, accrued at a rate of five percent (5%) or the maximum legal rate, whichever is lower (the “Default Interest Rate”), calculated for the actual number of days elapsed, accrued from the Due Date until the date of the actual receipt of payment.

(c) Taxes. If any Governmental Body shall impose a tax on the Services rendered to a Service Recipient or its Affiliates by Service Provider hereunder, Service Recipient agrees to pay, or remit to Service Provider so that Service Provider may pay, the amount of such tax imposed on the Services rendered to Service Recipient or its Affiliates by Service Provider under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Service Recipient shall have no liability for, and shall not be obligated to pay for, any property taxes of any kind or type applicable to the property of Service Provider or any of its Affiliates or any income taxes of any kind or type applicable to the income of Service Provider or any of its Affiliates in providing such Services to a Service Recipient, except as may be expressly provided in any relevant Schedule hereto.

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3.3 Payment Disputes. In the event that Service Recipient disputes any invoice or portion thereof, Service Recipient shall, prior to the Due Date, provide Service Provider written notice of the disputed amounts, together with a statement of the particulars of the dispute, including, to the extent practicable, the calculations with respect to any errors or inaccuracies claimed. Any such dispute shall be resolved by the Parties in accordance with the procedures set forth in Section 2.4(c) of the Purchase and Sale Agreement. Within five (5) Business Days after determination or resolution of the dispute, Service Recipient shall remit (if it has underpaid the actual amount due) or Service Provider shall remit (if it has overpaid the actual amount due) the amount as determined to the other Party. In the event that any payment required by this Section 3.3 is not made by the appropriate Party when due, such payment shall accrue interest from the date such payment was due at the Default Interest Rate.

3.4 Expenses. In addition to the payment of all Fees, Service Recipient shall reimburse Service Provider for all reasonable out-of-pocket costs and expenses incurred by Service Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) to the extent that such costs and expenses are not reflected in the Fees for such Services; provided, however, any expense exceeding $5,000 per month for any Service (including business travel and related expenses) shall require advance approval of Service Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to Service Recipient in accordance with Service Provider’s then applicable business travel policies.

4. SERVICES TERM; TERMINATION.

4.1 Services Term. The performance of the Services shall commence on the Closing Date and, unless earlier terminated pursuant to Sections 4.2 or 4.3, shall terminate no later than [—], 2015, unless an earlier date is expressly stated in any relevant Schedule attached hereto (the “Services Term”).

4.2 Termination. This Agreement or any specific Service, as specified below in this Section 4.2, may be terminated prior to the expiration of the relevant Services Term only as follows:

(a) with respect to all QEP Services, or any particular QEP Service, by Buyer by giving a termination notice to QEP, provided that the termination will be effective twenty (20) days following receipt of notice of such termination notice;

(b) with respect to all Buyer Services, or any particular Buyer Service, by QEP by giving a termination notice to Buyer, provided that the termination will be effective twenty (20) days following receipt of notice of such termination;

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(c) with respect to all Services that are adversely affected by a breach, by the non-breaching Party if the other Party fails to observe or perform in any material respect any term, obligation, or condition of this Agreement and the defaulting Party does not cure such failure within fifteen (15) days after written demand by the first Party, provided that if the defaulting Party begins promptly and diligently to cure such breach in accordance with this provision and such breach is not capable of being cured within such 15-day period, the defaulting Party shall have up to an additional fifteen (15) days to cure such breach if it demonstrates that it is reasonably capable of curing such breach within such additional 15-day period;

(d) with respect to the entire Agreement, by either Party if the other Party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or rearrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other Party and is not dismissed within thirty (30) days after the filing, or if a receiver or trustee is appointed for all or a material portion of the property or assets used by the other Party to perform Services hereunder; or

(e) with respect to all Services that are adversely affected by a Force Majeure event, by Service Recipient if Service Provider fails to perform in any material respect its obligation to perform any Service as a result of circumstances of Force Majeure and such Force Majeure event continues to exist for at least sixty (60) consecutive days.

4.3 Rights and Obligations Upon Termination.

Upon expiration of the Services Term or in the event of a termination pursuant to Section 4.2, no Party, nor any of its Affiliates, shall have any liability or further obligation to any other Party or any of its Affiliates pursuant to this Agreement, except: (i) that the provisions of Sections 3 (to the extent of amounts accrued thereunder through the date of such expiration or termination), 4, 5, 6, 7, 9, 10, 11, 12 and 13 (as well as in each case associated defined terms) shall survive any such expiration or termination and not be extinguished thereby; and (ii) any Party nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other Party of any agreement, covenant, representation, warranty, or indemnity contained in this Agreement that occurs prior to such expiration or termination.

4.4 Sharing of Certain Existing Licenses.

(a) Prior to the Closing Date, QEPFS, as a wholly-owned subsidiary of QEP, has utilized certain software licenses pursuant to agreements or accounts between QEP and the vendor of such software. Such licenses are described or set forth on Schedule C attached to this Agreement and included herein. With respect to the licenses described or set forth on Schedule C, QEP shall notify the vendor of such software that such licenses are being shared with the Acquired Company, the Acquired Subsidiaries, Buyer or its general partner for an interim period. Each of the Parties hereto agrees to use its respective commercially reasonable efforts to assist the other Party (at no cost to the other Party) in obtaining any third party consents that are required in connection with such sharing.

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(b) Prior to the Closing Date, QEP, as the sole stockholder and parent of QEPFS, has utilized certain software licenses pursuant to agreements or accounts between QEPFS and the vendor of such software, which licenses are to be conveyed to the Acquired Company or the Acquired Subsidiaries, as applicable, at Closing. Such licenses are described or set forth on Schedule D attached to this Agreement and included herein. With respect to the licenses described or set forth on Schedule D, Buyer shall notify the vendor of such software that such licenses are being shared with QEP for an interim period. Each of the Parties hereto agrees to use its respective commercially reasonable efforts to assist the other Party (at no cost to the other Party) in obtaining any third party consents that are required in connection with such sharing.

5. RETURN OF LEASED PROPERTY OR LICENSED SOFTWARE. Service Recipient shall be liable for all costs and expenses incurred by Service Provider or any of its Affiliates resulting from any delay or failure of Service Recipient to return to Service Provider or any licensor, as applicable, any leased property or licensed software that is included as part of the Services provided to such Service Recipient.

6. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.6 OR OTHERWISE IN ANY SCHEDULE HERETO, EACH PARTY ACKNOWLEDGES AND AGREES (a) THAT ALL SERVICES ARE PROVIDED BY SERVICE PROVIDER ON AN “AS IS” BASIS, AND (b) THAT NEITHER SERVICE PROVIDER NOR ANY MEMBER OF ITS GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED, TO SERVICE RECIPIENT OR ANY OF ITS AFFILIATES WITH RESPECT TO THE SERVICES, ANY EQUIPMENT OR MATERIALS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

7. BOOKS AND RECORDS; AUDITS.

7.1 Books and Records. Each Party shall use Commercially Reasonable Efforts to keep and maintain books, records, accounts and other documents sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement. Such records shall include receipts, invoices, memoranda, vouchers, inventories, timesheets and accounts pertaining to the Services, as well as complete copies of all contracts, purchase orders, service agreements and other such arrangements entered into in connection therewith.

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7.2 Audit of Performance. Each Party shall have access to and the right to inspect all records maintained by the other Party directly related to the Services, as is reasonably necessary for the purposes of verifying the other Party’s compliance with this Agreement, including auditing and verifying costs or expenses claimed to be due and payable hereunder. Such access shall be available at reasonable times on Business Days during normal business hours and under reasonable conditions with a minimum of at least ten (10) days prior written notice. Each Party shall keep and preserve all such records for a period of at least three (3) years from and after the end of the relevant Services Term.

8. COMPLIANCE WITH LAWS AND GOVERNMENTAL REQUIREMENTS. Each Party shall be responsible for compliance with all Laws affecting its respective business. Each Service Recipient shall be responsible for any use such Service Recipient may make of the Services to assist it in complying with applicable Laws. Each Service Provider shall comply with all Laws applicable to the provision by it of the Services hereunder.

9. LIMITATION OF LIABILITY; INDEMNITY.

9.1 Service Provider’s Limitation of Liability. In no event shall a Service Provider or any member of its Group have any liability to a Service Recipient or any member of its Group whether under this Agreement or otherwise in connection with performance hereunder, including for any error in judgment or any act or omission, except as a result of the gross negligence or willful misconduct of Service Provider or any member of its Group. In addition, none of QEP, Buyer or any member of their respective Groups shall be liable for any loss of profits, loss of business, loss of use or of data, interruption of business, or for indirect, special, punitive, exemplary, incidental or consequential damages of any kind whether under this Agreement or otherwise in connection with performance hereunder, even if the other Party has been advised of the possibility of such damages, other than indirect, special, punitive, exemplary, incidental or consequential damages awarded to a third party against an indemnified party in accordance with this Section 9.

9.2 Service Recipient Indemnity. Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider and each member of its respective Group from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by Service Provider or any member of its Group as a result of or in connection with any third party claims arising from the performance of the Services rendered hereunder by Service Provider or any member of its Group on Service Recipient’s behalf, except to the extent such third party claims are based in whole or in part on the gross negligence or willful misconduct of Service Provider or any member of its Group in performing the Services.

9.3 Service Provider Indemnity. Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient and each member of its Group from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorney’s fees) suffered or incurred by Service Recipient or any member of its Group as a result of, or in connection with, any third party claims to the extent caused by the gross negligence or willful misconduct of Service Provider or any member of its Group in performing the Services on Service Recipient’s behalf. In no event shall the aggregate liability of Service Provider and its Group to Service Recipient and its Group for any damages concerning the performance or nonperformance of the Services by Service Provider or any member of its Group or any other matter arising out of, or related to, this Agreement (regardless of whether any such claim for such damages is based in contract or in tort) exceed the amounts actually paid to Service Provider by Service Recipient pursuant to this Agreement.

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9.4 Procedures. Any claim for indemnification under this Section 9 shall be governed by, and be subject to, the provisions of Article 10 of the Purchase and Sale Agreement, which provisions are hereby incorporated by reference into this Agreement.

10. DISPUTE RESOLUTION.

10.1 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the state of Colorado without regard to principles of conflicts of law which would require the application of the laws of another jurisdiction.

10.2 Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Federal Courts of the United States of America located in Denver, Colorado and appropriate appellate courts therefrom, and each Party hereby irrevocably agrees that any dispute, controversy or claim arising out of or relating to this Agreement may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection that they may now or hereafter have to the laying of venue of any such dispute, controversy or claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute, controversy or claim. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.3 Waiver of Jury Trial. Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

11. PROPERTY RIGHTS.

11.1 The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all intellectual property rights). Notwithstanding any materials, deliverables, or other products that may be created or developed by Service Provider or its Affiliates from the date hereof through the expiration or termination of the Services Term, Service Provider does not hereby convey, nor does Service Recipient or any of its Affiliates hereby obtain, any right, title, or interest in or to any of Service Provider’s or any of its Affiliates’ equipment, materials, deliverables, products, or any other rights or property used to provide the Services. Other than as provided in the Purchase and Sale Agreement, all customer and personnel data, files and input and output materials and the media upon which they are located that are supplied by Service Recipient or any of its Affiliates in connection with this Agreement shall remain Service Recipient’s or such Affiliate’s property, respectively, and Service Provider shall not have any rights or interests with respect thereto.

12. CONFIDENTIAL INFORMATION. Any Confidential Information received by either Party or its Affiliates from the other Party or any of its Affiliates in connection with this Agreement shall be governed by, and be subject to, the provisions of Section 6.3 of the Purchase and Sale Agreement, which provisions are hereby incorporated by reference into this Agreement.

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13. MISCELLANEOUS.

13.1 Complete Agreement. This Agreement (including, for purposes of certainty, the Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule hereto, the terms and conditions of such Schedule shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase and Sale Agreement, the terms and conditions of this Agreement shall control.

13.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

13.3 Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive from the Effective Date and remain in full force and effect in accordance with their applicable terms.

13.4 Expenses. Except as otherwise expressly provided in this Agreement, the Parties agree that all expenses incurred and directly related to the Services contemplated hereby shall be borne and paid by the Person incurring such expenses.

13.5 Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given as required pursuant to Section 12.2 of the Purchase and Sale Agreement.

13.6 Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by either Party, as applicable, by an instrument signed by such party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.7 Amendments. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

13

13.8 Assignment. Except as otherwise expressly provided for in this Agreement, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

13.9 Subsidiaries or Affiliates. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Closing Date.

13.10 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

13.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedy or relief to which they may be entitled. If any action is brought to enforce this Agreement against a Party, such Party shall waive the defense that there is an adequate remedy at law.

13.13 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

13.14 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

13.15 Construction. The Parties acknowledge that (a) QEP and Buyer have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) QEP and Buyer and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

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13.16 References; Interpretations. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:

(a) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(b) references in this Agreement to Sections and Schedules shall be deemed references to Sections of, and Schedules attached to, this Agreement; and

(c) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement.

13.17 Status of Service Provider as Independent Contractor. Each Service Recipient expressly acknowledges that each Service Provider, its Affiliates, and each of their respective employees, agents, subcontractors and representatives are “independent contractors,” and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, joint venture or other similar relationship between any Service Recipient and Service Provider, its Affiliates, or each of their respective employees, agents, subcontractors and representatives. In addition, each Service Provider shall have the authority and responsibility to elect the means, manner and method of performing the Services required to be provided by it under this Agreement. This Agreement shall not be interpreted or construed to create an association, joint venture, partnership, or agency between the Parties or to impose any partnership or fiduciary obligation or related liability upon any Party.

[Signature Page Follows]

15

IN WITNESS WHEREOF, the Parties caused this Transition Services Agreement to be duly executed as of the day and year first above written.

QEP RESOURCES, INC.

By:
Name:	Charles B. Stanley
Title:	Chairman, President and Chief Executive Officer

TESORO LOGISTICS LP

By: Tesoro Logistics GP, LLC, its general partner

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

SCHEDULES TO TRANSITION SERVICES AGREEMENT

[To come]

Exhibit E-1 to Purchase and Sale Agreement

Membership Interest Purchase Agreement

Exhibit E-1

Form of Conveyance Documents

E-1. CONTRIBUTION, CONVEYANCE AND ASSUMPTION

AGREEMENT

Exhibit E-1 to Purchase and Sale Agreement

CONTRIBUTION, CONVEYANCE AND ASSUMPTION

AGREEMENT

between

QEP FIELD SERVICES COMPANY

and

QEP FIELD SERVICES, LLC

Dated [—], 2014

Exhibit E-1 to Purchase and Sale Agreement

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is dated [—], 2014, and is between QEP Field Services Company, a Delaware corporation (“Field Services”), and QEP Field Services, LLC, a Delaware limited liability company (“QEPFS”).

RECITALS

Field Services formed QEPFS under the terms of the Delaware Limited Liability Company Act and is the record and beneficial owner of 100% of the issued and outstanding membership interests of QEPFS.

Field Services is the record and beneficial owner of 100% of the issued and outstanding membership interests (the “GP Interests”) of QEP Midstream Partners GP, LLC, a Delaware limited liability company (the “General Partner”) and the sole general partner of QEP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”). The General Partner owns a 2.0% general partner interest in the Partnership and 100% of the Partnership’s incentive distribution rights.

Field Services is the record and beneficial owner of (i) 3,701,750 common units representing limited partner interests in the Partnership (“Common Units”) and (ii) 26,705,000 Subordinated Units (collectively, the “Partnership Interests”).

Field Services is the record and beneficial owner of 38% of the issued and outstanding membership interests (the “UBFS Interests”) of Uintah Basin Field Services, L.L.C., a Delaware limited liability company (“UBFS”).

Field Services is the record and beneficial owner of 60% of the issued and outstanding membership interests (the “Green River Interests”) of Green River Processing, LLC, a Delaware limited liability company (“Green River”).

The Board of Directors of Field Services desires to contribute, convey and transfer (1) the GP Interests, (2) the Partnership Interests, (3) the UBFS Interests and (4) the Green River Interests (collectively, the “Contributed Assets”) to QEPFS, as a capital contribution.

The parties have taken all corporate and limited liability company action required to approve the transactions contemplated by this Agreement.

AGREEMENT

In consideration of the mutual promises made in this Agreement, the parties therefore agree as follows:

Article 1

DEFINITIONS

In addition to the terms defined in the introductory paragraph and the recitals of this Agreement, for purposes of this Agreement, the capitalized terms have the meanings set forth in Appendix A.

Article 2

CONTRIBUTION AND MEMBERSHIPS

2.1 Contribution by Field Services of the Contributed Assets to QEPFS. As of the Effective Time, Field Services hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to QEPFS, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the Contributed Assets, as a capital contribution, and QEPFS hereby accepts the Contributed Assets as a capital contribution to the capital of QEPFS.

1

Exhibit E-1 to Purchase and Sale Agreement

2.2 Membership – GP Agreement. Immediately following the Effective Time and notwithstanding anything in the Limited Liability Company Agreement of the General Partner, dated April 19, 2013 (the “GP Agreement”), to the contrary, and according to contributions made in this Agreement, (1) QEPFS is hereby admitted as the sole member of the General Partner and agrees that it is bound by the GP Agreement as the sole member of the General Partner; (2) Field Services hereby ceases to be the sole member of the General Partner immediately following QEPFS’s admission as described in (1); and (3) the General Partner hereby continues without dissolution with QEPFS as sole member.

2.3 Membership – GRP and UBFS. Immediately following the Effective Time and notwithstanding anything in the GRP LLC Agreement or the UBFS LLC Agreement to the contrary, as applicable, and according to the contributions made in this Agreement, (1) QEPFS is hereby admitted as a member of each of Green River and UBFS and agrees that it is bound by the GRP LLC Agreement and the UBFS LLC Agreement, in each case as a member; (2) Field Services hereby ceases to be a member of each of Green River and UBFS immediately following QEPFS’s admission to each as described in (2); and (3) both Green River and UBFS continue without dissolution with QEPFS as a member of each. Contemporaneously with the contributions contained in the Agreement, QEPFS shall sign and deliver to the members of UBFS and Green River the notices attached as Exhibit A and Exhibit B, as applicable.

Article 3

FURTHER ASSURANCES

From time to time after the Effective Time, and without any further consideration, the parties agree to execute, acknowledge and deliver all additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all other acts and things, all in accordance with applicable law, as may be necessary or appropriate (1) more fully to assure that the applicable parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (2) more fully and effectively to vest in the applicable parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (3) more fully and effectively to carry out the purposes and intent of this Agreement.

Article 4

EFFECTIVE TIME

Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article 2 of this Agreement shall be operative or have any effect until the Effective Time.

Article 5

MISCELLANEOUS

5.1 Headings. The headings of the sections contained herein are for convenience only and do not constitute a part of this Agreement.

2

Exhibit E-1 to Purchase and Sale Agreement

5.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

5.3 No Third Party Rights. The provisions of this Agreement are intended to bind the parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

5.4 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

5.5 Choice of Law. This Agreement shall be subject to and governed by the laws of the state of Delaware. Each party submits to the jurisdiction of the state and federal courts in the state of Delaware and to venue in the state and federal courts in New Castle County, Delaware.

5.6 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter of this Agreement, the contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provisions or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

5.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties and shall be designated on its face as an amendment to this Agreement.

5.8 Integration. This Agreement and the instruments referenced in this Agreement supersede all previous understandings or agreements among the parties, whether oral or written, with respect to the subject matter of this Agreement and the instruments. This Agreement and the instruments contain the entire understanding of the parties with respect to the subject matter of this Agreement and the instruments. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment executed by the parties after the date of this Agreement.

5.9 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced in this Agreement.

[SIGNATURE PAGE FOLLOWS]

3

Exhibit E-1 to Purchase and Sale Agreement

The parties are signing this Agreement on the date first written above.

QEP FIELD SERVICES COMPANY

By:
Charles B. Stanley
President and Chief Executive Officer

QEP FIELD SERVICES, LLC

By:
Richard J. Doleshek
Executive Vice President and Chief Financial Officer

[Signature Page to Contribution, Conveyance and Assumption Agreement]

Exhibit E-1 to Purchase and Sale Agreement

APPENDIX A

Attached to the Contribution, Conveyance and Assumption Agreement, dated [—], 2014, between QEP Field Services Company, a Delaware corporation, and QEP Field Services, LLC, a Delaware limited liability company.

“Agreement” has the meaning assigned to that term in the preamble.

“Common Units” has the meaning assigned to that term in the recitals. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit according to the terms of the Partnership Agreement.

“Contributed Assets” has the meaning assigned to that term in the recitals.

“Effective Time” means [12:01] a.m. on [—], 2014.

“Field Services” has the meaning assigned to that term in the preamble.

“General Partner” has the meaning assigned to that term in the recitals.

“GP Agreement” has the meaning assigned to that term in section 2.2.

“GP Interests” has the meaning assigned to that term in the recitals.

“Green River” has the meaning assigned to that term in the recitals.

“Green River Interests” has the meaning assigned to that term in the recitals.

“GRP LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Green River, dated effective as of July 1, 2014.

“Partnership” has the meaning assigned to that term in the recitals.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 14, 2013.

“Partnership Interests” has the meaning assigned to that term in the recitals.

“Subordinated Units” means a limited partner interest in the Partnership having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until that conversion occurs.

“UBFS” has the meaning assigned to that term in the recitals.

“UBFS LLC Agreement” means that certain Limited Liability Company Operating Agreement of Uintah Basin Field Services, L.L.C., dated December 1, 2005.

“UBFS Interests” has the meaning assigned to that term in the recitals.

Appendix A	1

Exhibit E-1 to Purchase and Sale Agreement

EXHIBIT A

Attached to the Contribution, Conveyance and Assumption Agreement, dated [—], 2014, between QEP Field Services Company, a Delaware corporation, and QEP Field Services, LLC, a Delaware limited liability company.

TRANSFER OF INTEREST

This Transfer of Interest Agreement (“Agreement”) is dated [—], 2014, between QEP Field Services Company, a Delaware corporation (“Field Services”), and QEP Field Services LLC, a Delaware limited liability company (“QEPFS”).

RECITALS

Field Services formed QEPFS under the terms of the Delaware Limited Liability Company Act and is the record and beneficial owner of 100% of the issued and outstanding membership interests in QEPFS.

Field Services is the record and beneficial owner of 60% of the issued and outstanding membership interests (the “Green River Interests”) of Green River Processing, LLC, a Delaware limited liability company (“Green River”).

Field Services agreed to transfer the Green River Interests to QEPFS as of 12:01 am on [            ], 2014, (the “Effective Time”) pursuant to that certain Contribution, Conveyance and Assignment Agreement, dated [            ], 2014, by and between QEPFS and Field Services.

Under Article 2.1 of the Amended and Restated Limited Liability Company Agreement of Green River Processing, LLC, dated effective as of July 1, 2014 (the “Green River LLC Agreement”) this conveyance would qualify as a “Permitted Transfer.”

However, according to Section 9.1 of the Green River LLC Agreement, this “Transfer shall not be permitted unless and until the purchaser, assignee, donee or transferee thereof unconditionally agrees in writing to take and accept such Interest subject to all of the restrictions, terms and conditions contained in the Green River LLC Agreement, as if such purchaser, assignee, donee or transferee were a signatory party hereto.”

AGREEMENT

Effective as of the Effective Time, QEPFS unconditionally agrees to take and accept the Green River Interests subject to all of the restrictions, terms and conditions contained in the Green River LLC Agreement, as if QEPFS were a signatory party thereto.

QEP FIELD SERVICES, LLC

By:
Richard J. Doleshek Executive Vice President and Chief Financial Officer

Exhibit A – 1

Exhibit E-2 to Purchase and Sale Agreement

EXHIBIT B

Attached to the Contribution, Conveyance and Assumption Agreement, dated [—], 2014, between QEP Field Services Company, a Delaware corporation, and QEP Field Services, LLC, a Delaware limited liability company.

DISPOSITION OF MEMBERSHIP INTEREST TO AFFILIATE AGREEMENT

This Disposition of Membership Interest Agreement (“Agreement”) is dated [—], 2014, between QEP Field Services Company, a Delaware corporation (“Field Services”), and QEP Field Services LLC, a Delaware limited liability company (“QEPFS”).

RECITALS

Field Services formed QEPFS under the terms of the Delaware Limited Liability Company Act and is the record and beneficial owner of 100% of the issued and outstanding membership interests of QEPFS.

Field Services is the record and beneficial owner of 38% of the issued and outstanding membership interests (the “UBFS Interests”) of Uintah Basin Field Services, L.L.C., a Delaware limited liability company (“UBFS”).

Field Services agreed to transfer the UBFS Interests to QEPFS as of 12:01 am on [            ], 2014, (the “Effective Time”) pursuant to that certain Contribution, Conveyance and Assignment Agreement, dated [            ], 2014, by and between QEPFS and Field Services.

According to Section 5.1 of the Limited Liability Company Operating Agreement of Uintah Basin Field Services, L.L.C. dated December 1, 2005 (the “UBFS LLC Agreement”), Field Services may effect this transfer “provided that such contemporaneously with the Disposition of such Membership Interest: the Affiliate to whom such membership interest is Disposed shall deliver to each of the other Members a written agreement pursuant to which such Affiliate agrees to be bound by all the terms and provisions of [the UBFS LLC Agreement] and to assume and agree to perform and discharge the obligations and liabilities which are attributable to the Membership Interest acquired by such affiliate.”

AGREEMENT

Effective as of the Effective Time, QEPFS agrees to be bound by all the terms and provisions of the UBFS LLC Agreement and to assume and agree to perform and discharge the obligations and liabilities which are attributable to the UBFS Interest acquired by QEPFS.

QEP FIELD SERVICES, LLC

By:
Richard J. Doleshek Executive Vice President and Chief Financial Officer

Exhibit B – 1

Exhibit E-2 to Purchase and Sale Agreement

Membership Interest Purchase Agreement

Exhibit E-2

Form of Conveyance Documents

E-2. ASSIGNMENT AND BILL OF SALE

Exhibit E-2 to Purchase and Sale Agreement

ASSIGNMENT AND BILL OF SALE

between

QEP FIELD SERVICES COMPANY

and

QEP FIELD SERVICES, LLC

Dated [—], 2014

Exhibit E-2 to Purchase and Sale Agreement

ASSIGNMENT AND BILL OF SALE

(Uinta Basin Gathering System, Vermillion Plant, Iron Horse/Stagecoach Processing Complex, and the 24B/Red Wash Processing Facility)

This assignment and bill of sale (the “Assignment”) is dated [—], 2014, and is between QEP FIELD SERVICES COMPANY, a Delaware corporation (“Assignor”), and QEP FIELD SERVICES, LLC, a Delaware limited liability company, 1050 17th Street Suite 800, Denver, CO 80265 (“Assignee”).

RECITALS

Assignor owns whole or partial interests in natural gas gathering systems and natural gas processing plants located in Colorado, Utah and Wyoming, and assets, properties, rights and interests related to these facilities, which Assignor desires to assign to the Assignee. Assignee is a wholly owned subsidiary of Assignor.

AGREEMENT

In consideration of the mutual promises made in this Assignment, the parties therefore agree as follows:

1. Definitions. For purposes of this Assignment, the following definitions apply:

“Acquired Subsidiary” has the meaning set forth in the Purchase Agreement.

“Assigned Agreements” means the Contracts, Permits and Property Agreements.

“Assigned Assets” means the Contracts, Facilities, Permits, Personal Property, Plants, Property Agreements and System.

“Assignee” has the meaning set forth in the preamble.

“Assignment” has the meaning set forth in the preamble.

“Assignor” has the meaning set forth in the preamble.

“Assignor’s Business” means all physical assets, contract rights, and other interests owned by Assignor related to purchasing, selling, gathering, transporting, fractionating, treating, compressing and processing natural gas and related services provided by Assignor and associated with the System and Plants.

“Assumed Liabilities” means, other than the Retained Liabilities, all claims, costs, expenses, obligations and liabilities, known or unknown, arising from, based upon, related to or associated with the Total Assets (including the Assigned Assets), Assignor’s Business, the Total Business, Assignor, or any Acquired Subsidiary, regardless of whether such claims, costs, expenses, obligations and liabilities arose prior to, on or after the Effective Date, including obligations and liabilities relating in any manner to (i) the ownership, development, operation, use or maintenance of the Total Assets or the transporting, treating and processing of hydrocarbons through the Total Assets, (ii) any liabilities or obligations for any breach or default by Assignor, Assignee or an Acquired Subsidiary under a Company Contract, (iii) the cleanup and/or remediation of the Total Assets in accordance with applicable contracts and laws and (iv) as contemplated by Section 6.22 of the Purchase Agreement, the Existing Litigation Matters.

“Company Consents” has the meaning set forth in the Purchase Agreement, to the extent applicable to the Assigned Assets.

“Company Contract” has the meaning set forth in the Purchase Agreement.

“Contracts” means the contracts of Assignor that are used in the conduct of Assignor’s Business, contracts used in the ownership, operation, maintenance, repair or replacement of the Assigned Assets, processing and fractionation agreements, purchase and sale agreements, agreements relating to the marketing of natural gas and natural gas liquid (“NGL”), master service agreements, construction contracts and office leases, all confidentiality agreements executed by Assignor or its affiliates with third-parties in connection with Assignor’s proposed sale of the Total Business, including the specific contracts listed on Exhibit A.

1

Exhibit E-2 to Purchase and Sale Agreement

“Effective Date” means [—], 2014.

“Existing Litigation Matters” has the meaning set forth in the Purchase Agreement.

“Facilities” means facilities, fixtures, compressors, pipes, pipeline interconnect facilities, storage tanks, personal property, buildings, fixtures, refrigeration and cryogenic processing facilities, and improvements, including, without limitation, all natural gas, NGL and water pipelines with appurtenances (including, without limitation, valves, fittings, metering equipment, electrical cables, cathodic equipment, communications equipment, compressor equipment, dehydration equipment, structures and booster equipment), fences, gates, locks, block valves, check valves, pipeline markers, signs, test stations, inlet stations, regulators, pump stations, launching stations, and receiving stations and appurtenant machinery, equipment and facilities owned by Assignor and used in connection with Assignor’s Business, including the specific assets listed on Exhibit B.

“Hydrocarbon” has the meaning set forth in the Purchase Agreement.

“Permits” means permits, licenses and authorizations of governmental entities used by Assignor in Assignor’s Business, or in the ownership, operation, maintenance, repair, replacement, use or ownership of the Facilities, Plants, Property Agreements and System, including the environmental permits listed in Exhibit C.

“Permitted Liens” has the meaning set forth in the Purchase Agreement, to the extent applicable to the Facilities, Personal Property, Plants and System.

“Personal Property” means (1) all spare parts, supplies, and other inventory held by Assignor for future use in Assignor’s Business; (2) all furniture, tools, motor vehicles, machinery and equipment (to the extent not included in Facilities) and other tangible personal property of Assignor that are used in the conduct of Assignor’s Business; (3) all unexpired warranties, claims, rights, or causes of action that Assignor may have against third parties that relate to the Assigned Assets or Assignor’s Business; (4) any and all line pack, gas, crude oil, gas and crude oil inventories, NGLs and other Hydrocarbons located in the Facilities or the Plants and in inventory, (5) the items set forth in the second sentence of Section 4.22 of the Purchase Agreement and (6) all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Assignor in relation to Assignor’s Business, including those listed on Exhibit F.

“Plants” mean the Vermillion Plant and the Uintah Basin Complex, which consists of the Iron Horse/Stagecoach Processing Complex and the 24B/Red Wash Processing Facility, as further described in Exhibit D.

“Post-Effective Date Approvals” has the meaning set forth in Section 6(c).

“Property Agreements” means (1) the easements, rights-of-way agreements, option agreements, use agreements and similar type land-related agreements of Assignor that are used in Assignor’s Business or in connection with the ownership, operation, maintenance, repair or replacement of the Assigned Assets; (2) fee interests in real property owned by Assignor relating to the Assigned Assets; (3) leases and other similar interests covering real property that are owned or held by Assignor and used in the conduct of Assignor’s Business or in the ownership, operation, maintenance, repair or replacement of the Assigned Assets, including the agreements listed on Exhibit E.

2

Exhibit E-2 to Purchase and Sale Agreement

“Purchase Agreement” means the Membership Interest Purchase Agreement dated as of October 19, 2014, between QEP Field Services Company and Tesoro Logistics LP.

“Retained Liabilities” has the meaning set forth in the Purchase Agreement.

“System” means the Uinta Basin Gathering System, as further described in Exhibit D.

“Total Assets” has the meaning given to the term “Assets” in the Purchase Agreement.

“Total Business” has the meaning given to the term “Business” in the Purchase Agreement.

2. Transfer, Sale and Assignment by Assignor. As of the Effective Date, Assignor hereby sells, conveys, grants, assigns, transfers, and delivers to Assignee all of Assignor’s rights, title, and interests in and to the Assigned Assets and the Assumed Liabilities.

3. Assumption by Assignee. As of the Effective Date, Assignee accepts the assignment by Assignor pursuant to Section 2 of this Assignment and agrees to assume and pay, perform, fulfill and discharge (or cause to be paid, performed, fulfilled or discharged) all the duties and obligations of Assignor under the Assigned Assets and the Assumed Liabilities.

4. Limitations on Conveyance.

(a) This Assignment shall not convey any of Assignor’s rights, title or interests in (i) any property or assets of Assignor other than the Assigned Assets and (ii) any claims, costs, expenses, obligations and liabilities other than the Assumed Liabilities.

(b) To the extent any Assigned Asset cannot be assigned or otherwise transferred to Assignee as of the Effective Date due to the outstanding consent or approval of another person or entity required for such assignment of transfer, this Assignment shall not be deemed to assign such asset as of the Effective Date. Assignor shall use all reasonable efforts to obtain any outstanding consents or approvals related to the Assigned Assets as of the Effective Date until all such consents or approvals are obtained. Assignee shall reasonably cooperate with Assignor in fulfilling Assignor’s obligations to obtain such consents or approvals. During the period before such consent or approval is obtained, Assignor and Assignee shall use their reasonable efforts to take such actions as may be possible without violation or breach of any such nonassignable items to effectively grant the Assignee the economic benefits of, and impose upon the Assignee the economic burdens of, such items (other than the Retained Liabilities). Upon receipt of any such consent or approval, the applicable Assigned Asset shall be assigned or transferred to Assignor in the same fashion and manner as required by Sections 2 and 3 of this Assignment.

5. Condition. Assignee accepts the Facilities and Personal Property “AS IS,” “WHERE IS,” “WITH ALL FAULTS,” and without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever, including, but not limited to, any warranty as to the fitness for a particular purpose or merchantability, except for (a) the representations and warranties expressly set forth herein, and (b) third-party warranties and guaranties transferred to Assignee under this Assignment.

6. Representations and Warranties. As of the Effective Date, Assignor represents and warrants to Assignee as follows:

(a) Assignor is the owner or lessee of the Facilities, Personal Property, Plants and System, and, after the Effective Date, Assignee will be the owner or lessee of the Facilities, Personal Property, Plants and System, free and clear of all liens and encumbrances, other than the Permitted Liens.

(b) Assignor has the full right, power and authority to transfer and deliver to Assignee its right, title, and interest in the Assigned Assets and the Assumed Liabilities.

3

Exhibit E-2 to Purchase and Sale Agreement

(c) With the exception of (i) the Company Consents, which will be delivered on the Effective Date, and (ii) any consent, approval, action, filing, or notice that is required to be obtained or made after completion of the transfer of the Assigned Assets, which are set forth on Exhibit G (the “Post-Effective Date Approvals”), no consent, approval or action of, filing with, or notice to, any governmental authority or other third party on the part of Assignor is required in connection with the execution, delivery and performance of this Assignment. Assignor shall use all reasonable efforts to make application for the Post-Effective Date Approvals on the Effective Date or as soon thereafter as is reasonably practicable, and Assignor’s obligations to take these actions and to obtain the Post-Effective Date Approvals shall survive closing of the transfer contemplated hereunder and shall be a continuing obligation until all requisite Post-Effective Approvals are obtained. Assignee shall reasonably cooperate with Assignor in fulfilling Assignor’s obligations to effect the Post-Effective Date Approvals.

(d) Each of the Assigned Agreements is in full force and effect, and, after the Effective Date, will be in full force and effect, and Assignor has performed all of the obligations required to be performed by it, is entitled to all of the benefits under, and is not in material default in respect of, any of the Assigned Agreements. After the Effective Date, Assignee will be entitled to all benefits under each of the Assigned Agreements.

(e) There exists no default or event of default or event, occurrence, condition or act with respect to Assignor or, to the knowledge of Assignor, with respect to any counterparty to any Assigned Agreement, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a material default or event of default under any Assigned Agreement.

7. General Provisions.

(a) Notwithstanding anything contained in this Assignment to the contrary, none of the provisions of Sections 2 or 3 of this Assignment shall be operative or have any effect until the Effective Date.

(b) The headings of the sections contained herein are for convenience only and do not constitute a part of this Assignment.

(c) This Assignment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(d) The provisions of this Assignment are intended to bind the parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Assignment.

(e) This Assignment may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. An electronic signature or a signature page delivered in “PDF” format or by facsimile shall be deemed an original and binding upon the party against which enforcement is sought.

(f) This Assignment shall be subject to and governed by the laws of the state of Delaware. Each party submits to the jurisdiction of the state and federal courts in the state of Delaware and to venue in the state and federal courts in New Castle County, Delaware.

(g) If any of the provisions of this Assignment are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter of this Assignment, the contravention or invalidity shall not invalidate the entire Agreement. Instead, this Assignment shall be construed as if it did not contain the particular provisions or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Assignment at the time of execution of this Assignment.

4

Exhibit E-2 to Purchase and Sale Agreement

(h) This Assignment may be amended or modified from time to time only by the written agreement of all the parties and shall be designated on its face as an amendment to this Assignment.

(i) This Assignment and the instruments referenced in this Assignment supersede all previous understandings or agreements among the parties, whether oral or written, with respect to the subject matter of this Assignment and the instruments. This Assignment and the instruments contain the entire understanding of the parties with respect to the subject matter of this Assignment and the instruments. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Assignment unless it is contained in a written amendment executed by the parties after the date of this Assignment.

(j) To the extent required and permitted by applicable law, this Assignment shall also constitute a “bill of sale, “deed” or “assignment” of the assets and interests referenced in this Assignment.

(k) For purposes of recording the transfer of the Property Agreements in the real property records of each applicable county, the parties shall execute and record a reduced version of this Assignment substantially in the form attached as Exhibit H with respect to those Property Agreements located in the applicable county. The recording of the reduced versions of this Assignment in multiple counties shall not limit the parties’ rights or obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

5

Exhibit E-2 to Purchase and Sale Agreement

The parties are signing this Assignment on the date first written above.

QEP FIELD SERVICES COMPANY

By:
Charles B. Stanley
Chairman, President and CEO

QEP FIELD SERVICES, LLC

By:
Perry H. Richards
Senior Vice President

STATE OF COLORADO

COUNTY OF DENVER

This instrument was acknowledged before me on              , 2014, by Charles B. Stanley, Chairman, President and CEO of QEP Field Services Company, a Delaware corporation, on behalf of the corporation.

Notary Public

Residing at:

My commission expires:

STATE OF COLORADO

COUNTY OF DENVER

This instrument was acknowledged before me on             , 2014, by Perry H. Richards, Senior Vice President of QEP Field Services, LLC, a Delaware limited liability company on behalf of the company.

Notary Public

Residing at:

My commission expires:

[Signature Page to Assignment and Bill of Sale]

Membership Interest Purchase Agreement Exhibits

FORM OF PARENT GUARANTY

(See Attached)

GUARANTY

This GUARANTY, is made and entered into as of [            ], 2014, by QEP RESOURCES INC., a Delaware corporation with its principal offices at 1050 17th Street, Suite 500, Denver, Colorado 80265 (“Guarantor”), in favor of TESORO LOGISTICS LP, a Delaware limited partnership, with its principal offices at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (the “Beneficiary”).

RECITALS

A.	QEP Field Services Company, a Delaware corporation (the “Seller”), and Beneficiary have entered into that certain Membership Interest Purchase Agreement dated as of October 19, 2014 (as supplemented, modified, amended or replaced from time to time, the “Agreement”).

B.	The Seller and its affiliates and the Beneficiary and its affiliates are parties to certain other agreements required to be executed and delivered in connection with the Agreement (collectively with the Agreement, the “Transaction Agreements”).

C.	Guarantor is the ultimate holding company of the Seller, and as such, Guarantor has benefitted and may reasonably be expected to benefit from Beneficiary entering into the Agreement with Seller.

D.	Seller has requested that Guarantor provide this Guaranty in favor of the Beneficiary in connection with Seller’s obligations under the Agreement.

NOW, THEREFORE, in consideration of Beneficiary’s agreement to enter into the Agreement with the Seller and for then good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor does hereby covenant and agree as follows:

AGREEMENT

1. Guaranty.

(a) Guarantor hereby unconditionally, absolutely and (subject to the express provisions hereof with respect to termination) irrevocably guarantees the punctual payment and performance when due, whether upon demand, at stated maturity, upon acceleration or otherwise, of Seller’s obligations arising under the Transaction Agreements (including any payment obligations arising on account of the indemnification obligations of Seller under the Agreement), as the Transaction Agreements may be amended or modified by agreement in writing between Seller and the Beneficiary from time to time (collectively, the “Guaranteed Obligations”). Notwithstanding any other provision of this Guaranty to the contrary, in no event shall Guarantor’s obligations and liabilities to Beneficiary hereunder exceed Seller’s obligations and liabilities to Beneficiary as set forth in the Transaction Agreements.

(b) Guarantor shall reimburse the Beneficiary for all sums paid to the Beneficiary by Seller with respect to such Guaranteed Obligations which the Beneficiary is subsequently required to return to Seller or a representative of Seller’s creditors as a result of Seller’s bankruptcy, insolvency, liquidation, or similar proceeding.

(c) This Guaranty shall be a continuing guaranty of all of the Guaranteed Obligations and shall apply to and secure any ultimate balance due or remaining unpaid to the Beneficiary with respect to the Guaranteed Obligations; and this Guaranty shall not be considered as wholly or partially satisfied by the payment at any time of any sum of money if any Guaranteed Obligations remain unpaid to the Beneficiary.

Exhibit F – 1

(d) This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary on the insolvency, bankruptcy or reorganization of Seller or Guarantor or otherwise, all as though such payment had not been made.

(f) Subject to Section 2(g), if, after the closing of the transactions contemplated by the Agreement, Guarantor merges or consolidates with or into any other entity, or dissolves, liquidates, sells, assigns, transfers or otherwise disposes of all or substantially all of the assets owned by Guarantor, directly or indirectly, to any other entity, then such entity shall assume in writing all of Guarantor’s obligations under this Guaranty, and shall be deemed to have assumed all of Guarantor’s obligations under this Guaranty, and shall be directly liable to Beneficiary hereunder with respect to same, from and after the date of any such merger, consolidation, sale, assignment, transfer or disposition. Promptly following the closing of any such merger, consolidation, sale, assignment transfer or disposition, Guarantor shall provide Beneficiary with notice of such merger, consolidation, sale, assignment, transfer or disposition together with a copy of the assuming entity’s assumption of the Guarantor’s obligations hereunder.

(g) If a disposition of assets and distribution of proceeds would result in the consolidated net worth of the Guarantor being less than three billion United States dollars ($3,000,000,000), Guarantor shall, at least ten (10) business days prior to such disposition and distribution, cause affiliates of Guarantor, which when combined with the remaining net worth of Guarantor, will have a consolidated net worth of at least three billion United States Dollars ($3,000,000,000), if such affiliates of Guarantor exist, to agree in writing to assume all of Guarantor’s obligations under this Guaranty and to be jointly and severally liable with Guarantor and directly liable to Beneficiary hereunder with respect to same.

2. Guaranty Absolute. The liability of Guarantor under this Guaranty shall be absolute and unconditional, and shall not be limited, lessened or discharged by any act on the part of the Beneficiary or matter or thing irrespective of, without limitation:

(a) any incapacity or disability or lack or limitation of status or power of Seller or that Seller may not be a legal entity;

(b) the bankruptcy or insolvency of Seller;

(c) any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guaranteed Obligations or the rights of the Beneficiary with respect thereto;

(d) any lack of validity or enforceability of the Transaction Agreements;

(e) any discontinuance of or any reduction, increase or other variation of credit granted to Seller or any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment, modification, extension, renewal or waiver of or any consent to or other acquiescence in the departure from the terms of the Transaction Agreements, regardless of whether this Guaranty is in effect at such time; or

Exhibit F – 2

(f) any change in the name, constitution or capacity of Seller, or Seller being merged with another entity, in which case this Guaranty shall apply to the liabilities of the resulting entity, and the term “Seller” shall include such resulting corporation;

Any account settled or stated by or between the Beneficiary and Seller shall be accepted by Guarantor in the absence of manifest error, as conclusive evidence that the balance or amount thereof thereby appearing due by Seller to the Beneficiary, is so due.

The obligations of Guarantor hereunder are several and are primary obligations for which Guarantor is the principal obligor. There are no conditions precedent to the enforcement of this Guaranty except as expressly contained herein. It shall not be necessary for the Beneficiary, in order to enforce payment or performance by Guarantor under this Guaranty, to exhaust any of its remedies or recourse against Seller, any other guarantor, or any other person liable for the payment or performance when due and shall apply regardless of whether recovery of all such Guaranteed Obligations may be discharged or uncollectible in any bankruptcy, insolvency or other proceeding, or be otherwise unenforceable. A separate action or actions may be brought and prosecuted against Guarantor with respect to the Guaranteed Obligations whether action is brought against the Seller or whether the Seller be joined in any such action or actions; provided, however, that except for the defenses of (i) lack of authority, (ii) failure of consideration, and (iii) discharge as a result of bankruptcy, Guarantor reserves all defenses and limitations of liability of Seller in the Transaction Agreements.

3. Waiver. Guarantor hereby waives:

(a) notice of acceptance of this Guaranty, notice of the creation or existence of any of the Guaranteed Obligations and notice of any action by the Beneficiary in reliance hereon or in connection herewith;

(b) notice of the entry into the Transaction Agreements between Seller and the Beneficiary and notice of any amendments, supplements or modifications thereto; or any waiver or consent under the Transaction Agreements, including waivers of the payment or performance of the obligations thereunder;

(c) notice of any increase, reduction or rearrangement of Seller’s obligations under the Transaction Agreements or notice of any extension of time for the payment of any sums due and payable to the Beneficiary under the Transaction Agreements;

(d) except as expressly set forth herein, presentment, demand for payment or performance, notice of dishonor or nonpayment, protest and notice of protest or any other notice of any other kind with respect to the Guaranteed Obligations;

(e) any requirement that suit be brought against, or any other action by the Beneficiary be taken against, or any notice of default or other notice to be given to, or any demand be made on Sellers or any other person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against Guarantor;

(f) any other circumstance (including, without limitation, the failure to obtain from any intended guarantor, other than Guarantor, a valid guaranty and any release and discharge of any other guarantor or surety for the Guaranteed Obligations) which might otherwise constitute a defense, set-off or counterclaim available to, or a legal or equitable discharge of, Seller in respect of the Guaranteed Obligations or Guarantor in respect of this Guaranty (other than the defense of indefeasible payment in full), all of which are hereby expressly waived by Guarantor;

Exhibit F – 3

(g) the waiver, surrender, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Seller under the Agreement;

(h) the failure to give notice to Guarantor of the occurrence of a Default under the Agreement;

(i) the taking or the omission of any of the actions referred to in the Agreement including any acceleration of sums owing thereunder;

(j) any failure, omission, delay or lack on the part of Beneficiary to enforce, assert or exercise any right, power of remedy conferred on it in the Agreement;

(k) any duty of Beneficiary to advise Guarantor of the financial condition of the Seller and of all other circumstances bearing upon the risk of nonpayment of amounts owing under the Agreement which diligent inquiry would reveal, as Guarantor assumes responsibility for being and remaining informed regarding such conditions or any such circumstances; and

(l) if other individuals or entities are added as a “Guarantor” under this Guaranty, each person comprising Guarantor hereby waives, any rights such person has or may have under C.R.S. § 13-50-102 or § 13-50-103 (or under any corresponding future statute or rule of law in any jurisdiction) by reason of any release of fewer than all of the persons or parties comprising Guarantor.

4. Subrogation. Guarantor shall be subrogated to all rights of the Beneficiary against Seller in respect of any amounts paid by Guarantor pursuant to the Guaranty, provided that Guarantor waives any rights it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code 11 U.S.C. § 509, or otherwise), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Beneficiary against Seller or any collateral which the Beneficiary now has or acquires, until all of the Guaranteed Obligations shall have been irrevocably and indefeasibly paid to the Beneficiary in full. If (a) Guarantor shall perform and shall make payment to the Beneficiary of all or any part of the Guaranteed Obligations, and (b) all the Guaranteed Obligations shall have been indefeasibly paid in full, the Beneficiary shall, at Guarantor’s request, execute and deliver to Guarantor appropriate documents necessary to evidence the transfer by subrogation to Guarantor of any interest in the Guaranteed Obligations resulting from such payment of Guarantor.

5. Notices. All notices and other communications that are required or may be given pursuant to this Guaranty must be given in writing, in English and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to the Beneficiary:

Tesoro Logistics LP

19100 Ridgewood Parkway

San Antonio, TX 78259

Attn: Vice President, General Counsel

Exhibit F – 4

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

600 Travis Street, Suite 7500

Houston, TX 77002

Attn: David L. Ronn

If to Guarantor:

1050 17th Street

Suite 500

Denver, Colorado 80265

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, 37th Floor

Houston, Texas 77002

Attn: Michael E. Dillard

Each party may change its address for notice by notice to the other parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

6. Demand and Payment. Any demand by the Beneficiary for payment or performance hereunder shall be in writing, reference this Guaranty, reference the Guaranteed Obligations, and be signed by a duly authorized officer of the Beneficiary and delivered to Guarantor pursuant to Section 5 hereof. There are no other requirements of notice, presentment or demand. Guarantor shall pay, or cause to be paid, such Guaranteed Obligations within ten (10) business days of receipt of such demand, unless, within such ten (10) business day period, the default giving rise to such demand has been remedied.

7. No Waiver; Remedies. Except as to applicable statutes of limitation, no failure on the part of the Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive to any remedies provided by law.

8. Term; Termination. This Guaranty shall be and continue to be in full force and effect from the Effective Date (as defined immediately above the signature lines hereof) until the date the Guaranteed Obligations have been fully and indefeasibly paid. Such termination shall not release Guarantor from liability for any Guaranteed Obligations arising prior to the effective date of such termination (unless indefeasibly paid in full). If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Seller or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.

9. Assignment; Successors and Assigns. Neither party may assign or delegate any of their respective rights or obligations hereunder without the prior written consent of the other party. Any assignment that does not comply with the terms of this Section 9 shall be deemed null and void and of no force or effect. This Guaranty shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns.

Exhibit F – 5

10. Amendments, etc. No amendment or other modification of the terms of this Guaranty shall be effective unless in writing and signed by Guarantor and the Beneficiary and stating that it is expressly intended to give effect to the applicable amendment or modification hereto. No waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless such waiver shall refer to this Guaranty, be in writing and be signed by the Beneficiary and Guarantor. Any such waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

11. Captions. The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions.

12. Representations and Warranties. Guarantor represents and warrants as follows:

(a) Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to execute, deliver and perform this Guaranty.

(b) The execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action and do not contravene (i) Guarantor’s constitutional documents or (ii) any contractual restriction binding on Guarantor or its assets, except to the extent, in the case of clause (ii), such contravention would not have a Material Adverse Effect (as defined in the Agreement).

(c) This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against it by the Beneficiary in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general equity principals.

All of the representations and warranties of Guarantor contained herein shall survive the execution and delivery of this Guaranty.

13. Judgment Currency. The obligation of Guarantor hereunder to make payments in any currency of payment and account shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Beneficiary of the full amount of such currency of payment and account so payable and accordingly the obligation of Guarantor shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the other currency of the amount (if any) by which such effective receipt shall fall short of the full amount of such currency of payment and account so payable and shall not be affected by any judgment being obtained for any other sums due hereunder.

14. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

Exhibit F – 6

15. Jurisdiction. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATED TO THIS GUARANTY SHALL BE LITIGATED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO OR ANY COLORADO STATE COURT SITTING IN DENVER, COLORADO, SO LONG AS ONE OF SUCH COURTS SHALL HAVE SUBJECT MATTER JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, AND THAT ANY CAUSE OF ACTION ARISING OUT OF THIS GUARANTY SHALL BE DEEMED TO HAVE ARISEN FROM A TRANSACTION OF BUSINESS IN THE STATE OF COLORADO, AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 5 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION, AND (iii) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

17. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

[Signature page follows immediately]

Exhibit F – 7

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer effective as of this             day of             , 2014 (the “Effective Date”).

QEP RESOURCES INC., a Delaware corporation

By:
Name:
Title:

TESORO LOGISTICS LP, a Delaware limited partnership By: Tesoro Logistics GP, LLC, a Delaware limited liability company and its general partner

By:
Name:
Title:

Exhibit F – 8

MEMBERSHIP INTEREST PURCHASE AGREEMENT

DISCLOSURE SCHEDULES

Unless the context otherwise requires, all capitalized terms used in these Disclosure Schedules shall have the respective meanings assigned to them in the Agreement. No disclosure in these Disclosure Schedules relating to any possible breach or violation of any agreement or applicable Law shall be construed as an admission or indication vis-a-vis third parties that any breach or violation exists or has actually occurred. These Disclosure Schedules and the information and disclosures contained herein are intended only to respond to, qualify or limit the representations, warranties and covenants of the Seller contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of representation, warranty or covenant.

The contents of all documents referred to in these Disclosure Schedules are incorporated by reference in these Disclosure Schedules as though fully set forth herein. Reference to any agreement shall be deemed to include any amendments, extensions or renewals thereto. The bold-faced headings contained in these Disclosure Schedules are included for convenience only, and are not intended to limit the effect of the disclosures contained in these Disclosure Schedules or to expand the scope of the information required to be disclosed in these Disclosure Schedules.

Except as otherwise stated herein or in the Agreement, all information and disclosures contained herein are made as of the date of the Agreement and their accuracy is confirmed only as of that date and not at any time thereafter, except as otherwise provided in the Agreement. Any fact or item that is disclosed in one schedule of these Disclosure Schedules shall be deemed to be disclosed in the other schedules as to which the applicability is reasonably apparent from the face of the section without additional information, notwithstanding the omission of a reference or cross-reference thereto.

Notes made within these Disclosure Schedules that refer to other schedules (for example, in the case of Schedule 3.8, “See Schedules 4.2 and 4.17”) shall be deemed to incorporate those items referenced in the other schedule of these Disclosure Schedules on the schedule for which the note appears.

DISCLOSURE SCHEDULE INDEX

Schedule 2.2	Vermillion and UBFS Allocated Values
Schedule 2.3	Illustrative Calculation of Aggregate Adjustment
Schedule 3.1	Seller Knowledge Individuals
Schedule 3.8	Approvals
Schedule 4.1	Existence and Qualification
Schedule 4.2	Company Consents
Schedule 4.3	Capitalization
Schedule 4.4	Subsidiaries
Schedule 4.5	Litigation
Schedule 4.6	Financial Statements
Schedule 4.7	Absence of Certain Changes
Schedule 4.8	Taxes
Schedule 4.9	Permits
Schedule 4.10(a)(i)	Contracts – Indentures, Mortgages, Loans or Similar Contracts
Schedule 4.10(a)(ii)	Contracts – Hedges
Schedule 4.10(a)(iii)	Contracts – Guarantees
Schedule 4.10(a)(iv)(A)	Contracts – Revenue-Side Contracts
Schedule 4.10(a)(iv)(B)	Contracts – Expense-Side Contracts
Schedule 4.10(a)(v)	Contracts – Indemnities Outside Ordinary Course of Business
Schedule 4.10(a)(vi)	Contracts – Contracts that May Limit Competition in a Geographic Area
Schedule 4.10(b)	Contracts – Validity & Validity at Closing
Schedule 4.10(c)	Contracts – Bonds, Letters of Credit, Guarantees
Schedule 4.11	Environmental Matters
Schedule 4.12(a)	Regulatory Matters – NGA, NGPA & ICC
Schedule 4.12(b)	Regulatory Matters – Jurisdictional Status
Schedule 4.12(c)	Regulatory Matters – Material Licenses, Permits, Etc.
Schedule 4.13	Intellectual Property
Schedule 4.15	Sufficiency of Assets
Schedule 4.17(a)	Real Property Assets – Owned Real Property
Schedule 4.17(b)	Real Property Assets – Leased Real Property
Schedule 4.17(c)	Real Property Assets – Easements
Schedule 4.17(e)	Real Property Assets – Plants & Pipelines – Gaps and Continuity
Schedule 4.19(a)	Insurance – Policies
Schedule 4.19(b)	Insurance – Invalid Policies
Schedule 4.21	Employee Benefit Plans
Schedule 4.24	Transactions with Interested Persons
Schedule 4.25	Liabilities Since Balance Sheet Date
Schedule 5.5	Purchaser Knowledge Individuals
Schedule 6.11(e)	Deferred Compensation Plan Participants
Schedule 6.11(i)	Severance Benefits
Schedule 6.12	Affiliate Arrangements
Schedule 6.22	Existing Litigation Matters
Schedule 8.2(f)	Resignations
Schedule A-1	Business Employee Claim

Membership Interest Purchase Agreement Disclosure Schedules

Schedule 2.2

VERMILLION AND UBFS ALLOCATED VALUES

Vermillion Allocated Value	$89,000,000.
UBFS Allocated Value	$16,000,000.

Disclosure Schedule 2.2

Membership Interest Purchase Agreement Disclosure Schedules

Schedule 2.3

ILLUSTRATIVE CALCULATION OF AGGREGATE ADJUSTMENT

See attached table.

Disclosure Schedule 2.3

Schedule 2.3 Aggregate Adjustment as of the Balance Sheet Date (as if the Balance Sheet Date were the Closing Date).

	As of June 30, 2014 (Unaudited)
	Field Services (GAAP) Unconsolidated	Haynesville	Field Services Less Haynesville Unconsolidated
Cash	$(758,218)	$—	$(758,218)
Accounts Receivable	$51,184,403	$71,240	$51,113,163
Affiliate Accounts Receivable	$58,575,541	$8,881,275	$49,694,266
Income Tax Receivable	$13,159,188	$3,900,000	$9,259,188
Materials & Supplies Inventory	$8,331,039	$178,710	$8,152,329
Deferred Income Taxes Current	$3,295,926	$21,658	$3,274,268
Imbalance Current	$11,293,149	$777,333	$10,515,815
Prepaids & Other Current Assets	$1,963,352	$178,710	$1,784,642

Total Current Assets	$147,044,379	$14,008,926	$133,035,452
Accounts Payable & Accrued Expenses	$44,724,867	$1,612,846	$43,112,020
Accounts Payable Related Parties	$30,295,201	$1,726,278	$28,568,923
Deferred Revenue	$55,499	$—	$55,499
Accrued Compensation	$3,670,042	$516,977	$3,153,066
Other Accrued Taxes	$3,977,434	$1,161,196	$2,816,238
Imbalance Current	$11,293,149	$777,333	$10,515,815
Other Current Liabilities	$1,200,000	$—	$1,200,000

Total Current Liabilities	$95,216,191	$5,794,630	$89,421,561
Net Working Capital Per GAAP	$51,828,188	$8,214,296	$43,613,892

Adjustments to GAAP Working Capital
Less: Closing Date Aggregate Capital Expenditures Accruals	$6,289,644	$15,766	$6,273,878
Less: Accounts Receivable Parent	$(37,814,757)	$(5,326,738)	$(32,488,019)
Less: Income Tax Receivable	$(13,159,188)	$(3,900,000)	$(9,259,188)
Less: Deferred Tax Liability (Asset)	$(3,295,926)	$(21,658)	$(3,274,268)
Less: Deferred Asset Form 10	$(1,041,862)	$—	$(1,041,862)
Less: Accounts Payable Parent	$7,178,473	$1,004,986	$6,173,487
Less: Accrued Compensation & Retention	$9,497,162	$1,332,761	$8,164,400
Less: Retained Taxes & Contingency	$5,177,434	$1,161,196	$4,016,238

Adjusted Net Working Capital	$24,659,168	$2,480,609	$22,178,558

*	Field Services Unconsolidated excludes QEP Midstream.
*	Note that if Vermillion Process Plant is excluded from this transaction, the value of working capital will be excluded in the above calculation.

Disclosure Schedule 2.3